Exhibit 10.62

**Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

AGREEMENT OF PURCHASE AND SALE

May 25, 2012

BETWEEN:

LANXESS INC.

-and-

BIOAMBER SARNIA INC.

*Confidential Treatment Requested

1.	DEFINITIONS	- 1 -

2.	PURCHASE PRICE	- 5 -

3.	VENDOR’S DELIVERIES	- 6 -

4.	CLOSING	- 6 -

5.	ADJUSTMENT OF PURCHASE PRICE	- 6 -

6.	VENDOR’S REPRESENTATIONS AND WARRANTIES	- 7 -

7.	PURCHASER’S REPRESENTATIONS AND WARRANTIES	- 8 -

8.	VENDOR’S COVENANTS	- 9 -

9.	PURCHASER’S CONDITIONS	- 9 -

10.	VENDOR’S CONDITIONS	- 10 -

11.	PURCHASER’S LAYOUT/HAZOP PLANS AND VENDOR’S DEMOLITION	- 10 -

12.	CONSTRUCTION OF BUILDING, EQUIPMENT AND FIXTURES	- 13 -

13.	ENVIRONMENTAL CONDITION OF THE LANDS	- 14 -

14.	BIOINDUSTRIAL PARK MANDATORY AND OPTIONAL ANCILLARY SERVICES AGREEMENTS	- 15 -

15.	EASEMENTS AND UTILITIES	- 16 -

16.	VENDOR’S RIGHT TO REACQUIRE THE LANDS IF DELAY IN CONSTRUCTION	- 19 -

17.	CLOSING CONDITIONS	- 20 -

18.	TITLE	- 21 -

19.	ADJUSTMENTS	- 22 -

20.	HARMONIZED SALES TAX	- 22 -

21.	MAJOR CHANGES	- 23 -

22.	PARTIES’ OPTIONS AND RIGHTS OF FIRST REFUSAL	- 23 -

23.	MISCELLANEOUS	- 28 -

24.	CONFIDENTIALITY	- 32 -

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SCHEDULE “A”	- 35 -
DESCRIPTION OF LANDS AND EASEMENTS

SCHEDULE “B”	- 37 -
VENDOR’S BIOINDUSTRIAL PARK – SKETCH

SCHEDULE “C”	- 38 -
PERMITTED ENCUMBRANCES

*Confidential Treatment Requested

ii

SCHEDULE “D”	- 39 -
VENDOR’S BIOINDUSTRIAL PARK RULES

SCHEDULE “E”	- 63 -
FORM OF STEAM SUPPLY AGREEMENT

SCHEDULE “F”	- 106 -
GENERAL TERMS APPLICABLE TO EASEMENTS
FOR PIPELINES AND FACILITIES

SCHEDULE “G”	- 108 -
VENDOR’S PROPOSED PROPERTY DISPOSITION PLAN

SCHEDULE “H”	- 109 -
RULES OF ARBITRATION

SCHEDULE “I”	- 117 -
RELOCATION/DEMOLITION
SCOPE OF WORK

SCHEDULE “J”	- 122 -
FORM OF RESTRICTIVE COVENANT

SCHEDULE “K”	- 127 -
EXISTING SERVICES AND IMPROVEMENTS TO BE RETAINED FOR DEVELOPMENT OF PLANT

SCHEDULE “L”	- 128 -
PURCHASER’S EARLY WORKS

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iii

AGREEMENT OF PURCHASE AND SALE

BETWEEN:

LANXESS INC., a corporation incorporated under the laws of Canada, with offices at P.O. Box 3001, 1265 Vidal Street South, Sarnia, Ontario, Canada

(hereinafter the “Vendor”)

-and-

BIOAMBER SARNIA INC., a corporation incorporated under the laws of Canada, with offices at 1250, Rene-Levesque Blvd West, Suite 4110, Montreal, Quebec, Canada H3B 4W8

(hereinafter the “Purchaser”)

(each a “Party”, and collectively the “Parties”)

WHEREAS the Vendor owns the lands more particularly described in section 1 of Schedule “A” annexed hereto consisting of approximately eleven (11) acres (the “Lands”);

AND WHEREAS the Purchaser is interested in purchasing the Lands from the Vendor and the Vendor is interested in selling the Lands to the Purchaser in order for the Purchaser to build, construct, operate and maintain a plant for the production of bio-based succinic acid products and all related improvements and apparatus on the terms and conditions hereinafter set forth;

AND WHEREAS the Lands are situate within the vicinity of the Vendor’s BioIndustrial Park (as defined hereinafter); and

AND WHEREAS the Parties are currently engaged in negotiations for the supply of steam and other services by the Vendor to the Purchaser in order for the Purchaser to operate the Plant (as defined hereinafter) on the Lands;

NOW THEREFORE in consideration of the payments set out below and the mutual covenants hereinafter set forth and other good and valuable, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1	“Acceptance” has the respective meaning ascribed to it in sections 22.1(b), 22.4(b) and 22.10(b) herein;

1.2	“Agreed Standard” means the minimum extent of removal, environmental remediation and/or other action that is required to prevent, at the lowest possible cost, any relevant Material Site Conditions from materially impeding, impairing or interfering with the Purchaser’s construction or operation of the Plant;

1.3	“Agreement” means this agreement of purchase and sale between LANXESS Inc., as seller, and BioAmber Sarnia Inc., as buyer;

1.4

“AMEC Current Environmental Report” means the environmental report with respect to the Lands prepared by the Environmental Consultant dated the 8th day of December, 2011 as same may be amended, supplemented and updated from time to time to the date of this Agreement;

1.5	“BioIndustrial Park Mandatory Ancillary Services Agreement” is the agreement as described in section 14.1 herein;

1.6	“BioIndustrial Park Optional Ancillary Services Agreement” is the agreement as described in section 14.2 herein;

1.7	“Block 2” has the meaning ascribed to it in section 22.1(a) herein;

*Confidential Treatment Requested

1.8	“Block 2 Agreement of Purchase and Sale” has the meaning ascribed to it in section 22.2(b) herein;

1.9	“Block 2 Lease” has the meaning ascribed to it in section 22.3 herein;

1.10	“Block 2 Purchase Price” has the meaning ascribed to it in section 22.2(a) herein;

1.11	“Block 3” has the meaning ascribed to it in section 22.5 herein;

1.12	“Block 5 Notice” has the meaning ascribed to it in section 22.9 herein;

1.13	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Ontario;

1.14	“City of Sarnia Final Consent” means the date on which the Secretary of the City of Sarnia Committee of Adjustment has issued a certificate of final consent to the severance of the Lands under subsection 53(42) of the Planning Act (Ontario) so as to permit the transfer of the Lands from the Vendor to the Purchaser;

1.15	“Closing” means the completion of the purchase and sale of the Lands contemplated by this Agreement;

1.16	“Closing Date” has the meaning ascribed to it in section 4.1 herein;

1.17	“Conditional Commencement Date” has the meaning ascribed to it in section 11.2(b) herein;

1.18	“Conditional Consent” has the meaning ascribed to it in section 17.1 herein;

1.19	“Contaminant” has the meaning ascribed to it in the Ontario Environmental Protection Act R.S.O. 1990 Chapter E.19 as amended to the date of this Agreement, and “Contamination” has a corresponding meaning;

1.20	“Deposit” has the meaning ascribed to it in section 2.1(i) herein;

1.21	“Environment” means the components of the earth and includes:

(a)	air, land and water;

(b)	all layers of the atmosphere;

(c)	all organic and inorganic matter and living organisms; and

(d)	the interacting natural systems that include components referred to in subclasses (a), (b) and (c) above.

1.22	“Environmental Consultant” means AMEC Earth & Environmental, a division of AMEC Americas Limited;

1.23	“Environmental Law(s)” means, as such exist at the date of this Agreement, all applicable and legally enforceable federal and provincial statutes, municipal and local laws, common law, deed restrictions, by-laws, regulations, codes, licences, permits, orders and decisions rendered by any Governmental Authority having jurisdiction over the Lands relating to the protection of the environment, natural resources, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Contaminant;

1.24	“EPC Contract” means the definitive and legally binding contract to be entered into by the Purchaser with a reputable and qualified engineering, procurement and construction contractor, for the engineering, procurement and construction of the Plant;

1.25	“ETA” means the Excise Tax Act (Canada);

*Confidential Treatment Requested

1.26	“Governmental Authority” means any federal, provincial, municipal, county or regional government or governmental authority or other law, regulation or rule making entity, and includes any court, department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing.

1.27	“Hazardous Material” means and includes:

(a)	any asbestos, PCBs or dioxins, or insulation or other materials composed of or containing asbestos, PCBs or dioxins; and

(b)	any hazardous, toxic, or dangerous waste, substance, material or recyclable as those terms are defined under Environmental Laws, or in or under any Law regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance, material or recyclable, as now or at any time hereafter in effect.

1.28	“HST” means all taxes payable under the ETA or under any provincial legislation similar to the ETA and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

1.29	“Lands” has the meaning ascribed to it in the first recital paragraph herein;

1.30	“Lands Reference Plan” means Reference Plan of Survey No. 25-9996;

1.31	“Laws” means all federal, provincial, local and municipal statutes, laws, by-laws, rules, orders (including court orders) regulations, directives, permits, licenses, authorizations and approvals in effect from time to time and made or issued by Governmental Authorities having jurisdiction over the Parties, any of the Lands, any facilities located on any of the Lands, or any of them.

1.32	“Major Change” means any planned activity(ies) for which prior notice is required pursuant to section 3.2 (or any successor provision) of the Vendor’s BioIndustrial Park Rules;

1.33	“Material Offsite Impact” means any one or more of the following:

(a)	any material interference with the current or intended use or enjoyment of any lands in the Vendor’s BioIndustrial Park including, without limitation, by reason of any adverse effect upon the safety or comfort of any persons upon such lands;

(b)	any Release or discharge of any Contaminants causing any adverse effect on any lands in the Vendor’s BioIndustrial Park and/or to any persons upon such lands; and

(c)	any material adverse effect or constraint upon any activities which are, or reasonably may be, conducted upon the lands of any owner or tenant in the Vendor’s BioIndustrial Park.

1.34	“Material Site Conditions” means any below grade structures, obstructions and Contaminants that would materially impede or impair: (i) the Purchaser’s construction of the Plant in accordance with the Purchaser’s Layout Plan; or (ii) the Purchaser’s reasonable operation of the Plant; save and except for any structures to remain in accordance with this Agreement;

1.35	“MOE” means the Ontario Ministry of the Environment and any successor ministry;

1.36	“Notice” has the respective meaning ascribed to it in sections 22.1(b), 22.4(b), 22.10(b) and 23.15 herein;

1.37	“Offer” has the respective meaning ascribed to it in sections 22.1(b), 22.4(b) and 22.10(b) herein;

1.38	“Party” or “Parties” has the meaning ascribed to it in the preamble herein;

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1.39	“Permitted Encumbrances” has the meaning ascribed to it in section 18.1 herein;

1.40	“Plant” means the plant and related improvement and apparatus described in the second recital paragraph herein, which the Purchaser intends to build, construct, operate and maintain in the first phase of its projected development of the Lands and which shall be the subject of the EPC Contract;

1.41	“Purchase Price” has the meaning ascribed to it in section 5.1 herein;

1.42	“Purchaser “ means BioAmber Sarnia Inc.;

1.43	“Purchaser’s BioIndustrial Park Lands” has the meaning ascribed to it in section 22.10(a) herein;

1.44

“Purchaser’s Development Approvals” means all rights, easements, agreements, permits, licenses, consents and approvals necessary for the Purchaser’s proposed development, construction, operation and use of the Lands as described in the second (2nd) recital paragraph of this Agreement;

1.45	“Purchaser’s Due Diligence Agents” means its servants, agents, contractors, consultants, advisers, workers and other representatives;

1.46	“Purchaser’s Early Works” means all the work described in Schedule “L” attached hereto;

1.47	“Purchaser’s Engineers” means the engineers appointed and retained by the Purchaser from time to time;

1.48	“Purchaser’s Hazop Plan” has the meaning ascribed to it in section 11.1(b) herein;

1.49	“Purchaser’s Layout Plan” has the meaning ascribed to it in section 11.1(a) herein;

1.50	“Purchaser’s Option to Lease Block 2” has the meaning ascribed to it in section 22.3 herein;

1.51	“Purchaser’s Option to Lease Block 3” has the meaning ascribed to it in section 22.7 herein;

1.52	“Purchaser’s Option to Purchase Block 2” has the meaning ascribed to it in section 22.2 herein;

1.53	“Purchaser’s Option to Purchase Block 3” has the meaning ascribed to it in section 22.6 herein;

1.54	“Purchaser’s Right of First Refusal to Lease Block 2” has the meaning ascribed to it in section 22.4(a) herein;

1.55	“Purchaser’s Right of First Refusal to Purchase Block 2” has the meaning ascribed to it in section 22.1(a) herein;

1.56	“Purchaser’s Right of First Refusal to Lease Block 3” has the meaning ascribed to it in section 22.8 herein;

1.57	“Purchaser’s Right of First Refusal to Purchase Block 3” has the meaning ascribed to it in section 22.5 herein;

1.58	“Purchaser’s Rights Over Block 5” has the meaning ascribed to it in section 22.9 herein;

1.59	“Purchaser’s Services Easement” has the meaning ascribed to it in section 15.1(a)(ii) herein;

1.60	“Purchaser’s Vehicular/Pedestrian Easement” has the meaning ascribed to it in section 15.1(a)(i) herein;

*Confidential Treatment Requested

1.61	“Reasonable Professional Judgment” means an objectively reasonable and impartial belief, opinion or conclusion held with confidence, and founded on appropriate professional knowledge, skills, abilities, qualifications and/or competencies, after careful review, analysis and consideration of the relevant subject matter and all relevant facts and circumstances that were then known by, or reasonably available to, the person or party holding such belief, opinion or conclusion;

1.62	“Related Agreements” has the meaning ascribed to it in section 15.1(a)(ii) herein;

1.63	“Release” means any release, discharge, deposit, emission, leak, spill, pumping, pouring, emptying, injecting, escaping, seepage, leaching, migrating, dispersing, disposing or dumping;

1.64	“Relocation/Demolition Scope of Work” means the scope of work attached hereto as Schedule “I”;

1.65	“Remaining Material Site Conditions” means any Material Site Conditions that the Purchaser identifies or discovers before or in the course of its construction of the Plant and for which the Purchaser notifies the Vendor in accordance with section 11.2(c) herein by no later than eighteen (18) months after the date the Purchaser commences construction of the Plant;

1.66	“Restrictive Covenant” means the agreement to be entered into between the Parties in the form attached hereto as Schedule “J”;

1.67	“Seventeen (17) Year Rights Period” has the meaning ascribed to it in section 22.1(a) herein;

1.68	“Steam Supply Agreement” is the agreement to be entered into between the Parties in the form attached hereto as Schedule “E”;

1.69	“Thirty-six (36) Month Option Period” has the meaning ascribed to it in section 22.2(a)(ii);

1.70	“Vendor” means LANXESS Inc.;

1.71	“Vendor’s BioIndustrial Park” means all of the real property owned (or formerly owned) by the Vendor consisting of approximately four hundred and ninety-three (493) acres of land in the City of Sarnia in the vicinity of the St. Clair River, Huron Boulevard, Scott Road, Vidal Street and Kenny Street as shown in blue on the sketch attached hereto as Schedule “B”;

1.72	“Vendor’s BioIndustrial Park Rules” means the rules and regulations set out in Schedule “D” attached hereto and forming party of this Agreement (as such may be changed from time to time by the Vendor, acting reasonably, and on notice to the Purchaser);

1.73	“Vendor’s Covenants” has the meaning ascribed to it in section 17.1(b) herein;

1.74	“Vendor’s Notice” has the meaning ascribed to it in section 23.5 herein;

1.75	“Vendor’s Proposed Property Disposition Plan” has the meaning ascribed to it in section 22.1(a) herein;

1.76	“Vendor’s Right of First Refusal to Re-Purchase the Purchaser’s BioIndustrial Park Lands” has the meaning ascribed to it in section 22.10(a) herein;

2.	PURCHASE PRICE

2.1	The purchase price for the Lands is [***] subject to adjustment as set out in section 4.1 herein (the “Purchase Price”). The Purchase Price shall be payable as follows:

(i)	a deposit (the “Deposit”) of [***]; (1) the Vendor acknowledging receipt as at the date hereof of the sum of [***]; and (2) as to the sum of [***], by certified cheque payable to the Vendor’s solicitor, in trust, to be delivered

*Confidential Treatment Requested

within seven (7) days following the date of acceptance of this Agreement, to be held in trust by the Vendor’s solicitor pending Closing or other termination of this Agreement, and to be credited on account of the Purchase Price on Closing; and

(ii)	the balance of the Purchase Price to be paid to the Vendor on Closing by certified cheque, money order or bank draft, subject to the adjustments in sections 4.1 and 19.1 as well as subject to the usual adjustments.

2.2	The Deposit shall be placed in a daily-interest savings account or term deposit with a Canadian chartered bank pending Closing or other termination of this Agreement. If this Agreement is terminated for any reason other than a default by the Purchaser hereunder, the Deposit shall be returned to the Purchaser with interest and without deduction. Interest earned on the Deposit shall be for the credit of the Purchaser and shall be paid to the Purchaser forthwith after Closing or other termination of the Agreement. The Vendor’s solicitor shall not be required to maximize such interest earned on the Deposit.

3.	VENDOR’S DELIVERIES

3.1	The Vendor shall deliver to the Purchaser the following:

(i)	promptly, upon receipt of requests by the Purchaser from time to time, executed letters of authorization or consents to Governmental Authorities authorizing disclosure to the Purchaser and its agents of all information, orders, notices and documentation directly or indirectly relating to the Lands, and authorizing the submission by the Purchaser of applications for rezoning, official plan amendments, minor variances and/or site plan approval, if required; and

(ii)	from time to time prior to Closing, in addition to information already provided to the Purchaser, copies of any other new soil, environmental, noise, traffic, planning and other tests and reports and any other new planning and other similar documents and information (to the extent relevant to the Lands), as soon as reasonably possible in the circumstances after the Vendor obtains possession or control of same.

3.2	If this Agreement is terminated, the Purchaser shall return to the Vendor the items delivered under section 3.1 except authorizations and consents delivered under section 3.1(i) that have already been forwarded to Governmental Authorities.

4.	CLOSING

4.1	The date on which the within transaction shall be completed (the “Closing Date”) is the date that is fourteen (14) Business Days after the City of Sarnia Final Consent is issued or such earlier date after the City of Sarnia Final Consent has issued as the Parties may mutually agree, provided that if the City of Sarnia Final Consent has not issued by August 15, 2012 this Agreement shall be terminated, notwithstanding any intermediate act or negotiations, and neither Vendor or Purchaser shall be liable to the other for any loss, costs or damages arising from such termination, and the Deposit paid by the Purchaser shall be returned to the Purchaser (without deduction and with interest).

5.	ADJUSTMENT OF PURCHASE PRICE

5.1	The Purchase Price has been calculated at a rate of [***] per acre (the “Purchase Price”). The said Purchase Price shall be adjusted according to the actual acreage conveyed to the Purchaser on the Closing Date. The Vendor shall, within seven (7) days prior to the Closing Date provide the Purchaser with a surveyor’s certificate confirming the actual acreage of the Lands.

*Confidential Treatment Requested

6.	VENDOR’S REPRESENTATIONS AND WARRANTIES

6.1	The Vendor represents and warrants as follows:

(a)	the Vendor is not, and will not be on the Closing Date, a non-resident of Canada within the meaning of section 116 of the Income Tax Act (Canada);

(b)	the Vendor is a Canadian corporation validly subsisting under the laws of Canada and has the corporate capacity and authority to own the Lands and to enter into, execute and to accept this Agreement and complete the transaction contemplated hereby;

(c)	The Vendor has not committed any act of bankruptcy and is not an insolvent person (as such term is defined by the Bankruptcy Act) and no petition or receiving order has been filed against the Vendor, and no proceedings for a compromise with or proposal to the Vendor’s creditors or for the winding-up, liquidation or other dissolution of the Vendor have been instituted by or against the Vendor under any applicable Law;

(d)	To the best of the Vendor’s knowledge and belief (which shall be deemed to include only the knowledge and belief of those senior managers of the Vendor who are responsible for managing the Vendor’s environmental affairs):

(i)	save and except as identified in the AMEC Current Environmental Report prepared by the Environmental Consultant, the Vendor is unaware of any Contaminants on the Lands that might reasonably be expected to materially interfere with the Purchaser’s construction of the Plant on the Lands; and

(ii)	there are no restrictions, regulations, orders, by-laws or agreements issued by any governmental body or authority pursuant to or relating to the Environmental Protection Act (Ontario), the Ontario Water Resources Act or the Conservation Authorities Act in respect of the Lands, except such as are associated with the Vendor’s current operations on the Lands for which required permits have been obtained from the relevant authorities.

(e)	With respect to any construction lien which has been registered prior to the Closing Date, the Vendor shall be solely responsible for the payment of same and shall pay, without delay, the principal, interest and costs of any such construction lien either to the claimant or into court pursuant to the Construction Lien Act (Ontario) and shall discharge it prior to the Closing Date. In addition, if a construction lien in respect of any work conducted at the request of the Vendor prior to the Closing Date is registered subsequent to the Closing Date, the Vendor shall assume and be solely responsible for the full amount, including the principal, interest and costs and indemnify the Purchaser, and must discharge any such construction lien at its own expense as aforesaid within seven (7) Business Days of its registration. The Vendor shall provide the Purchaser with its statutory declaration on Closing that all work performed on the Lands up to the Closing Date for which payment is due and payable on or before the Closing Date has been paid up to the Closing Date.

(f)	The Lands have not been ordinarily occupied by any officer, director or employee of the Vendor or by any of their spouses as their family residence.

(g)	No other person, firm, corporation, association or entity other than the Purchaser has any written or oral agreement, option, right of first refusal, understanding or commitment for the purchase from the Vendor of any interest in the Lands or any part thereof, except such as are listed as Permitted Encumbrances on Schedule “C” hereof.

(h)	No notice relating to any threatened or impending condemnation or expropriation or any similar proceeding in respect of the Lands, or any part of the Lands, has been received by the Vendor.

*Confidential Treatment Requested

(i)	The Lands have not been designated as an historic site under the Ontario Heritage Act (Ontario) and, to the best of the Vendor’s knowledge, no steps have been taken to so designate the Lands or any part thereof; and

(j)	To the best of the Vendor’s knowledge and belief, there are no work orders, deficiency notices, orders to comply or similar orders issued by any authority that are outstanding in respect of the Lands.

6.2	The Vendor shall deliver to the Purchaser, on Closing, a statutory declaration sworn by an officer of the Vendor confirming the accuracy of the representations and warranties contained in section 6.1 as at the Closing Date.

6.3	The warranties contained in section 6.1 shall survive and not merge on the Closing of this transaction but shall survive for a period of two (2) years following the Closing Date and thereafter shall merge.

7.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

7.1	The Purchaser represents and warrants to the Vendor that:

(a)	The Purchaser is a corporation duly incorporated, organized, in good standing and validly subsisting under the laws of Canada;

(b)	The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereunder;

(c)	This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

(d)	The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

(i)	any contract to which the Purchaser is a party or by which it is bound;

(ii)	any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

(iii)	any judgment decree, or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

(iv)	any applicable law, statute, ordinance, regulation or rule.

(e)	There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

(f)	The Purchaser is registered under Part IX of the Excise Tax Act (Canada) with HST registration number 813019858RT0001.

7.2	Survival of Purchaser’s Representations, Warranties and Covenants

The representations and warranties of the Purchaser set forth in Section 7 will survive the completion of the sale and purchase of the Lands herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor thereafter.

*Confidential Treatment Requested

8.	VENDOR’S COVENANTS

8.1	The Vendor covenants as follows:

(i)	subject to the easements and rights reserved to the Vendor pursuant to section 15.3 and to the conditions set out in any easement agreement to be entered into between the Vendor and the Purchaser prior to Closing pursuant to section 15.4, allowing the Vendor continued access to and occupation and use of certain parts of the Lands, to deliver vacant possession of the Lands to the Purchaser on Closing;

(ii)	that no site plan, development or other agreement, conveyance or encumbrance affecting the Lands will be entered into, created or registered against the title to the Lands prior to Closing or other termination of the Agreement without the prior written consent of the Purchaser, which consent may be unreasonably withheld;

(iii)	to pay on or before Closing all realty taxes, levies, impost charges, capital contributions, cash-in-lieu of parkland dedication payments, local improvement charges, development charges, education development charges or similar charges owing in respect of the Vendor’s development and use of the Lands prior to Closing but specifically excluding any such charges that arise from or relate to the Purchaser’s proposed development and use of the lands, which latter charges shall be the responsibility of the Purchaser;

(iv)	to complete at its own expense, prior to Closing, all works, conveyances, payments and matters required to be completed to ensure that the Lands conform to all applicable Laws, including prompt satisfaction and removal of any work orders, deficiency notices, directives and orders to comply issued prior to Closing; and

(v)	to convey to the Purchaser all easements, rights of way and licences over the Vendor’s abutting lands, as more particularly described in section 15.

9.	PURCHASER’S CONDITIONS

9.1	This Agreement is subject to the conditions set forth in this section, which have been inserted for the sole benefit of the Purchaser and any one or more of such conditions may be waived by the Purchaser in its sole discretion, or by its solicitors on its behalf. Each condition shall be waived or fulfilled within the time limited therein.

If a condition is not fulfilled within the applicable time period, and the Purchaser notifies the Vendor or the Vendor’s solicitor within the applicable time period that such condition has not been waived, this Agreement shall be terminated, notwithstanding any intermediate act or negotiations, and neither Vendor or Purchaser shall be liable to the other for any loss, costs or damages arising from such termination, and the Deposit paid by the Purchaser shall be returned to the Purchaser (without deduction and with interest). If the Purchaser fails to provide such notice to the Vendor within the applicable time period, such condition shall be deemed to have been waived by the Purchaser.

All conditions set out in this section are conditions of the obligation of the Purchaser to complete the transaction contemplated by this Agreement, and are not conditions precedent to the existence or enforceability of this Agreement.

The said conditions are as follows:

(a)	that the Purchaser receives the approval of this Agreement by the Purchaser’s Board of Directors on or before the Closing Date;

(b)	the Vendor and Purchaser entering into the Steam Supply Agreement on or before the Closing Date;

*Confidential Treatment Requested

(c)	the Vendor and the Purchaser entering into the BioIndustrial Park Mandatory Ancillary Services Agreement on or before the Closing Date; and

(d)

that the Purchaser satisfies itself, acting reasonably, on or before the fourteenth (14th) day after the date this Agreement is signed and accepted, that there are no instruments registered on title to the Lands that would materially adversely affect the Purchaser’s proposed use of the Lands.

10.	VENDOR’S CONDITIONS

10.1	This Agreement is subject to the conditions set forth in this section, which have been inserted for the sole benefit of the Vendor and any one or more of such conditions may be waived by the Vendor in its sole discretion, or by its solicitors on its behalf. Each conditions shall be waived or fulfilled within the time limited therein.

If a condition is not fulfilled within the applicable time period, and the Vendor notifies the Purchaser or the Purchaser’s solicitors within the applicable time period that such condition has been not waived, this Agreement shall be terminated, notwithstanding any intermediate act or negotiations, and neither Vendor or Purchaser shall be liable to the other for any loss, costs or damages arising from such termination and Deposit monies paid by the Purchaser shall be returned to the Purchaser without deduction and with interest. If the Vendor fails to provide such notice to the Purchaser within the applicable time period, such condition shall be deemed to have been waived by the Vendor.

All conditions set out in this section are conditions of the obligation of the Vendor to complete this Agreement and are not conditions precedent to the existence or enforceability of this Agreement.

The said conditions are as follows:

(a)	that the Vendor receives the approval of this Agreement by the Board of Directors of the Vendor on or before the Closing Date; and

(b)	the Vendor and Purchaser entering into the Steam Supply Agreement, the BioIndustrial Park Mandatory Ancillary Services Agreement and the Restrictive Covenant on or before the Closing Date.

11.	PURCHASER’S LAYOUT/HAZOP PLANS AND VENDOR’S DEMOLITION

11.1	Purchaser’s Layout Plan and Purchaser’s Hazop Plan

(a)	The Purchaser shall prepare at its expense and deliver to the Vendor, no later than ninety (90) days prior to the Purchaser’s commencement of construction of the Plant, a detailed layout plan showing the proposed location, configuration and approximate size of the Plant and improvements to be constructed on the Lands by or on behalf of the Purchaser (the “Purchaser’s Layout Plan”).

(b)	The Purchaser shall prepare at its expense and deliver to the Vendor no later than ninety (90) days prior to the Purchaser’s commencement of construction of the Plant, a hazard and operability study and plan (being a structured and systematic examination of the Purchaser’s proposed Plant addressing management and mitigation of identified hazards to the reasonable satisfaction of the Vendor (the “Purchaser’s Hazop Plan”)).

(c)	If the Vendor is not satisfied with the results of the Purchaser’s Hazop Plan and/or the Purchaser’s Layout Plan provided by the Purchaser due to concern that the proposed construction of the Plant may create substantial risk of Material Offsite Impact, the Vendor shall advise the Purchaser of its concerns by Notice given to the Purchaser within thirty (30) days of receipt of the Purchaser’s Hazop Plan and/or the Purchaser’s Layout Plan describing such concerns of the Vendor. The Purchaser shall make such revisions to the Purchaser’s Hazop Plan and/or the Purchaser’s Layout Plan as, on the basis of Reasonable Professional Judgment,

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are reasonably necessary to address such concerns, such revised Purchaser’s Hazop Plan and/or Purchaser’s Layout Plan to be provided to the Vendor within thirty (30) days thereafter.

(d)	The Parties shall enter into the Restrictive Covenant in the form attached in Schedule “J” of this Agreement. The Parties agree that the transfer/deed of the Lands from the Vendor to the Purchaser shall include the restrictions and covenants on the future use of the Lands that are contained in the Restrictive Covenant. Alternatively, in the Vendor’s sole discretion, the Parties shall enter into a registrable agreement substantially in the form of the Restrictive Covenant, which shall include the restrictions and covenants on the future use of the Lands that are contained in the Restrictive Covenant and which shall be registered against title to the Lands immediately after registration of the transfer/deed of land in favour of the Purchaser.

(e)	The Purchaser acknowledges that the Purchaser’s Hazop Plan, the Purchaser’s Layout Plan and the construction of the Plant are the sole responsibility of the Purchaser and that no review thereof undertaken by the Vendor for any purpose shall result in any loss, damages or liability of the Vendor, its directors, officers shareholder, employees, agents and consultants, nor shall any such review by the Vendor reduce the responsibility and obligations of the Purchaser arising from or in connection with the Purchaser’s Hazop Plan, the Purchaser’s Layout Plan and the construction of the Plant.

11.2	Vendor’s Demolition

(a)	The Purchaser acknowledges that the Vendor has demolished and removed all existing buildings, structures and improvements located on the Lands, save and except the following, which shall be permitted to remain:

(i)	those improvements and appurtenances required for the supply of utilities or for the supply of steam pursuant to the Steam Supply Agreement or for the supply of other underground services required for construction and operation of the Plant;

(ii)	existing underground cables, piping and valve facilities at the perimeter of the Lands and which relate to the Vendor’s BioIndustrial Park fire suppression water connection, storm water drainage, water distribution, electricity distribution and information technology distribution systems;

(iii)	the existing underground oily water sewer connected to the Vendor’s “pilot plant”;

(iv)	the existing “pipe rack” and flare gas system connected to the Vendor’s “pilot plant” (which “pipe rack” and “flare gas system” shall be demolished and/or relocated off the Lands after Closing in accordance with the terms of the Relocation / Demolition Scope of Work, to accommodate Purchaser’s construction of the Plant);

(v)	the Vendor’s existing “pipe bridge” supports connected at Avenue “D” (which supports may be relocated by the Vendor if reasonably necessary to accommodate the Purchaser’s development of the Lands);

(vi)	those improvements or appurtenances which are situate on the Lands for the purposes of any easements included in the Permitted Encumbrances; and

(vii)	an abandoned six-inch domestic water line (which Purchaser may remove, at its expense, if necessary for Purchaser’s development of the Lands).

(b)	The Parties acknowledge that they have mutually agreed which existing underground and above ground services and improvements shall be relocated and/or demolished, and which shall be retained, for the purposes of development of the Plant. The Parties agree that: (i) the Relocation / Demolition Scope of

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Work attached as Schedule “I” to this Agreement summarizes the scope of work for such relocation and/or demolition; and (ii) the existing services and improvements that will be retained for the purposes of development of the Plant are as described in Schedule “K” attached to this Agreement. The Vendor will [***] the Relocation / Demolition Scope of Work. The Vendor will commence the [***] of the Relocation / Demolition Scope of Work) in accordance with section 2 of the Relocation / Demolition Scope of Work. The Vendor shall not be required to commence any of the other work contemplated by the Relocation / Demolition Scope of Work until the date (the “Conditional Commencement Date”) that is the later of: (i) [***] after the Closing; and (ii) such date as the Purchaser has provided the Vendor with written evidence, reasonably satisfactory to the Vendor, confirming that all of the following events have occurred: (1) the Purchaser has received all Purchaser’s Development Approvals necessary for carrying out Purchaser’s Early Works; (2) the Purchaser has entered into the EPC Contract; and (3) the Purchaser has entered into binding contracts for the completion of Purchaser’s Early Works and has fully mobilized in the field for undertaking such work on the Lands. From and after the Conditional Commencement Date, the Vendor shall carry out the remainder of the work contemplated by the Relocation / Demolition Scope of Work in accordance with the requirements thereof, provided that the Purchaser acts promptly, and reasonably co-operates with the Vendor at all times, in facilitating and assisting the Vendor in carrying out such work. The Vendor shall not be responsible for any delay in carrying out the Relocation / Demolition Scope of Work that is caused by circumstances beyond the Vendor’s reasonable control. All [***] associated with carrying out the Relocation / Demolition Scope of Work [***], except that in the event the Purchaser causes any delay or interference with the Vendor’s conduct of such work, the Purchaser shall [***] from such delay or interference.

(c)	Subject to the Vendor’s removal of certain structures, appurtenances and/or apparatus not required by the Purchaser pursuant to section 11.2(b) herein, the Purchaser acknowledges that the Vendor has advised the Purchaser that the Vendor has [***]. If the Purchaser identifies or discovers any [***] before or in the course of its construction of the Plant, the Purchaser shall immediately give the Vendor Notice thereof. The Vendor shall give Notice to the Purchaser within ten (10) Business Days thereafter if the Vendor intends to remove, remediate or otherwise address such [***], in which case the Vendor shall proceed diligently with such work, which the Vendor shall be required to carry out [***] and in accordance with Environmental Laws, and the Purchaser grants the Vendor the right to enter the Lands for such purpose, provided Vendor is accompanied at all times by a representative of the Purchaser, and the Purchaser shall reasonably co-operate with the Vendor with respect to the Vendor’s completion of such work. In the event the Purchaser causes any delay or interference with the Vendor’s conduct of such work by, among other things, failing to grant the Vendor access to the Lands when reasonably requested or failing to provide such a representative during any time for which the Vendor reasonably requests such access, the Purchaser shall [***] from such delay or interference.

(d)	If, upon receiving Notice from the Purchaser pursuant to section 11.2(c), the Vendor does not give the required Notice that it will remove, remediate and/or otherwise address such [***] or if the Vendor fails to proceed diligently with such work, the Purchaser may carry out such work and, subject as aforesaid and to paragraph 11.2(g) herein, the Vendor shall [***] to promptly carry out

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such work to the [***] for such work.

(e)	The Purchaser shall act reasonably and co-operatively in assisting the Vendor: (i) to determine the removal, remediation and/or other action necessary to address such [***], including the methods, timing and costs of such work and a plan for such work; and (ii) to minimize the costs and expenses to achieve [***].

(f)	In the event that the Vendor disputes the existence of, or the extent to which it is necessary to remove, remediate and/or otherwise address, any [***] identified or discovered by the Purchaser or the [***] by the Purchaser to remove, remediate and/or otherwise address any such [***], such dispute shall be determined in accordance with the dispute resolution provisions set out in section 23.22 herein.

(g)	Notwithstanding any other provisions of this Agreement that may otherwise impose any greater liability on the Vendor, the Vendor’s maximum aggregate liability to the Purchaser for all claims arising out of or in connection with the Relocation / Demolition Scope of Work, Material Site Conditions, or any other matters relating to the condition of the Lands as at the Closing Date including, without limitation, the soil, groundwater and other environmental conditions of the Lands, and whether such claims are based on breach of contract, breach of warranty, breach of statutory duty, negligence or other tort, strict liability or any other legal basis, shall not [***]

11.3	Condition of Land

Subject to the representations and warranties contained in this Agreement and the obligations of the Vendor pursuant to the provisions of sections 11.2 and 13.1 to 13.2 both inclusive, the Purchaser hereby accepts the Lands on an “as is/where is” basis and the Purchaser hereby releases, indemnifies and saves harmless the Vendor, its affiliates, directors and employees from and against any and all claims, losses, damages and liability in connection with the condition of the Lands including, without limitation, the soil, groundwater and other environmental conditions of the Lands.

12.	CONSTRUCTION OF BUILDING, EQUIPMENT AND FIXTURES

12.1	Purchaser To Construct/Purchaser’s Basic Development Obligations

Subject to the provisions of this Agreement, the Purchaser shall commence forthwith, and continuously and diligently proceed at its own cost and expense with the requisite construction of the Plant, all in accordance with the Purchaser’s Layout Plan, plans relating to the construction of the Plant and in connection therewith shall supervise and direct all aspects of the construction of the Plant in order to prevent any materially adverse impacts on adjacent parcels of land due to such construction.

The Purchaser shall perform and comply with the following covenants and requirements in the construction of the Plant:

(a)	the Plant shall be constructed in all respects as may be required by Governmental Authorities;

(b)	all necessary building permits shall be obtained and all municipal by-laws and legal requirements pertaining to the conduct of the construction work shall be complied with;

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(c)	the construction work shall be conducted expeditiously in a good and workmanlike manner and otherwise in accordance with the provisions of this Agreement; and

(d)	the Purchaser, through engineers appointed by the Purchaser from time to time (the “Purchaser’s Engineers”), shall properly supervise the work.

12.2	Liaison During Construction

The Vendor and the Purchaser shall maintain a continuing liaison with one another at all times during construction and development of the Plant.

12.3	Co-ordination of Construction and Site Activities

(a)	In order to ensure that, on the one hand, construction of the Plant is carried out in a manner that minimizes to the greatest extent possible interference with the ongoing operations within the balance of the Vendor’s BioIndustrial Park and that, on the other hand, construction of the Plant is carried out as efficiently as possible in the circumstances, the Purchaser shall use best efforts to organize and co-ordinate construction activities so as to minimize disruption to the balance of the Vendor’s BioIndustrial Park.

(b)	The Vendor has the right to require the Purchaser to construct, at the Purchaser’s sole expense, a secondary alternative construction gate leading to the Lands. The Purchaser shall commence construction of such gate immediately upon receipt of Notice from the Vendor to do so.

12.4	Vendor’s Access to Site

During construction, the Vendor, its representatives, and consultants shall, provided they are accompanied by a representative of the Purchaser (who the Purchaser shall make available upon the Vendor’s reasonable request) have access to the Lands during business hours for the purposes of:

(a)	monitoring construction and confirming that such construction is being proceeded with in such a manner so that it does not negatively impact on the neighbouring properties; and

(b)	carrying out utility services connection work.

In the event the Purchaser fails to provide its representative when reasonably requested by the Vendor hereunder, the Purchaser shall release, indemnify and saves harmless the Vendor, its affiliates, directors and employees from and against all costs, expenses and liabilities arising from such failure.

13.	ENVIRONMENTAL CONDITION OF THE LANDS

13.1

(a)	The Vendor and Purchaser acknowledge receipt of the AMEC Current Environmental Report.

(b)	The Purchaser acknowledges that upon completion of the work for which the Vendor is responsible under section 11.2 and subject to its compliance with section 11.2, the Vendor shall be under no obligation to remediate the Lands to any further degree or extent. Without limiting the generality of and subject to the foregoing, and for purposes of clarity, provided that the Lands are in compliance with all Environmental Laws at the Closing Date, the Vendor shall not be obligated to remediate the Lands beyond or above the Agreed Standard and such remediation obligation shall only apply to the extent required to address Remaining Material Site Conditions in accordance with section 11.2(c).

(c)	The Vendor and Purchaser shall jointly fund and pay for the cost of the AMEC Current Environmental Report on an equal 50:50 basis.

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(d)	The Purchaser may also, at the Purchaser’s sole risk and expense and prior to the Closing Date, conduct such additional environmental, geotechnical and other studies and tests as the Purchaser considers necessary or advisable with respect to the Lands and take reasonable steps to prepare the Lands for construction of the Plant, provided that such studies, tests and preparations are compatible with the Vendor’s reasonable ongoing use of the Lands prior to the Closing Date. The Vendor shall provide the Purchaser with reasonable access to the Lands prior to the Closing Date to perform such studies, tests and preparations, and the Purchaser will abide by the plant rules, security protocols and permitting requirements reasonably requested by the Vendor in conducting such studies, tests and preparations. The Purchaser and its servants, agents and contractors shall maintain a minimum, two million dollars ($2,000,000.00) comprehensive general liability insurance with respect to all such studies, tests and preparations, and shall save harmless and indemnify the Vendor in respect thereof. The Purchaser shall promptly following such studies and testing, at its sole expense, restore the Lands substantially to its same state as existed prior to such studies and testing.

13.2	Respective Obligations: General

The following principles shall apply in respect of responsibility for the environmental condition of the Lands:

(a)	The Vendor and the Purchaser agree that the AMEC Current Environmental Report is the best available evidence describing the environmental condition of the Lands as at the date of this Agreement;

(b)	The Vendor’s responsibility for remediating or otherwise addressing any matters identified in the AMEC Current Environmental Report is strictly limited to the removal of certain hydrocarbons identified in said report, in the manner and to the extent described in the Relocation / Demolition Scope of Work; and

(c)	Subject only to the Vendor’s responsibility: (i) to address Remaining Material Site Conditions as set out in section 11.2(c); and (ii) for the Lands’ compliance with Environmental Laws at the Closing Date; the Vendor shall not be obligated to remediate the Lands or otherwise address: (1) the soil, groundwater or other environmental conditions of the Lands as at the Closing Date; or (2) any future conditions that may arise or result from any such conditions that exist as at the Closing Date.

14.	BIOINDUSTRIAL PARK MANDATORY AND OPTIONAL ANCILLARY SERVICES AGREEMENTS

14.1	Immediately upon execution of this Agreement, the Parties shall negotiate and use their best mutual best efforts to enter into a mandatory ancillary services agreement with respect to the Vendor’s BioIndustrial Park in a form satisfactory to both Parties, which agreement shall address the following mandatory services to be provided to the Purchaser by the Vendor:

(a)	the Vendor’s BioIndustrial Park security services system;

(b)	the Vendor’s BioIndustrial Park fire suppression water connection system;

(c)	the Vendor’s BioIndustrial Park Emergency response services system; and

(d)	the Vendor’s supply of road maintenance services to the roadways on the Vendor’s lands that provide access to the Lands and a right in the nature of a license for an agreed number of parking spots for the Purchaser’s employees.

(the “BioIndustrial Park Mandatory Ancillary Services Agreement”)

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14.2	Immediately upon execution of this Agreement, the Parties shall negotiate and shall endeavour to enter into an optional ancillary services agreement with respect to the Vendor’s BioIndustrial Park in a form satisfactory to both Parties, which agreement may address one or more of the following topics or services:

(a)	the Vendor’s supply of water from the St. Clair River to the Lands;

(b)	the Vendor’s treatment of wastewater generated at the Lands;

(c)	instrument air;

(d)	Praxair nitrogen distribution;

(e)	electricity distribution;

(f)	medical surveillance;

(g)	the Purchaser’s use of a double locker system and showers in the Vendor’s central change facility located on the Vendor’s nearby lands;

(h)	payroll management;

(i)	information technology including fibre optic cable connection systems;

(j)	the Purchaser’s use of the Vendor’s rail spur to the Lands’ property line; and

(k)	other optional ancillary services that the Vendor may be in a position to supply to the Purchaser.

(the “BioIndustrial Park Optional Ancillary Services Agreement”)

15.	EASEMENTS AND UTILITIES

15.1	Easements Over Vendor’s Adjacent Properties

(a)	Subject to paragraph (b) below, the Vendor agrees to grant the following easements and rights in the nature of easements, in perpetuity to and, for the benefit of the Purchaser and its employees, agents, invitees and licensees:

(i)	Purchaser’s Vehicular and Pedestrian Easement

an easement in the nature of a right-of-way over a portion of the Vendor’s abutting lands for pedestrian and vehicular ingress and egress to and from Vidal Street, as further described in section 2 of Schedule “A” attached hereto;

(the “Purchaser’s Vehicular/Pedestrian Easement”); and

(ii)	Purchaser’s Services Easement

an easement over a portion of the Vendor’s abutting lands for purposes of constructing, using, maintaining, inspecting, repairing, removing, replacing and reconstructing utility installations necessary to service the Plant and to operate the Purchaser’s business on the Lands, which may include storm water and sanitary sewers, drains, watermains, and electricity, gas, water and telephone lines, but which exclude services provided pursuant to the Steam Supply Agreement, the BioIndustrial Park Mandatory Ancillary Services Agreement, and any other similar agreements entered into by the Vendor and Purchaser (the “Related Agreements”), as further described in section 2 of Schedule “A” attached hereto.

(the “Purchaser’s Services Easement”)

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Such rights and easements shall be subject to the Vendor’s BioIndustrial Park Rules and shall be in common with the rights of others entitled thereto, including without limitation the rights of the Vendor, its successors and assigns, such rights being for the benefit of the Vendor and its occupants and/or buyers of the Vendor’s nearby lands, their employees, agents, invitees and licensees within the Vendor’s BioIndustrial Park.

(b)	The Purchaser shall give not less than ten (10) Business Days prior Notice to the Vendor of its intention to enter upon the Vendor’s abutting Lands to construct or install any services pursuant to the aforesaid Purchaser’s Services Easement and shall consult with the Vendor as to the manner and time of such construction or installation. Any maintenance, inspection, alteration, repair, removal, replacement or reconstruction of such services shall be done on reasonable Notice to the Vendor. Any work to be done on the Vendor’s abutting lands in relation to such services shall be done at reasonable speed, with due diligence, in a good and workerlike manner and in such a manner as to minimize, to the extent reasonably possible, disruption to activities of the Vendor.

(c)	If required by the Vendor from time to time, easements or rights granted hereby over the Vendor’s abutting lands shall be released upon the granting to the Purchaser of alternate easements for the same purposes at locations which are mutually satisfactory to the Vendor and the Purchaser, both acting reasonably.

15.2	Temporary Access in Favour of the Purchaser for Construction

(a)	Temporary Access

In the event that the Purchaser requires temporary access over the Vendor’s abutting lands in connection with the initial construction of the Plant for any of the purposes set out in section 15.1 and the location of such required temporary access has not been determined prior to the Closing Date, the Purchaser may thereafter give the Vendor Notice of its requirements, with reasonable particulars as to the proposed location and the purpose of the requested temporary access. The granting of such temporary access right, the location of the temporary access areas and the terms and conditions thereof shall be subject to the approval of the Vendor, in its sole discretion. The Vendor shall respond to such request within thirty (30) days of receipt to the said Notice.

(b)	Further Easements for Construction

In the event that the Purchaser requires further easements over the Vendor’s abutting lands from time to time in connection with the construction of additional buildings and structures on the Lands, for the purposes set out in section 15.1 and subject to the terms of this Agreement, the Purchaser shall give the Vendor Notice of its requirements, with reasonable particulars as to the proposed location and purpose of such easements. The granting of any such further easements and the terms and conditions therof shall be subject to the approval of the Vendor, in the sole discretion of the Vendor. The Vendor shall respond to such request within thirty (30) days of receipt of the said Notice.

15.3	Easements in Favour of the Vendor

The following easements and rights in the nature of easements are hereby reserved to the Vendor, its successors and assigns, and for the benefit of the Vendor and the occupants or buyers of the Vendor’s nearby Lands, their employees, agents, invitees and licensees:

(a)	an easement in the nature of a right-of-way over, along and upon a portion of the Lands for the purpose of pedestrian and vehicular ingress and egress to and from Vidal Street and the Vendor’s abutting or nearby properties, as further described in section 3 of Schedule “A” attached hereto;

(b)	an easement for purposes of constructing, using, maintaining, inspecting, repairing, removing, enlarging, replacing and reconstructing utility, pipeline, cable and other installations from Vidal Street to, in, under, over, along and upon a portion of the Lands, as further described in section 3 of Schedule “A” attached hereto; and

(c)	an easement in, over, under, along, upon and across those parts of the Lands subject to existing easements in favour of third parties, which easements are included in Permitted Encumbrances.

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15.4	Further Easements in Favour of the Vendor

In the event that the Vendor requires further easements over the Lands from time to time for any of the purposes set out in section 15.3, the Vendor shall give Notice to the Purchaser of its requirements, with reasonable particulars as to the proposed location and purpose of such easements. Provided the location of the easements shall not interfere with the Purchaser’s use or intended use of the Lands, the Purchaser shall grant such easements, subject to compliance with the Planning Act (Ontario) at the expense of the Vendor.

15.5	Further Easements in Favour of the Purchaser

In the event that the Purchaser requires further easements over the Vendor’s abutting or nearby properties from time to time for any of the purposes set out in section 15.1, the Purchaser shall give Notice to the Vendor of its requirements, with reasonable particulars as to the proposed location and purpose of such further easements. Provided the location of the easements shall not interfere with the Vendor’s use or intended use of the Vendor’s abutting or nearby properties, the Vendor shall grant such easements, subject to compliance with the Planning Act (Ontario) at the expense of the Purchaser.

15.6	Easements, General

With respect to the easements herein provided for, the form of easement agreement shall be the Vendor’s solicitor’s standard form. The easement agreements in respect of easements for pipelines, cables, bridges and similar facilities shall include the terms set out in Schedule “F” hereto, subject to such revisions as may be agreed upon by the Vendor and the Purchaser, both acting reasonably.

15.7	Services

(a)	The Purchaser acknowledges that it has satisfied itself that all public utility services which the Purchaser requires are located within the public street (Vidal Street) near to the Lands.

(b)	The Purchaser shall be responsible for the cost of connecting into the services referred to in subparagraph (a) above, the cost of connections therefrom to the Plant, and the cost of all services within the Lands.

(c)	The Purchaser shall accept title to the Lands hereunder subject to rights of the Vendor and third parties to maintain any existing services within the Lands being used as of the Closing Date to service other properties, including without limitation those services which are the subject matter of any of the Permitted Encumbrances.

(d)	The Vendor shall, at its sole cost and expense, be responsible for the removal of any services within the Lands which will not be required by the Purchaser to service or operate the Plant to be located on the Lands to the extent provided for in section 11.2, but subject to paragraph (c) immediately above.

15.8	Minor Adjustments

(a)	The Vendor hereby acknowledges that the Purchaser may require:

(i)	further minor easements on the Vendor’s lands that abut the Lands; or

(ii)	a minor extension of the northeast property limits of the Lands (specifically the north and eastern boundaries of that part of the Lands described as Part 34 on the Lands Reference Plan), onto the Vendor’s abutting lands;

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to reasonably accommodate: (1) construction, operation and maintenance of the Purchaser’s cooling and storm water pond on the Lands; and/or (2) construction, operation and maintenance of the Purchaser’s cooling water discharge sewer system to the Cole Drain.

(b)	The Purchaser hereby acknowledges that the Vendor may require:

(i)	a minor easement on the Lands that abut the Vendor’s remaining lands; or

(ii)	a minor extension of the property limit of the Vendor’s lands abutting the south property limit of the northeast corner of the Lands (specifically the northeast corner of that part of the Lands described as Part 34 on the Lands Reference Plan), onto the Lands;

to reasonably accommodate an access road providing the Vendor access to the scale up facility (pilot plant) located northeast of the Lands.

(c)	If, on or before January 1, 2014, the Purchaser requests any easement and/or adjustment to the property boundary of the Lands as described in section 15.8(a) or the Vendor requests any easement and/or adjustment to the property boundary of the Lands as described in section 15.8(b), and such easement and/or adjustment to the property boundary can be reasonably accommodated by the other Party without causing any adverse impact on the other Party’s operation of its facilities or the other Party’s current or intended use of its lands, the other Party shall grant such easement on its abutting lands and/or, at the other Party’s discretion, transfer in fee simple to the Party making such request at the price of [***] per acre such lands of the other Party as described above that are reasonably required by the Party making such request to accommodate such Party’s works noted above, all subject to the Parties first securing any required severance consent pursuant to the subdivision control provisions of the Planning Act (Ontario) at the expense of the Party making such request.

16.	VENDOR’S RIGHT TO REACQUIRE THE LANDS IF DELAY IN CONSTRUCTION

16.1	The Vendor and Purchaser agree that if:

(i)	the Purchaser has not, to the reasonable satisfaction of the Vendor, completed at least the pouring of the foundations for the Plant’s processing fermentation building and for the equipment to be located in such building, as required for the construction of the Plant in accordance with the EPC Contract, by November 15, 2013; or

(ii)	the Purchaser has exercised its right to terminate the Steam Supply Agreement pursuant to section 17.2 thereof;

the Vendor shall have the option, by notice in writing to the Purchaser, to reacquire the Lands at a price of one (1) dollar. Such notice may be given at any time within thirty (30) days after the date on which the Vendor reasonably knows that the condition for exercising such option has occurred. Upon the Vendor giving such notice, there shall be constituted an agreement of purchase and sale with respect to the Lands between the Purchaser and the Vendor for the above-stated price. The said transaction shall be completed on the sixtieth (60th) day following the date of receipt of such notice or, if such date is not a Business Day, then on the next Business Day thereafter. On the said completion date, the Purchaser shall reconvey the Lands to the Vendor free and clear of all encumbrances, save and except for those encumbrances (including easements) in existence at the time of the Purchaser’s purchase of the Lands. The Vendor shall have

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the right to set off against the repurchase price any amounts owing by the Purchaser under this Agreement as of the completion date and any arrears of realty taxes then owing on the Lands.

16.2	Subject to section 16.3 below, the Vendor shall have the right to register this option on title, at its sole cost and expense as a right retained by the Vendor upon transfer of title to the Lands to the Purchaser.

16.3	In connection with the registration to be made by the Vendor pursuant to section 16.2, the Vendor covenants and agrees that it shall, within forty five (45) days of its receipt of a written request of the Purchaser, release and discharge the registration upon receipt of a statutory declaration of an officer of the Purchaser’s Engineers that it has substantially completed construction of the Plant on the Lands, provided that such request of the Purchaser is not received until after the Purchaser’s right to terminate the Steam Supply Agreement pursuant to section 17.2 thereof has expired unexercised.

16.4	In addition to section 16.3 the Vendor shall, upon receipt of Notice from the Purchaser, subordinate and postpone its registration to any mortgage or other security or other documentation in respect of financing given by the Purchaser to its financiers in order to allow the Purchaser to develop the Lands for its intended uses, provided that such Notice is accompanied by evidence satisfactory to the Vendor, acting reasonably, from the Purchaser or its financiers that the financing will be used for the construction of the Plant. The Vendor further covenants and agrees that it will execute such further and other documents and assurances as may be reasonably required by the Purchaser’s financers to give effect to this section.

17.	CLOSING CONDITIONS

17.1	This Agreement is subject to the following conditions to be satisfied on or before the Closing Date:

(a)	This Agreement shall be effective to create an interest in the Lands only if the subdivision control provisions of the Planning Act (Ontario) are complied with by the Purchaser and Vendor on or before the Closing Date.

(b)	The Purchaser hereby acknowledges that the Vendor has secured a conditional severance consent for the severance of the Lands in accordance with the Planning Act (Ontario) from the City of Sarnia, namely the following three (3) conditional consents and one (1) minor variance:

(i)	severance conditional consent B24/2011;

(ii)	severance conditional consent B25/2011;

(iii)	severance conditional consent B26/2011; and

(iv)	minor variance A52/2011.

(hereinafter the “Conditional Consent”)

(c)	The Purchaser acknowledges having received a copy of the Conditional Consent and that certain conditions of the Conditional Consent are outstanding and dependent upon certain actions and steps to be taken by the Parties after the execution of this Agreement and prior to the City of Sarnia Final Consent.

(d)	In an effort to secure the City of Sarnia Final Consent as expeditiously as possible:

(i)	the Vendor shall use its reasonable efforts to satisfy the City of Sarnia’s requirements stipulated in conditional severance consent B25/2011, B26/2011 and in sections 1(f) through (k) of conditional severance consent B/24-2011;

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(ii)	the Purchaser shall diligently take all steps and actions that may be necessary to satisfy the City of Sarnia’s requirements stipulated in sections 1(a) through 1(e) of the conditional severance consent B/24-2011 and shall provide the Vendor copies of all such agreements, information, drawings, information, opinions and reports resulting from such steps and actions;

(iii)	in an effort to secure the City of Sarnia Final Consent at an earlier date than such consent would otherwise be available under section 17.1(d)(ii) above, if the City of Sarnia agrees, the Vendor and/or the Purchaser (as requested by the City of Sarnia) may, as an alternative to section 17.1(d)(ii) above, enter into an agreement with the City of Sarnia by which the City of Sarnia agrees to grant the City of Sarnia Final Consent in exchange for the Purchaser agreeing to fulfill at the Purchaser’s sole cost and expense those conditions set out in sections 1(a) through 1(e) of the conditional severance consent B/24-2011 and in said agreement as required by the City of Sarnia after Closing and prior to the City of Sarnia issuing the Purchaser a building permit allowing the Purchaser to construct the Plant or any part thereof on the Lands. Such agreement shall be registered on title to the Lands and shall constitute one of the Permitted Encumbrances, and the Purchaser shall close this transaction and accept title to the Lands subject to such agreement. If the Vendor is a party to such agreement, the Purchaser shall hereby release, indemnify and save harmless the Vendor, its affiliates, directors and employees from and against any and all claims, losses, damages and liability in connection with such agreement.

(e)	It is further agreed between the Parties that in pursuing the City of Sarnia Final Consent under either section 17.1(d)(ii) or 17.1(d)(iii) above, the Parties shall at all times cooperate with each other, acting reasonably, and use reasonable efforts to satisfy such reasonable requests and conditions of the City of Sarnia required of either Party, as applicable, for the City of Sarnia: (i) to issue the City of Sarnia Final Consent; and/or (ii) where such a consent has been granted but is subject to an agreement registered on title in accordance with the process stipulated in section 17.1(d)(iii) above, to issue a building permit to the Purchaser for the construction of the Plant on the Lands.

(f)	The Vendor shall, at its sole cost and expense, prepare and deposit in the appropriate Land Registry office, the Lands Reference Plan; and

(g)	compliance by the Vendor with the covenants set out in section 8 (“Vendor’s Covenants”) hereof.

17.2	The conditions in subsection 17.1(g) are inserted for the benefit of the Purchaser and may be waived by the Purchaser by Notice in writing to the Vendor. Failing such waiver or satisfaction of these conditions on or before the Closing Date, the Agreement shall be terminated and the Deposit returned to the Purchaser with interest and without deduction.

18.	TITLE

18.1	The Purchaser is to be allowed until the Closing Date to examine the title to the Lands at its own expense. The Vendor covenants, represents and warrants that it has a good and marketable title to the Lands in fee simple and that, on Closing, the title shall be free of all mortgages, charges, liens, encumbrances, encroachments, restrictions, easements, rights-of-way, agreements, rights arising from adverse possession, tenancies, licences, inhibiting orders, certificates of pending litigation, and any and all rights and interests of every nature and kind whatsoever, save and expect those encumbrances set out in Schedule “C” (the “Permitted Encumbrances”).

18.2	The Vendor covenants and agrees to take all necessary steps to deliver title to the Purchaser on Closing as aforesaid and to discharge all existing mortgages, liens or other encumbrances registered against or affecting the Lands save and except the Permitted Encumbrances, and to satisfy any municipal work orders or deficiency notices at its own

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expense on or before Closing and to deliver vacant possession to the Purchaser on Closing, subject to the terms of section 8.1(i). If, on or before the Closing Date, any valid objection to title, or to any outstanding work orders, deficiency notices or similar orders or notices, or to any non-compliance of the Lands with any applicable Laws, is made in writing to the Vendor which the Vendor is unable or unwilling to remove, remedy or satisfy and which the Purchaser will not waive, the Agreement, notwithstanding any intermediate acts or negotiations in respect of such objections shall be terminated and the Deposit shall be returned to the Purchaser with interest and without deduction and the Vendor and Purchaser shall be released from liability hereunder (except for liability in respect of any breach of covenant, warranty or representation contained in the Agreement).

18.3	Save as to any valid objection so made by the Closing Date and except for any objection going to the root of title or arising out of the covenants made by the Vendor in the Agreement, the Purchaser shall be conclusively deemed to have accepted the Vendor’s title to the Lands. The Purchaser shall be entitled to waive or vary requisitions made by it at any time prior to Closing.

18.4	If a discharge of any charge/mortgage held by a corporation incorporated pursuant to the Trust and Loan Companies Act (Canada), chartered bank, trust company, credit union, caisse populaire or insurance company and which is not to be assumed by the Purchaser on Closing, is not available in registrable form on the Closing Date, the Purchaser agrees to accept Vendor’s lawyer’s personal undertaking to obtain a discharge in registrable form and to register same on title within a reasonable period of time after the Closing Date, if, on or before Closing, the Vendor provides to the Purchaser a mortgage statement prepared by the mortgagee setting out the balance required to obtain the discharge and a direction executed by Vendor directing the Purchaser to pay to the mortgagee, out of the balance due on Closing, the amount required to obtain the discharge.

18.5	Subject to the provisions of this Agreement, the Vendor covenants to indemnify and save harmless the Purchaser from and against any and all claims, losses, damages and liability suffered or incurred by the Purchaser following Closing in respect of any breach of covenant or other default by Vendor.

18.6	Subject to the provisions of this Agreement, the Purchaser covenants to indemnify and save harmless the Vendor from and against any and all claims, losses, damages and liability suffered or incurred by the Vendor following Closing in respect of any breach of covenant or other default by Purchaser.

19.	ADJUSTMENTS

19.1	The Vendor covenants to pay, on or before Closing, all municipal taxes which are due, the full amount of any outstanding local improvement charges (whether or not due on the Closing Date) and all public utility charges to the Closing Date. Realty taxes shall be apportioned on Closing, the Closing Date itself to be apportioned to the Purchaser.

20.	HARMONIZED SALES TAX

20.1	The Purchaser shall pay the HST, if any, which is exigible with respect to the within transaction under the Excise Tax Act (Canada) (the “ETA”). The Purchaser shall be permitted to self-assess the payment of HST and accordingly shall not be required to make any payment on account of HST to the Vendor on Closing, provided that the following statutory declaration is delivered to the Vendor on or before Closing. The Purchaser shall deliver to the Vendor, on or before Closing, a statutory declaration of a senior officer of the Purchaser together with a copy of its HST registration number and declaration that the Purchaser is a registrant for HST purposes under the ETA and that it is entitled to self-assess the payment of the HST in accordance with the ETA. Such declaration shall have attached to it a copy of the Purchaser’s HST registration number.

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21.	MAJOR CHANGES

21.1	Major Change

The Purchaser agrees that, following the Closing Date, the Purchaser shall not make any Major Change except in accordance with the provisions of section 3.2 of the Vendor’s BioIndustrial Park Rules. Likewise, the Vendor agrees that, following the Closing Date, the Vendor shall not make any change that would constitute a Major Change if undertaken by the Purchaser, if such change may cause any Material Offsite Impact affecting the Lands or any persons thereon, except in accordance with the provisions of section 3.2 of the Vendor’s BioIndustrial Park Rules, which provisions, for the purpose only of such changes by the Vendor, shall be interpreted as if the Vendor was the “Member business” and the Purchaser was the “BPS Operator”.

21.2	Purchaser’s Sole Responsibility for Major Change

The Purchaser acknowledges that construction of a Major Change is the sole responsibility of the Purchaser and that no review undertaken by the Vendor for any purpose shall reduce the responsibility and obligations of the Purchaser arising from or in connection with construction of the Major Change.

21.3	[INTENTIONALLY DELETED]

22.	PARTIES’ OPTIONS AND RIGHTS OF FIRST REFUSAL

22.1	Purchaser’s Right of First Refusal to Purchase Block 2

(a)	In the event that the Vendor, in its sole discretion, elects to make those lands shown and described as Block 2 on the Vendor’s proposed property disposition plan attached hereto as Schedule “G” (the “Vendor’s Proposed Property Disposition Plan”) being approximately three (3) acres in area (“Block 2”) or a part thereof available for sale to a bona fide third party purchaser at any time during the seventeen (17) year period immediately after the expiration of the Thirty-six (36) Month Option Period (the “Seventeen (17) Year Rights Period”), the Vendor shall provide the Purchaser with at least one hundred and sixty (160) days written Notice of the Vendor’s intention to dispose of Block 2 and in such event the Purchaser shall have a right of first refusal to purchase Block 2 on the terms set out in this section 22.1 (the “Purchaser’s Right of First Refusal to Purchase Block 2”).

(b)

In the event that the Vendor intends to dispose of Block 2 at any time during the Seventeen (17) Year Rights Period to a bona fide third party purchaser, the Vendor shall give written notice to the Purchaser of its intention to so dispose of Block 2 (the “Notice”) and shall enclose with the Notice a copy of the offer it has received with respect to Block 2 which it is willing to accept (the “Offer”), which Offer shall specify the proposed acquisition price and other relevant terms. The Purchaser shall have a period of twenty (20) Business Days from its receipt of the Notice and Offer to elect to acquire Block 2 for the same price and upon the same terms as are contained in the Offer, which election shall be by Notice to the Vendor (the “Acceptance”). In the event the Purchaser shall have sent the Acceptance, then the Vendor, as seller, and the Purchaser, as buyer, shall be deemed to have entered into an agreement of purchase and sale upon the terms of the Offer and such transaction shall be completed on the later of the date of completion in the Offer or the sixtieth (60th) day following delivery of the Acceptance.

In the event that the Purchaser does not deliver the Acceptance within such period of twenty (20) Business Days, then:

(i)	the Vendor shall be at liberty to dispose of Block 2 to the buyer named in the Offer or as it directs on substantially the same terms and conditions contained in the Offer, and thereupon this right of first refusal shall be terminated and at an end; and

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(ii)	the Purchaser’s Option to Purchase Block 2 (as defined in section 22.2 hereof) shall be terminated and at an end.

(c)	For purposes of clarity, the aforesaid right of first refusal shall apply solely to an offer to purchase only Block 2 or a part thereof, but shall not apply in respect of an offer to purchase Block 2 together with other lands owned by the Vendor.

22.2	Purchaser’s Option to Purchase Block 2

(a)	Provided:

(i)	the Purchaser is substantially in compliance with the surviving sections of this Agreement, the Steam Supply Agreement, the BioIndustrial Park Mandatory Ancillary Services Agreement and the Restrictive Covenant, when it exercises the Purchaser’s Option to Purchase Block 2; and

(ii)	the Purchaser delivers written notice exercising the Purchaser’s Option to Purchase Block 2 to the Vendor at any time during the thirty-six (36) month period immediately after the Closing Date (the “ Thirty-six (36) Month Option Period”);

then in such case the Vendor shall grant to the Purchaser the sole and exclusive right to purchase Block 2 at any time during the Thirty-six (36) Month Option Period at a purchase price of [***] per acre (the “Block 2 Purchase Price”) (the “Purchaser’s Option to Purchase Block 2”);

(b)	Exercising Option During Thirty-six (36) Month Option Period

The Purchaser’s Option to Purchase Block 2 hereby granted during Thirty-six (36) Month Option Period shall be exercised by the Purchaser by delivering Notice to the Vendor of the Purchaser’s exercise of the Purchaser’s Option to Purchase Block 2 in accordance with the terms and provisions of this section 22.2. Provided that if the Purchaser’s Option to Purchase Block 2 is not exercised by the Purchaser in the manner set out herein, then the Purchaser’s Option to Purchase Block 2 shall become null and void and of no further force or effect. If the Purchaser’s Option to Purchase Block 2 is exercised by the Purchaser as provided herein, then the Vendor and Purchaser shall, within thirty (30) days thereafter, sign a binding Agreement of Purchase and Sale on an Ontario Real Estate Association (OREA) Form 500 Commercial Agreement of Purchase and Sale (as amended from time to time) which shall contain the terms and provisions of this section 22.2 (the “Block 2 Agreement of Purchase and Sale”);

(c)	Deposit

The Purchaser shall pay a non-refundable deposit to the Vendor in an amount equal to twenty percent (20%) of the Purchase Price;

(d)	Purchaser’s Conditions and Testing

Section 9.1(a) and section 13.1(d) of this Agreement shall apply, mutatis mutandis, to Purchaser’s acquisition of Block 2, provided that for the purposes of section 9.1(a), the approval of Purchaser’s acquisition of Block 2 by the Purchaser’s Board of Directors shall be obtained on or before the forty-fifth (45th) day after the date of execution of the binding Agreement of Purchase and Sale on an Ontario Real Estate Association (OREA) Form 500 Commercial Agreement set out in paragraph (b) of this section 22.2;

(e)	Balance of the Purchase Price;

The Purchaser shall pay the balance of the Purchase Price on closing to the Vendor by certified cheque or bank draft, subject to the usual adjustments;

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(f)	Closing Date

The Block 2 Agreement of Purchase and Sale and transaction arising from the exercise of the Purchaser’s Option to Purchase Block 2 shall be completed on a date which is ninety (90) days from the date of the exercise of the Purchaser’s Option to Purchase Block 2 by the Purchaser (herein referred to as the “closing date”, “date of closing”, “time of closing”, “closing”, “completion”). Upon completion, the Vendor will convey Block 2 to the Purchaser pursuant to a good and sufficient Transfer/Deed;

(g)	“As Is/Where Is”

The Purchaser will buy Block 2 on an “as is/where is” basis with respect to the condition of Block 2 including, without limitation, soil, groundwater and any other environmental conditions, as they will then exist and with respect to any existing building and zoning by-laws and regulations, and the Purchaser will release, indemnify and save harmless the Vendor, its affiliates, directors and employees from and against any and all claims, losses, damages and liability in connection with the condition of Block 2;

(h)	Title

The Purchaser will agree to accept title to Block 2 subject to the following:

(i)	Any and all rights-of-way, easements, agreements (including, without limiting the generality of the term, development and/or subdivision agreements), fence/boundary agreements, cost sharing and mutual use agreements, front-end financing agreements, restrictions, reservations, licenses, regulations, covenants, conditions, restrictive covenants, noise warning clauses or other warning clauses and obligations now or to be registered on or effecting title prior to the closing date;

(ii)	Any registered restrictions or covenants running with title to Block 2;

(iii)	Any regulations and restrictions of or agreements with any conservation authority; and

(iv)	Any municipal requirements including but not limited to building and zoning by-laws and regulations and orders, and official plan requirements and land use designations.

The Vendor will not be obligated to obtain nor register on title any releases of any development agreements or similar agreements or to provide any proof of compliance with same. The Purchaser will satisfy itself as to compliance with any such agreements or instruments listed above and will not require releases of same;

(i)	Examination of Title

The Purchaser will be allowed until fifteen (15) days prior to closing to examine the title to Block 2 at its own expense. ; and

(j)	The transfer/deed of land for Block 2 shall contain reciprocal undertakings of indemnification with respect to environmental matters, such undertakings to be substantially in the form set out in this Agreement.

22.3	Purchaser’s Option to Lease Block 2

Provided:

(a)	The Purchaser is substantially in compliance with the surviving sections of this Agreement, the Steam Supply Agreement, the BioIndustrial Park Mandatory Ancillary Services Agreement and the Restrictive Covenant when it exercises the Purchaser’s Option to Lease Block 2; and

(b)	Purchaser delivers written notice exercising the Purchaser’s Option to Lease Block 2 to the Vendor during the Thirty-six (36) Month Option Period;

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then the Vendor shall grant to the Purchaser the right during the Thirty-six (36) Month Option Period to lease Block 2 for a period of seventeen (17) years in consideration of a rental in the amount of [***] per acre per year for five (5) years, and thereafter to be increased or decreased every five (5) years by a percentage equal to the percentage increase or decrease in the assessed value of Block 2 between the lease commencement date and the adjustment date as reflected in the last MPAC assessment of Block 2 prior to the lease commencement date and the last MPAC assessment of Block 2 prior to the adjustment date in question (the “Purchaser’s Option to Lease Block 2”). Purchaser will pay all property taxes on land and improvements on the Property. The lease for Block 2 shall be conditional on the execution of further agreements on substantially the same terms and provisions as contained in the Steam Supply Agreement and the BioIndustrial Park Mandatory Ancillary Services Agreement (the “Block 2 Lease”). All other terms and conditions of the Block 2 Lease shall be as mutually agreed by the Vendor and the Purchaser. In the event the Vendor and Purchaser do not settle and agree upon the terms and conditions of the Block 2 Lease and execute same within the said Thirty-six (36) Month Option Period, then the Purchaser’s Option to Lease Block 2 shall be terminated and at an end.

22.4	Purchaser’s Right of First Refusal to Lease Block 2

(a)	In the event that the Vendor, in its sole discretion, elects to make Block 2 or a part thereof available for lease to a bona fide third party lessee at ant time during the Seventeen (17) Year Rights Period, the Vendor shall provide the Purchaser with at least sixty (60) days written notice of the Vendor’s intention to so lease Block 2 and in such event, the Purchaser shall have a right of first refusal to lease Block 2 on the terms set out in this section 22.4 (the “Purchaser’s Right of First Refusal to Lease Block 2”).

(b)	In the event that the Vendor intends to lease Block 2 to a bona fide third party lessee at any time during the Seventeen (17) Year Rights Period, the Vendor shall give written notice to the Purchaser of its intention to so lease Block 2 (the “Notice”) and shall enclose with the Notice a copy of the offer it has received with respect to Block 2 which it is willing to accept (the “Offer”), which Offer shall specify the proposed rental rate and other relevant terms. The Purchaser shall have a period of twenty (20) Business Days from its receipt of the Notice and Offer to elect to lease Block 2 for the rental rate and upon the same terms as are contained in the Offer, which election shall be by Notice to the Vendor (the “Acceptance”). In the event the Purchaser shall have sent the Acceptance, then the Vendor, as lessor, and the Purchaser, as lessee, shall be deemed to have entered into a lease agreement upon the terms of the Offer and such transaction shall be completed on or before the date specified in the Offer.

(c)	In the event that the Purchaser does not deliver the Acceptance within such period of twenty (20) Business Days, then the Vendor shall be at liberty to lease Block 2 to the lessee named in the Offer or as it directs on substantially the same terms and conditions contained in the Offer, and thereupon this right of first refusal shall be terminated and at an end.

22.5	Purchaser’s Right of First Refusal to Purchase Block 3

In the event the Vendor, in its sole discretion, elects to make Block 3 as shown on the Vendor’s Proposed Property Disposition Plan (“Block 3”) available for purchase, it shall so notify the Purchaser and the Purchaser shall have thereupon the same rights and obligations with respect to Block 3 as are described in section 22.1 hereof with respect to Block 2 (the “Purchaser’s Right of First Refusal to Purchase Block 3”).

22.6	Purchaser’s Option to Purchase Block 3

In the event the Vendor, in its sole discretion, elects to make Block 3 available for purchase, it shall so notify the Purchaser and the Purchaser shall have thereupon the same rights and obligations with respect to Block 3 as are described in section 22.2 hereof with respect to Block 2 (the “Purchaser’s Option to Purchase Block 3”).

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22.7	Purchaser’s Option to Lease Block 3

In the event the Vendor, in its sole discretion, elects to make Block 3 available for lease, it shall so notify the Purchaser and the Purchaser shall have thereupon the same rights and obligations with respect to Block 3 as are described in section 22.3 hereof with respect to Block 2 (the “Purchaser’s Option to Lease Block 3”).

22.8	Purchaser’s Right of First Refusal to Lease Block 3

In the event the Vendor, in its sole discretion, elects to make Block 3 available for lease, it shall so notify the Purchaser and the Purchaser shall have thereupon the same rights and obligations with respect to Block 3 as are described in section 22.4 hereof with respect to Block 2 (the “Purchaser’s Right of First Refusal to Lease Block 3”).

22.9	Purchaser’s Rights Over Block 5

On or before December 31, 2012, the Vendor shall give Notice to the Purchaser (the “Block 5 Notice”) advising whether or not the Vendor intends to or is prepared to grant to the Purchaser: (i) the same rights and obligations with respect to Block 5 as shown on the Vendor’s Proposed Property Disposition Plan (“Block 5”) as are described in section 22.2 and section 22.3 hereof with respect to Block 2; or (ii) the same rights and obligations with respect to Block 5 as are described in section 22.1 and section 22.4 hereof with respect to Block 2 (the “Purchaser’s Rights Over Block 5”).

If, within thirty (30) days after the Purchaser’s receipt of the Block 5 Notice, the Purchaser advises the Vendor in writing that the Purchaser requires Block 5 for the expansion of the Plant, the Parties hereto shall discuss in good faith a potential arrangement for the Purchaser to lease or purchase Block 5, as well as the terms and provisions of such lease or purchase arrangement.

22.10	Vendor’s Right of First Refusal to Re-Purchase Purchaser’s BioIndustrial Park Lands

(a)	In the event the Purchaser has acquired registered ownership of the Lands, Block 2 and/or Block 3 or any other properties in the Vendor’s BioIndustrial Park from the Vendor (collectively the “Purchaser’s BioIndustrial Park Lands”) pursuant to the provisions of this Agreement, if the Purchaser at any time thereafter desires to sell, transfer or assign the Purchaser’s BioIndustrial Park Lands or any part thereof to a bona fide third party purchaser, the Purchaser shall provide the Vendor with at least sixty (60) days written notice of the Purchaser’s intention to dispose of such lands and in such event the Vendor shall have a right of first refusal to re-purchase the Purchaser’s BioIndustrial Park Lands on the terms set out in this section 22.10 (the “Vendor’s Right of First Refusal to Re-Purchase the Purchaser’s BioIndustrial Park Lands”).

(b)

Each time the Purchaser receives a bona fide third party offer to purchase all or part of the Purchaser’s BioIndustrial Park Lands which the Purchaser is willing to accept, then the Purchaser shall give Notice to the Vendor of its intention to dispose of such properties (the “Notice”) and shall enclose with the Notice a copy of the offer (the “Offer”) it has received with respect to such properties which Offer shall specify the proposed acquisition price and other relevant terms. The Vendor shall have a period of twenty (20) Business Days from its receipt of the Notice and Offer to elect to re-acquire such properties for the same price and upon the same terms as are contained in the Offer, which election shall be by Notice to the Purchaser (the “Acceptance”). In the event the Vendor shall have sent the Acceptance, then the Purchaser, as seller, and the Vendor, as buyer, shall be deemed to have entered into an agreement of purchase and sale upon the terms of the Offer and such transaction shall be completed on the later of the date of completion in the Offer or the ninetieth (90th) day following delivery of the Acceptance.

In the event that the Vendor does not deliver the Acceptance within such period of twenty (20) Business Days, then the Purchaser shall be at liberty to dispose of the relevant part of the Purchaser’s BioIndustrial Park Lands to the buyer named in the Offer or as it directs on the same terms and conditions contained in the Offer,

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and thereupon this right of first refusal shall be terminated and at an end with respect to such part of the Purchaser’s BioIndustrial Park Lands, provided the transaction with the third party contemplated in the Offer actually completes. If such transaction does not complete this right of first refusal to re-purchase such lands shall continue; and

(c)	The aforesaid right of first refusal shall not apply in the event the Purchaser sells all or substantially all of its assets to a bona fide third party purchaser or in the event the Purchaser sells the subject lands in conjunction with the sale of its Plant as a going concern. The aforesaid right of first refusal shall be an on-going right with respect to all or any part of the Purchaser’s BioIndustrial Park Lands.

22.11	Planning Act

The foregoing various options and rights set out in sections 22.1 to 22.10 inclusive are subject to the subdivision control provisions of the Ontario Planning Act as and if applicable.

22.12	Condition Precedent

As a condition precedent to the Purchaser acquiring registered ownership of any of the Vendor’s property in the Vendor’s BioIndustrial Park pursuant to any right of first refusal or option in this Agreement, the Vendor and Purchaser shall enter into agreements similar to the Steam Supply Agreement and the BioIndustrial Park Mandatory Ancillary Services Agreement with respect to all such properties, and the Purchaser shall agree to comply with the Vendor’s BioIndustrial Park Rules with respect to all such properties.

23.	MISCELLANEOUS

23.1	The transfer/deed of the Lands will be prepared by the Vendor, except for the Affidavit of Residence and Value of the Consideration (“Land Transfer Tax Affidavit”), which will be prepared by the Purchaser. The Purchaser shall be responsible for all the Purchaser’s costs associated with this transaction, including, but not limited to the payment of Land Transfer Tax and registration fees, disbursements and any other taxes and fees payable in connection with the registration of the transfer/deed of the Lands.

23.2	The Lands are in an area where electronic registration is mandatory and the transaction will be completed by electronic registration pursuant to Part III of the Land Registration Reform Act, (Ontario), and the Electronic Registration Act, (Ontario) and any amendments thereto. The Vendor and the Purchaser acknowledge and agree that the exchange of Closing funds, non-registerable documents and other items (the “Requisite Deliveries”) and the release thereof to the Vendor and Purchaser will

(a)	not occur at the same time as the registration of the transfer/deed (and other documents intended to be registered in connection with the completion of this transaction); and

(b)	be subject to conditions whereby the lawyer(s) receiving any of the Requisite Deliveries will be required to hold them in trust and not release same except in accordance with the terms of a document registration agreement between the said lawyers. The Vendor and the Purchaser irrevocably instruct the said lawyers to be bound by the document registration agreement which is recommended from time to time by the Law Society of Upper Canada. Unless otherwise agreed to by the lawyers, such exchange of the Requisite Deliveries will occur in the applicable Land Titles Office or such other location agreeable to the respective solicitors.

23.3	The Purchaser shall be credited towards the Purchase Price with the amount, if any, necessary for Purchaser to pay to the Canada Revenue Agency in order to satisfy Purchaser’s liability in respect of tax payable by Vendor under the non-residency provisions of the Income Tax Act (Canada) by reason of this sale. The Purchaser shall not claim such credit if the Vendor delivers on Closing the prescribed certificate or a statutory declaration that the Vendor is not then a non-resident of Canada.

23.4	Time shall in all respects be of the essence of the Agreement, provided that the time for doing or completing any matter may be extended or abridged by an agreement in writing signed by the Vendor and the Purchaser or by their respective solicitors who are hereby expressly authorized in this regard.

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23.5	If, prior to the Closing Date, the Vendor receives any notice of any proposed or pending action to take, by expropriation or condemnation of any part of the Lands, the Vendor shall immediately notify the Purchaser of such fact (“Vendor’s Notice”). The Vendor’s Notice shall specify any taking of any portion of the Lands. If the taking materially and adversely affects the value of the Lands and/or the Purchaser’s intended use and/or development of the Lands, then the Purchaser shall thereupon have the option, in its sole and absolute discretion, acting reasonably, to terminate this Agreement upon written notice to Vendor given no later than five (5) Business Days after receipt of Vendor’s Notice describing the extent and nature of the proposed taking. If this Agreement is terminated, then the Deposit with interest and without deduction shall be returned to the Purchaser and any documents delivered by any Party to the other Party shall be returned to the delivering Party, and neither Party shall have any further rights or obligations hereunder. If the Purchaser does not exercise this option to terminate this Agreement, neither Party shall have the right to terminate this Agreement as a result of the foregoing, but the Vendor shall assign and turn over, and the Purchaser shall be entitled to receive and keep, all awards and rights thereto for the taking by eminent domain which accrue to the Vendor and the Parties shall proceed to the Closing pursuant to the terms hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price. Unless or until this Agreement is terminated, the Vendor shall take no action with respect to any expropriation proceeding without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

23.6	Any tender of documents or money hereunder may be made upon the Vendor or the Purchaser or their respective solicitors on the Closing Date. Money may be tendered by cash, certified cheque or money order of a Canadian chartered bank or Canadian trust company or a bank draft of a Canadian chartered bank.

23.7	In this Agreement, words importing the singular include the plural and vice-versa, words importing gender include all genders and words importing persons include corporations and vice-versa.

23.8	Any reference to a section or schedule in this Agreement shall be deemed a reference to the applicable section or schedule contained in this Agreement and to no other agreement or document unless specific reference is made to such other agreement or document.

23.9	Any reference to a statute in this Agreement includes a reference to all regulations made pursuant to such statute, all amendments made to such statute and regulations in force from time to time and to any statute or regulation which may be passed and which has the effect of supplementing or superseding such statute or regulations.

23.10	The Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. Each of the Parties irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

23.11	Unless otherwise expressly provided, all dollar amounts referred to in this Agreement are stated and shall be paid in Canadian currency.

23.12	The Agreement has been negotiated and approved by the Parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the Parties by reason of the authorship of any of the provisions of this Agreement.

23.13	The Lands shall be and remain at the Vendor’s risk until the Closing Date. The Vendor shall hold all insurance policies and the proceeds thereof in trust for the Parties as their respective interests may appear pending Closing.

23.14	The Purchaser may assign its right, title and benefit under this Agreement to any legal entity, subject to the Vendor’s written approval, which approval shall not be

*Confidential Treatment Requested

unreasonably withheld. Notwithstanding the foregoing, the Vendor agrees that the Purchaser may at any time after execution of this Agreement assign its rights under this Agreement to any of the Purchaser’s financiers as a form of collateral security and no consent of the Vendor shall be required in such a case. In the event that Purchaser assigns its rights under this Agreement to any of Purchaser’s financiers, Purchaser shall remain liable for its obligations under this Agreement.

23.15	Any notice or other communication required or permitted to be given by this Agreement shall be in writing and shall be effectively given if:

(a)	delivered personally;

(b)	sent by prepaid courier service; or

(c)	sent by fax, or other similar means of electronic communication.

in the case of notice to:

the Purchaser, at:

BioAmber Sarnia Inc.

1250 Rene-Levesque Boulevard West

Montreal, Quebec

H3B 4W8

Attention: President

Fax: (514) 867-9675

With a copy to the Purchaser’s solicitor at:

BOIVIN DESBIENS SENÉCAL CHALIFOUR GP

2000-2000 McGill College Avenue

Montreal, Quebec

H3A 3H3

Attention: Thomas Desbiens

Fax (514) 844-5836

E-mail [***]

the Vendor, at:

LANXESS INC.

P.O. Box 3001

1265 Vidal Street

Sarnia, Ontario

N7T 7M2

Attention: Manager, Bio-Industrial Park Sarnia

Fax: (519) 339-7723

with a copy to the Vendor’s in house solicitor at:

Attention: Law & Intellectual Property Department

Fax (519) 339-7785

or at such other address as the Party to whom such notice or other communication is to be given shall have advised the Party giving same in the manner provided in this section. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day such notice or other communication shall be deemed to have been given and received on the next following

*Confidential Treatment Requested

Business Day. Any notice or other communication transmitted by fax, or other similar form of an electronic communication shall be deemed given and received on the day of its transmission provided that such transmission is completed before 5:00 p.m on a Business Day, failing which such notice or other communication shall be deemed to have been given and received on the first Business Day after its transmission.

(referred to herein as “Notice”)

23.16	The Vendor’s and the Purchaser’s representations, warranties, covenants and agreements contained in sections 6, 7 and 8 of this Agreement shall not merge on the Closing Date but shall survive for a period of two (2) years following the Closing Date of the within transaction. Subject to any applicable limitation period(s) ending as of any earlier date and any termination of such obligations as of any earlier date, the Vendor’s obligations under this Agreement with regard to the Lands’ compliance with Environmental Laws at the Closing Date shall survive for a maximum period of ten (10) years after the Closing Date. All other terms and provisions of this Agreement (save and except as to title to the Lands) shall survive the Closing Date and continue in full force and effect forever thereafter.

23.17	The Parties represent and warrant that they have had no dealings with any real estate brokers or agents in connection with the negotiation of this Agreement. The Vendor shall pay all real estate commissions relating to this transaction, if any. Each Party agrees to indemnify and hold the other harmless from any cost, expense or liability arising from a breach of this representation and warranty.

23.18	The Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and assigns including, without limitation, those with registered and/or beneficial title to the Lands.

23.19	The Agreement and its acceptance may be executed in any number of counterparts and by different Parties in separate counterparts and each of such counterparts shall be deemed to be an original document and such counterparts, taken together, shall constitute one and the same document.

23.20	To evidence the fact that it has executed the Agreement, each Party may send a copy of its executed counterpart to the other Party by electronic or fax transmission. Such Party shall be deemed to have executed and delivered the Agreement on the date it sent such electronic or fax transmission. An original executed copy of the Agreement shall be forwarded to the other Party hereto forthwith after the electronic or fax copy is transmitted.

23.21	The Agreement constitutes the entire agreement between the Parties hereto with respect to the Lands. The Vendor and Purchaser acknowledge that there is no representation, warranty, collateral agreement or condition affecting the Agreement other than as expressed herein in writing.

23.22	Dispute Resolution Process

(a)	In the event of a dispute arising between the Parties under or in connection with this Agreement, such dispute, unless otherwise provided for herein, shall be promptly referred to a member of senior management of each of the Parties who shall attempt to resolve such dispute. If such members of senior management are unable to resolve any such dispute within twenty (20) days after referral to them or such further time as the Parties may agree in writing, then the Parties shall resolve such dispute in accordance with the remaining provisions of this section 23.22.

(b)	At any time prior to such Party submitting such dispute to arbitration hereunder, a Party may, without initiating or completing the dispute resolution process described in section 23.22(a), commence litigation with respect to any claim concerning any non-payment of monies that the other Party has an accrued obligation to pay hereunder.

*Confidential Treatment Requested

(c)	Except for such claims as a Party may pursue in accordance with section 23.22(b), any dispute between the Parties under or in connection with this Agreement that is not resolved in accordance with section 23.22(a), shall not be resolved through litigation, and any Party may submit such dispute to arbitration, by a single arbitrator, in accordance with the rules of arbitration set forth in Schedule “H”; provided that this section 23.22(c) shall not be construed as an agreement to arbitrate any matter where this Agreement merely provides that the Parties will negotiate in good faith towards a resolution of such matter or endeavour to agree on such matter, if that provision does not expressly commit the Parties to arbitration.

(d)	All performance required hereunder by the Parties under this Agreement shall continue during the dispute resolution proceedings contemplated by this section 23.22, provided that in the case of any such proceedings pertaining to amounts payable under this Agreement, any payments or reimbursements required as a result of such proceedings shall be payable as of a date to be determined in such proceedings, and interest shall be paid, from such date until the date of payment, by the Party required to make any such payment or reimbursement on the amount thereof at the Toronto Dominion Bank prime commercial rate of interest plus one percent (1%).

(e)	Nothing herein contained shall prevent either Party from seeking an injunction and any relief ancillary thereto from a court of competent jurisdiction.

23.23	The Purchaser acknowledges that the provisions of this Agreement extend only to the Lands and the permitted uses thereof permitted by Law and that, except as may be specifically provided in this Agreement, all other matters relating to the Vendor’s BioIndustrial Park and to any use thereof by the Purchaser shall be subject to the Vendor’s BioIndustrial Park Rules, with which the Purchaser hereby agrees to comply.

23.24	Each Party shall attend meetings, execute and deliver further documents, instruments and agreements and do and cause to be done all such further acts and things which are reasonably required in order for the Parties to perform their respective obligations contemplated by, and to give full force and effect to, the provisions of this Agreement.

23.25	In this Agreement, the words “include” and “including” shall be deemed to be qualified by a reference to “without limitation”.

24.	CONFIDENTIALITY

24.1	Confidentiality

Subject to section 24.4, each Party shall keep confidential and shall not:

(a)	use, except for the purpose of performing its obligations or exercising its rights under this Agreement; or

(b)	disclose, except as contemplated or permitted in this Agreement;

any confidential information, trade secret or confidential financial, technical, scientific, business or other information or document of the other Party or its affiliates received by it or any of its affiliates in the course of, or as a result of, the relationship established between the Parties pursuant to this Agreement (herein referred to collectively as the “Information”)

24.2	Internal Confidential Treatment

Each Party shall treat the Information with the same degree of proprietary care as it gives its own confidential information except as may be otherwise agreed to in writing.

*Confidential Treatment Requested

24.3	Internal Disclosure

Each Party may disclose Information only to those of its affiliates and to its and their directors, officers, employees, agents, professional advisors and consultants who have a bona fide need to know the Information, it being understood that such affiliates, directors, officers, employees, agents, professional advisors and consultants shall be informed of the confidential nature of such Information and shall be required to treat such Information confidentially.

24.4	Exceptions

A Party shall be entitled to use or disclose any Information to the extent:

(a)	such Information is or becomes generally known to the public other than through a breach of this Agreement or any other obligation of confidentiality between the Parties;

(b)	such Information is lawfully obtained by that Party from a third party or parties without breach of this Agreement or any other obligation of confidentiality between the Parties, as shown by documentation sufficient to establish the third party as the source of such Information and to the knowledge of the disclosing Party, without such disclosure constituting a breach by such third party or parties of an obligation of confidentiality;

(c)	such Information is comprised of technical information and was already known to the Party prior to receipt thereof from the other Party, as shown by documentation sufficient to establish such knowledge;

(d)	such disclosure is required in connection with any regulatory, legal or administrative proceeding, the issues of which touch on such Information; provided that where circumstances permit prior to disclosure the disclosing Party shall notify the other Party in writing of such proposed disclosure and at the other Party’s request (and expense) the disclosing Party shall either apply for appropriate court or other orders to preserve the confidentiality of such Information or only disclose such Information to persons who shall have agreed in writing not to use or disclose such Information to the same extent that the disclosing Party is precluded from using or disclosing such Information under this Agreement;

(e)	that such disclosure is required by law or competent authority of any governmental body; provided that where the circumstances permit prior to disclosure (other than any disclosure required by applicable securities laws) the disclosing Party shall notify the other Party in writing of any such proposed disclosure and shall at the other Party’s request (and expense) apply for appropriate court or other orders to preserve the confidentiality of such Information; or

(f)	the other Party shall have provided its prior written approval for such disclosure by the disclosing Party.

24.5	Preservation of Existing Rights

(a)	The provisions of this section 24 shall not permit the disclosure or use by the Vendor of Information to the extent that the Vendor is precluded from disclosing or using such Information under any other agreement binding the Parties.

(b)	The provisions of this Agreement shall not permit the disclosure or use by the Purchaser of Information to the extent that the Purchaser is precluded from disclosing or using such Information under any other agreement binding the Parties.

*Confidential Treatment Requested

24.6	Responsibility for Others

Each of the Parties shall be responsible for the violation of the secrecy and non-use provisions of this Agreement by its directors, officers, employees, agents, professional advisors, consultants, contractors and affiliates.

The Purchaser agrees that this Agreement shall be irrevocable by the Purchaser until 5:00 p.m. on the 25th day of May, 2012, after which time, if not accepted by the Vendor, this Agreement shall be null and void and the Deposit, if paid, shall be returned to the Purchaser without interest or deduction.

Dated at Montreal, Quebec, this 18th day of May, 2012.

IN WITNESS WHEREOF the Purchaser has executed this Agreement.

BIOAMBER SARNIA INC.
Per:
/s/ J.F. Huc
Name: J.F. Huc
Title: C.E.O.

I have authority to bind the corporation.

THE UNDERSIGNED accepts the above Agreement.

DATED at Sarnia, Ontario this 25 day of May, 2012.

LANXESS INC.
Per:
/s/ Bruce Cusack
Print Name: Bruce Cusack
Title: Head, C4 Business

Per:
/s/ Karsten Lerch
Print Name: Karsten Lerch
Title: Manager, Finance Canada

We have authority to bind the corporation.

*Confidential Treatment Requested

SCHEDULE “A”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

DESCRIPTION OF LANDS AND EASEMENTS

The following descriptions are made with reference to the Lands Reference Plan (Reference Plan of Survey No. 25-9996). Both Parties agree that should good faith error or omission in the following descriptions be discovered prior to Closing, said descriptions shall be amended to correct such error or omission to such extent as may be reasonably accommodated by both Parties.

1.	Description of Lands

The description of the Lands to be conveyed by the Vendor to the Purchaser is as follows:

approximately 5 hectares, more or less, being part of Lot 4 of Registrar’s Compiled Plan 725, City of Sarnia, and being more specifically defined as Parts 24, 27, 28, 29, 30, 31, 33, 34 and 60 on the Lands Reference Plan,

all subject to the Permitted Encumbrances.

2.	Description of Easements in Favour of Purchaser

(a)	an easement in the nature of a right-of-way over part of Lot 4, Registrar’s Compiled Plan 725, City of Sarnia, of the Vendor’s abutting lands designated as Parts 6, 7, 18-21, 22, 23, 25, 26, 32, 36 - 38, 53, 57 - 59 and 61 on the Lands Reference Plan (hereinafter, the totality of these parts are referred to as the “Right-of-Way Corridor”), for pedestrian and vehicular ingress and egress to and from Vidal Street, and for pedestrian and vehicular travel generally, provided that only those portions of the Right-of-Way Corridor that are ordinarily and customarily used from time to time for pedestrian and vehicular travel, as evidenced by the presence of paved and maintained roadways and sidewalks, are used by the Purchaser for such purposes;

(b)	an easement in, under and over part of Lot 4, Registrar’s Compiled Plan 725, City of Sarnia, of the Vendor’s abutting lands designated as Parts 25 and 32 on the Lands Reference Plan (hereinafter, each of Parts 25 and 32 is referred to separately as the “Sewer and Utilities Connection Easement Corridor”), for purposes of constructing, installing, using, maintaining, inspecting, repairing, removing, enlarging, replacing and reconstructing communication cables, natural gas pipeline connections and water and sanitary sewer connections to the communication cables, natural gas connections and the City of Sarnia’s water and sanitary sewer system located at or under Vidal Street within the Sewer and Utilities Connection Easement Corridor, provided that, prior to exercising any such easement rights in, under and/or over any part of the Sewer and Utilities Connection Easement Corridor, the Purchaser has first secured the Vendor’s written approval, acting reasonably, as to the design of the sewer, communication cable and natural gas pipeline works and as to the specific location within the Sewer and Utilities Connection Easement Corridor that such works are to be constructed and installed , which location shall be verified and confirmed by an engineer’s “as built” drawing prepared at the Purchaser’s sole expense; and

(c)	an easement in, under and over part of Lot 4, Registrar’s Compiled Plan 725, City of Sarnia, of the Vendor’s abutting lands designated as Parts 52 and 53 on the Lands Reference Plan (hereinafter referred to as the “Drain Easement Corridor”), for purposes of constructing, installing, using, maintaining, inspecting, repairing, removing, enlarging, replacing and reconstructing an underground cooling water and storm water drain within the Drain Easement Corridor, provided that, prior to exercising any such easement rights in, under and/or over any part of the Drain

*Confidential Treatment Requested

Easement Corridor, the Purchaser has first secured the Vendor’s written approval, acting reasonably, as to the design of the cooling water and/or storm water sewer and as to the specific location within the Drain Easement Corridor that such works are to be constructed and installed, which location shall be verified and confirmed by an engineer’s “as built” drawing prepared at the Purchaser’s sole expense.

3.	Description of Easements in Favour of Vendor

(a)	an easement for purposes of constructing, installing, using, maintaining, inspecting, repairing, removing, enlarging, replacing and reconstructing utility pipelines and cables, including steam, industrial gas, water and waste water pipelines, electricity and instrumentation cables, and associated pipe racks and other installations to, in, under, over, along and upon that portion of the Lands designated as Part 27 on the Lands Reference Plan;

(b)	an easement for purposes of constructing, installing, using, maintaining, inspecting, repairing, removing, enlarging, replacing and reconstructing an oily water (waste water) sewer and related installations to, in, under, over, along and upon that portion of the Lands designated as Part 33 on the Lands Reference Plan;

(c)	an easement for purposes of constructing, installing, using, maintaining, inspecting, repairing, removing, enlarging, replacing and reconstructing a service water pipeline, valves and service pit and related installations to, in, under, over, along and upon those parts of the Lands designated as Part 29 on the Lands Reference Plan;

(d)	an easement for purposes of constructing, installing, using, maintaining, inspecting, repairing, removing, enlarging, replacing and reconstructing a steam distribution pipeline, meter and related installations to, in, under, over, along and upon those parts of the Lands designated as Parts 28 on the Lands Reference Plan; and

(e)	an easement for purposes of constructing, installing, using, maintaining, inspecting, repairing, removing, enlarging, replacing and reconstructing electricity distribution cables, splice and related installations to, in, under, over, along and upon those parts of the Lands designated as Part 60 on the Lands Reference Plan.

*Confidential Treatment Requested

SCHEDULE “B”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

VENDOR’S BIOINDUSTRIAL PARK - SKETCH

*Confidential Treatment Requested

SCHEDULE “C”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

PERMITTED ENCUMBRANCES

1.	All easements, agreements, notices, notices of claim, restrictive covenants, assignments general and similar instruments registered on title to the Lands, including those more particularly described as follows:

No.	Instrument No.	Description	Parties

2.	L629843	Restrictive Covenant Application Annexed - Transfer together with easements re: pipelines and restrictive covenant re: dangerous goods on lands (Transfer/Deed of Land).	Polysar Limited (Transferor) and BASF Canada Inc. (Transferee).

3.	L712391	Agreement - Fire Protection Water Supply Option Agreement (Document General).	Polysar Rubber Corporation

4.	L712393	Agreement - Service Water Supply Option Agreement (Document General).	Polysar Rubber Corporation

5.	L758926	Easement (Transfer/Deed of Land).	174831 Canada Inc. (Transferor) and 166814 Canada Limited (Transferee)

6.	L758927	Easement (Transfer/Deed of Land).	174831 Canada Inc. (Transferor) and 166814 Canada Limited (Transferee)

7.	L758929	Easement (Transfer/Deed of Land).	174831 Canada Inc. (Transferor) and 166814 Canada Limited (Transferee)

8.	L758931	Easement (Transfer/Deed of Land).	174831 Canada Inc. (Transferor) and 166814 Canada Limited (Transferee)

9.	L758932	Easement (Transfer/Deed of Land).	174831 Canada Inc. (Transferor) and 166814 Canada Limited (Transferee)

*Confidential Treatment Requested

SCHEDULE “D”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

VENDOR’S BIOINDUSTRIAL PARK RULES

Bio-Industrial Park Rules and Schedules

(May 2012 Edition)

*Confidential Treatment Requested

1.0	INTRODUCTION	- 41 -

2.0	DEFINITIONS	- 42 -

4.0	GENERAL RULES	- 48 -

5.0	SAFETY AND INCIDENT MANAGEMENT	- 51 -

6.0	ENVIRONMENTAL PROTECTION	- 53 -

7.0	UTILITIES AND INFRASTRUCTURE	- 54 -

8.0	HAZARDOUS GOODS TRANSPORTATION	- 55 -

9.0	TELECOMMUNICATION	- 55 -

10.0	PROCEDURES RELATED TO THE RULES AND ORGANIZATION	- 55 -

11.0	LIST OF SCHEDULES	- 55 -

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1.0	Introduction

1.1	Purpose

The ability of businesses in the LANXESS Inc. Bio-Industrial Park Sarnia (hereinafter, “BPS” and/or the “BPS site”) to coexist when engaging in activities at the BPS site depends on a shared understanding of orderly cooperation and a shared commitment to the protection of the health and safety of individuals and the environment.

The businesses located within BPS operate in close physical proximity and are, for the most part, integrated to services provided by LANXESS Inc. (“LANXESS”), which acts as the manager and operator of BPS (the “BPS Operator”). Given these circumstances and the parties’ resultant responsibilities, the BPS Operator is responsible for enforcing these rules (hereinafter, the “Rules” or “BPS Rules”). The goal is to protect member businesses and people within and outside BPS from certain hazards and to provide everyone at BPS with an appropriate working environment.

All businesses operating at BPS, as well as their employees, contractors, agents and visitors, are required to comply with all applicable laws and regulations. It is in everyone’s interest to operate their businesses safely and in an environmentally responsible manner and to consider the needs of others. Without limiting the generality of the foregoing, in order to protect people and the environment, businesses located within BPS are encouraged to adhere to the Chemistry Industry Association of Canada’s Responsible Care ® concepts

These Rules set forth the essential topics required for orderly coexistence and good relations between the businesses located within BPS who are, on account of an agreement with LANXESS Inc, subject to these Rule (hereinafter referred to collectively as “Member businesses” and individually as a “Member business”).

These Rules are mandatory for each Member business and for everyone under its control. Each Member business is responsible for ensuring that its employees, contractors, agents and visitors are made aware of and comply with these Rules.

These Rules include the attached schedules and requirements based on statutory obligations and, if applicable, existing agreements between the BPS Operator and Member businesses.

1.2	Services

For greater certainty, these Rules do not commit the BPS Operator to provide any services to any Member businesses, including, without limitation, services related to emergency response, water treatment, security, etc.

The BPS Operator provides various services to Member businesses under the terms and conditions of separately negotiated service agreements. Therefore, in the event of any inconsistency between these Rules and the terms and conditions of any service agreement dealing specifically with the issue or service in question, the terms and condition of the service agreement shall prevail. Where no service agreement exists between the BPS Operator and a Member business for any service mentioned herein, the BPS Operator is under no obligation to provide, and will not provide, such service.

1.3	Modifications

The purpose of these Rules is to establish and communicate uniform rules applicable to all Member businesses for the orderly operation and management of BPS and for the protection of the environment, property and assets and the health and safety of individuals (hereinafter the “Rule Purposes”).

*Confidential Treatment Requested

Accordingly, the BPS Operator reserves the right to revise, amend, delete and add to these Rules from time to time at its discretion, acting reasonably. However, prior to doing so, the BPS Operator will provide Member businesses’ twenty-one (21) days to provide their input in writing on the suggested revisions, amendments, additions and/or deletions to the Rules. The BPS Operator will consider Members businesses’ input but ultimately reserves the exclusive right, acting reasonably, to revise, amend, delete, and add to these Rules, provided that such amendments are in keeping with the Rule Purposes. The BPS Operator undertakes to provide Member businesses thirty (30) days advance notice prior to enforcing such revisions, amendments, deletions and additions.

2.0	Definitions

2.1	BPS (Bio-Industrial Park Sarnia)

BPS (also sometimes referred to as the “BPS site”) comprises of:

2.1.1	all properties, buildings and premises owned and/or under the operation and/or control of Lanxess Inc. in Sarnia, Ontario as further depicted by the areas coloured blue in the sketch attached hereto as Appendix 1 (but excluding those persons to whom property rights (easements, licenses, leases, etc…) were granted by Lanxess Inc. prior to April 2012); and

2.1.2	such other properties and premises where pursuant to the terms and conditions of negotiated agreements, these Rules apply.

2.2	Member Businesses

The Member businesses are those businesses that are situated within BPS and those businesses that have any property rights (including without limitation negotiated right-of-ways, easements, licenses, leases) on any property located within BPS, and whom are on account of an agreement with LANXESS Inc. subject to these Rules.

2.3	Contractors

Contractors are defined as external businesses which have been contracted by and work for the BPS Operator or any Member businesses from time to time.

2.4	CVECO (Chemical Valley Coordinating Emergency Organization)

CVECO is an emergency response organization that includes police, fire departments, municipal emergency planners and industries located in the Sarnia-Lambton Chemical Valley corridor.

2.5	CVECO Codes

Code 6: An incident involving real or potential off-site impacts that requires road closures and traffic control in designated areas.

Code 7: A bomb threat.

Code 8: An internal industrial emergency response that could cause public inquiry. No off-site impact expected. No external resources required.

Code 9: An industrial emergency that requires municipal fire department assistance.

2.6	LEOC - Lanxess Emergency Operations Center

The LEOC is located at the Lanxess Fire hall and is made operational whenever there is a significant emergency that may affect other Lanxess units, the general public or Member businesses. Each Member business is required to notify the BPS Operator’s designated representative(s) of any emergency at the Member business’ facility. This is in addition to any other undertaking that the Member business may have agreed to with the BPS Operator concerning any additional coordination and cooperation between the parties in the event of an emergency.

*Confidential Treatment Requested

2.7	Marine Security

Marine Security refers to the Transport Canada rules and regulations (including the Marine Transportation Security Act and the Marine Security Transportation Regulations) that regulate ingress and egress by any person to the BPS property, buildings and premises (including, without limitation, the dock located on the shore of the St. Clair River (hereinafter, the “Dock”)), that are located on the west side of Vidal Street. This also includes Member businesses’ properties and premises located within the portion of the BPS site that is located on the west side of Vidal Street.

2.8	“Material Offsite Impact”

For the purposes of these Rules, “Material Offsite Impact” means any one or more of the following:

(a)	any material interference with the current or intended use or enjoyment of any lands in BPS including, without limitation, by reason of any adverse effect upon the safety or comfort of any persons upon such lands;

(b)	any release or discharge of any contaminants causing any adverse effect on any lands in BPS and/or to any persons upon such lands; and

(c)	any material adverse effect or constraint upon any activities which are, or reasonably may be, conducted upon the lands of any owner or tenant in BPS.

2.9	“Reasonable Professional Judgment”

For the purposes of these Rules, “Reasonable Professional Judgment” means an objectively reasonable and impartial belief, opinion or conclusion held with confidence, and founded on appropriate professional knowledge, skills, abilities, qualifications and/or competencies, after careful review, analysis and consideration of the relevant subject matter and all relevant facts and circumstances that were then known by, or reasonably available to, the person or party holding such belief, opinion or conclusion.

3.0	BPS Management

The BPS Manager shall be such representative(s) of the BPS Operator as is/are designated for that role by the BPS Operator from time to time. The BPS Manager is the point of contact for Member businesses and their contractors for all issues affecting the BPS site.

The BPS Manager will:

➢	act as a communications conduit between the BPS Operator and Member businesses;

➢	enforce compliance with the Rules in BPS;

➢

coordinate communications between Member businesses and the BPS Operator during an emergency at a Member business’ site or the BPS Operator’s site, including coordinating the communications between the BPS Operator and Member businesses concerning the response measures undertaken by the site experiencing the emergency;

➢

coordinate communications between the BPS Operator and Member businesses and, where applicable, the media, concerning health, safety and environmental matters affecting BPS. Each Member business shall copy the BPS Manager on any press release concerning environmental matters on the Member business’ property and, if applicable, BPS, prior to issuing the press release;

and, subject to and on the terms and conditions of any relevant service agreement between the BPS Operator and the Member business:

➢	coordinate BPS site security; and

➢	maintain infrastructure including common rail lines, roads, pipe racks and utility corridors.

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Each Member business shall support the BPS Manager by providing relevant information on a timely basis in order to create and maintain a positive image of BPS and ensure public safety.

With the agreement of the Member business and provided that at all times accompanied by a representative of the Member business, the BPS Manager or, at the request of the Member business, an independent consultant may perform an on-site inspection of a Member business’ facilities solely to verify compliance with these Rules. Prior to conducting any such on-site inspection, the BPS Manager or the independent consultant, as the case may be, will, if requested by the Member business, be required to enter into a confidentiality undertaking to the satisfaction of the Member business, acting reasonably.

3.1	Insurance, Workers’ Compensation and Indemnity

Insurance Requirements

a)	Each Member business shall obtain and maintain, at its expense, all the necessary and appropriate insurance that a prudent person in its business would maintain including, at a minimum, the following:

i.	at all times:

1)	a Commercial General Liability insurance policy in an amount not less than $10,000,000.00 per occurrence and in the aggregate, which policy shall include cross-liability and severability of interest endorsements;

2)	a general environmental liability insurance policy in an amount not less than $10,000,00.00 per incident and in the aggregate;

3)	an owned and non-owned automobile insurance policy in an amount of not less than $10,000,000.00 per occurrence;

and

ii.	while engaging in, and during the entire course of, any construction of any facilities, plants and related appurtenances:

1)	a Builder’s Risk (Course of Construction) liability insurance policy in an amount not less than the total construction value of the facility, plant and/or related appurtenance to be constructed; and

2)	a Wrap-up liability insurance policy in an amount of no less than $10,000,000.00 per occurrence;

and

iii.	if access to the Dock is granted to the Member business under a separately negotiated service agreement, watercraft liability insurance with respect to owned and non-owned watercraft in an amount not less than $10,000,000.00 per occurrence for bodily injury, death and damage to property (including loss of use thereof), covering the Member business and the BPS Operator and, with respect to Builder’s Risk and Wrap-up Liability insurance, the Member business’ contractors and all of their subcontractors, with respect to all claims, demands, actions or proceedings for sums of money, damages, costs, penalties and losses and all liability which may be imposed by law for loss of life, personal injury or damage to property arising or resulting from the Member business’, its employees’, agents’, contractors’, subcontractors’, invitees’ and representatives’ actions and omissions including, without limitation, access to, presence on and activities on the BPS site.

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b)	Each Member business shall effect such insurance policies with insurers licensed to provide insurance in the Province of Ontario with an overall A.M. Best rating of at least A- and financial size category VIII or equivalent rate and acceptable to Lanxess Inc. and shall include the BPS Operator as an additional insured on such policy(ies).

c)	Each Member business shall provide a true copy of the certificates evidencing the insurances required herein and deposit same with the BPS Operator. Such certificates shall contain, at a minimum, the following information:

i.	that the BPS Operator is an insured party under the policy(ies);

ii.	the above mentioned coverages;

iii.	the commencement date of the polic(ies);

iv.	a waiver of subrogation against the BPS Operator, its employees, agents, directors and officers, whether or not any loss is caused by the act, omission or negligence of the BPS Operator, its employees, officers, agents, directors; and

v.	that if the policy(ies) are ever cancelled or amended in any manner for any reason, a minimum of thirty (30) days written notice of such change or cancellation will be provided to the BPS Operator.

d)	The BPS Operator shall not be obligated to review any of the afore-mentioned certificates of insurance, insurance policies and/or endorsements or advise the Member business of any deficiencies in such documents, and any receipt of copies or review by the BPS Operator shall not relieve the Member business from or be deemed to be a waiver of the BPS Operator’s right to insist on strict fulfillment of the Member business’ insurance obligations at any time.

e)	Nothing herein shall be interpreted to exclude any cause of action or remedy available to the BPS Operator at law for damages suffered or resulting, directly or indirectly, from the Member business’, its employees’, agents’, contractors’, invitees’ and representatives’ actions or omissions, including, without limitation, access to, presence on, and activities on the BPS site.

Workplace Safety and Insurance

a)	Each Member business subject to the Workplace Safety and Insurance Act, 1997 (Ontario), shall:

i.	obtain and maintain workplace safety and insurance coverage for its workers (as defined in the Workplace Safety and Insurance Act, 1997) and maintain its accounts with the Workplace Safety and Insurance Board of Ontario in good standing at all times;

ii.	provide the BPS Operator with a valid clearance certificate and up-to-date clearance certificates issued under the authority of the Workplace Safety and Insurance Act, 1997 before any work of any nature is to be done by any of the Member business’ workers (as defined in the Workplace Safety and Insurance Act, 1997) on any part of the BPS site; and

iii.	provide or cause to be provided a valid clearance certificate before any of the Member business’ agents, contractors, invitees or representatives that are subject to the Workplace Safety and Insurance Act, 1997 commence any work of any nature on behalf of the Member business on any part of the BPS site.

b)	Each Member business shall pay when due, and ensure that each of its contractors and subcontractors pays when due, all amounts required to be paid by it and its contractors and subcontractors under the Workplace Safety and Insurance Act, 1997 (Ontario).

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Indemnity

a)	Each Member business shall indemnify and hold harmless the BPS Operator, its employees, officers, agents, directors and officers (collectively, the “Indemnified Parties”) from and against any and all losses, damages, costs, claims, fines and expenses (including, without limitation, legal fees, adjuster fees, court costs) suffered or incurred by the Indemnified Parties arising or resulting, directly or indirectly, from the Member business’, its employees’, agents’, contractors’, invitees’ and representatives’ actions and omissions, including, without limitation, access to, presence on and activities on the BPS site.

b)	The BPS Operator shall have the right to defend, compromise or settle any matter that is subject to the above indemnity (the “Indemnified Claim”) through its own legal counsel, third party adjusters, or other agents, and any such compromise or settlement by the BPS Operator shall be final and not subject to challenge by the Member business. The Member business shall immediately repay or reimburse the BPS Operator for all amounts paid in respect of such Indemnified Claim and all expenses incurred in its connection.

c)	Each Member business hereby releases the BPS Operator and waives all rights to assert against the BPS Operator any and all claims, demands, or causes of action arising out of the Member business and/or its employee(s), agent(s), contractor(s) or representative(s) use, occupation and/or presence on the BPS site. Without limiting the generality of the foregoing, each Member business agrees to hold the BPS Operator harmless from any claims, damages, costs, or legal fees which arise as a result of any property rights granted to the Member business and/or the construction, maintenance, repair, use and operation of any easements granted to the Member business, or as a result of any person being injured on such easement lands owned by the BPS Operator

It is hereby understood and agreed between the BPS Operator, and each Member business that in the event of any inconsistency between the insurance coverage and indemnity requirements hereof and that stipulated in any other document and agreement between the BPS Operator and the Member business, the terms and conditions of the document requiring the greater insurance coverage and providing the BPS Operator a greater protection shall govern.

3.2	Major Changes

Each Member business is responsible to protect and safeguard the environment and the health and safety of individuals.

To that end, understanding that certain actions by a Member business could adversely affect:

a)	the BPS site,

b)	the property(ies) and assets of other Member businesses;

c)	the health and safety of individuals; and/or

d)	the environment;

each Member business is required to ensure that its activities do not cause any Material Offsite Impact(s). Therefore, not less than sixty (60) days prior to commencing the detailed engineering for any planned:

a)	expansion of current facilities,

b)	construction of new buildings or facilities;

c)	demolition of buildings, facilities and related appurtenances;

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d)	introduction of new chemicals;

e)	material change to the source(s) or nature of discharges or emissions to the environment; or

f)	material change to the nature or location of any facilities, operations or activities;

on its site, each Member business shall provide the BPS Operator with written notice of such planned activity(ies), detailed layout, hazard and operability plans for such activity(ies) and a reasonable opportunity to comment on any health, safety and/or environmental issues arising from such planned activity(ies). Such notice shall include a detailed description of the planned activity(ies) as well as, if applicable, a listing of hazardous and flammable materials.

If the BPS Operator is not satisfied with the Member business’ planned activity(ies) due to concern that the proposed activity(ies) would impose a significant risk of Material Offsite Impact(s), the BPS Operator will advise the Member business of its concerns within thirty (30) days of its receipt of the aforementioned plans. The Member business shall provide a written response to the BPS Operator’s concerns within fifteen (15) days of receiving such concerns, and if, on the basis of Reasonable Professional Judgment, any changes sought by the BPS Operator and / or any other changes are reasonably necessary to ensure that no Material Offsite Impact is caused by the planned activity(ies), the Member business shall make such changes to its plans. If the Member business does not make such changes to its plans and proceeds with its planned activity(ies) contrary to the provisions of these Rules, the BPS Operator reserves the right to seek damages and, where damages would be inadequate due to the nature of the activity in question, seek injunctive relief to prohibit such activity(ies).

If there is a material risk that a Member business’ proposed activity(ies) could have an adverse impact on another Member business’ property, assets and/or personnel, the Member business shall also notify the other Member business and allow that business the opportunity to provide input on any health, safety and/or environmental issues of interest to it.

Prior to the disclosure of any confidential information for these purposes, a Member business and/or the BPS Operator may, as the case may be, require that an appropriate written confidentiality undertaking be executed between the parties.

Each Member business acknowledges and agrees that any of the aforementioned activities are its own, sole responsibility and that no review of such activity by the BPS Operator shall result in any loss, damages or liability to the BPS Operator, nor shall such review reduce the responsibility and obligations of the Member business arising from or in connection with its activity.

Each Member business is also asked to provide the BPS Operator with copies of any environmental applications and building permit applications. In the event of a new construction and/or expansion of a building/facility, the Member business and the BPS Operator shall, where applicable, discuss any impact of the activity on existing alarms and emergency response protocols.

3.3	Environmental Air Emissions Modeling and Coordination

The BPS Operator and Member businesses engage in activities requiring certain air emission approvals from governmental authorities, including the Ontario Ministry of Environment.

In an effort to coordinate the regulation and oversight of emissions and related approvals on the BPS site, the BPS Operator and all Member businesses agree to engage in discussions from time to time to assess the feasibility and advantages to the group of entering into an agreement for the coordination and regulation of air emissions based on a unified property perimeter (fence line), to the extent allowable by law.

If asked to participate in such discussions by any of the BPS Operator or Member businesses, the BPS Operator and each Member business agree to do so and to actively contribute to the discussion in good faith. The BPS Operator and each Member business will reasonably consider the merits of an agreement for the coordination of air emissions. It is understood that neither the BPS Operator nor any Member business is required to enter into any air emission coordination agreement if:

a)	such an agreement would or reasonably could adversely affect any Member business’ current or future operations; or

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b)	such an agreement does not confer onto the BPS Operator and/or Member business a benefit in relation to their air emission standards and compliance requirements; or

c)	the agreement may adversely affect the BPS Operator or Member business’ compliance with their regulatory air emission certificates or approvals.

3.4	Required Documentation

Each Member business must provide the BPS Manager with a current electronic copy of the following records in their possession or control:

➢	Emergency Response Plan;

➢	Material Safety Data Sheets;

➢	MOE Certificates of Approval for air & water;

➢	MOE Spill Management plan;

➢	MOE Storm Water Management plan;

➢	Any current MOE orders and the Member business’ response thereto;

➢

Notice of any document (e.g. provincial offence notice, Information, etc…) instituting legal proceedings against the Member business with respect to air emissions; water/wastewater or other alleged offence under public, regulatory law; and

➢	Name and contact number of senior management (available 24 hr/day) to be contacted in the event of an emergency

Each Member business shall provide the BPS Manager with copies of any Orders or document instituting legal proceedings under public or, regulatory law as soon as possible after being served with such Orders and/or documents.

4.0	General Rules

Each Member business is responsible to provide and familiarize its employees, contractors, agents and visitors with these Rules.

4.1	Behavior within BPS

Member businesses may have access to certain common areas of BPS pursuant to easement, right of way, license or other agreement. Each Member business, its employees, agents, contractors and visitors operating in those areas shall do so in a manner that is compliant with all applicable rules (as posted in the area) and all applicable laws.

Without limiting the generality of the foregoing:

a)	harassment or violence will not be tolerated;

b)	every person, whether an employee, contractor, visitor or invitee, shall be respectful of others and carry out their activities in a safe and healthy manner, in compliance with all applicable laws, including the Human Rights Code, the Occupational Health and Safety Act and the Environmental Protection Act and their respective regulations; and

c)	no person shall loiter on the BPS site at any time. All persons shall proceed to their destination using the most common, direct route over which they have a right of way.

Every individual provided access to the BPS site, including specifically, any individual employed or providing services to any Member business, shall at all times observe these Rules. Failure to observe these Rules may result in the individual being asked to leave the BPS site and being issued a Notice of Trespass prohibiting him or her from re-entering the BPS site in the future without the express written permission of the BPS Manager.

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4.2	Access Cards

In order to restrict access to BPS to only authorized individuals, every individual must identify themselves with a BPS access card before entering the BPS site. Access cards are issued by the BPS Operator’s Plant Protection department (“BPS Plant Protection”) in accordance with specifically negotiated service agreements.

Visitors will be provided with their Access cards at the Main Gate, Vidal Street entrance. BPS Plant Protection will contact Member business personnel notifying a visitor is at the Main Gate. Member business management must authorize BPS Plant Protection before the visitor will be issued a visitor’s access card. Member business visitors must be accompanied at all times when on the BPS site.

Access cards must be carried by each Member business’, employees, contractors and visitors at all times while on the BPS site. Access cards must be presented to BPS Plant Protection upon demand. Visitors’ access cards must be clearly visible at all times on the BPS site.

Lost access cards must be reported immediately to BPS Plant Protection.

In order to support the efforts of the BPS Operator to maintain security for the BPS site (including ensuring compliance with marine security rules in effect from time to time on the BPS site) and issue access cards, each Member business shall provide BPS Plant Protection, in advance and in writing, with the following details about their employees and service providers (including truck drivers and contractors) and visitors who routinely access BPS:

➢	surnames and first names,

➢	date of hire (if applicable),

➢	personnel number (if applicable),

➢	status (ie. full or part time, contract employee or student (if applicable)),

➢	contact telephone number within the Member business’ facilities,

➢	make of vehicle, year, colour and license number of all vehicles parked in employee parking lots or driven onto the BPS site, and

➢	such other information requested from time to time, including information requested in accordance with Section 11.7 (Marine Security Schedule) hereof

The data will be handled in accordance with the Federal Personal Information Protection & Electronic Documents Act.

4.3	BPS Inspection

BPS Plant Protection reserves the right to inspect or have a third party inspect any person and his/her personal effects located on the BPS site. BPS Plant Protection’s directions must be followed upon request for inspection.

4.4	Firearms

No person other than a municipal, provincial or federal police officer or provincial offences officer (as defined in the Provincial Offences Act) shall bring, carry or have possession of a firearm on the BPS site.

4.5	Smoking Ban

Smoking is prohibited throughout the BPS site except in clearly demarcated and designated smoking areas. Each Member business shall designate its individual smoking areas, taking into consideration the operations of adjacent facilities and the Smoke-Free Ontario Act.

4.6	Alcohol and Drug Ban

No person shall bring, consume or give others alcohol (e.g. beer, wine, and distilled spirits including intoxicating agents found in medicines or other products) or illicit drugs (e.g. any drug

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or substance which is not legally obtainable and whose use, sale, possession, purchase or transfer is restricted or prohibited by law) on the BPS site. Prescribed medications and over the counter medications are to be used responsibly and only as prescribed. Persons under the influence of alcohol or illicit drugs are not allowed on the BPS site and will be, as applicable, refused entry to the BPS site, subject to removal from the BPS site and subject to legal action. BPS expects a site free from the negative effects of drugs and alcohol use. Each Member business’ employee, contractor, agent and visitor is subject to drug and alcohol testing as part of an investigation if:

➢	there is an incident or near miss on the BPS site and/or LANXESS Inc. property with significant potential for serious consequence; and

➢	there are reasonable grounds the person is unfit as a result of alcohol or drug use.

4.7	Labour Relations

The BPS Operator believes in productive, harmonious labour relations. In the event any Member business experiences a labour dispute (other than grievances) that could impact the operations of the BPS site or any other Member business’ facilities (including access and egress to) or such a dispute is threatened, the Member business shall provide, to the extent possible in the circumstances, as much advance notice to the BPS Manager of such dispute and shall take all reasonable efforts to minimize and, where possible, eliminate the impact of such dispute on other Member businesses and the BPS site. Each Member business shall at all times aim to maintain harmonious, positive labour relations.

4.8	Ban on Photography

The use of equipment to take photographs or video is strictly prohibited within BPS without the express written permission of the BPS Manager. Where the property of a Member business is the subject of such video or photography, such permission shall only be granted on the condition that the video and/or photography does not capture any part of the BPS site, or any equipment or plants of the BPS Operator or other Member businesses. Any photography of BPS infrastructure or open areas requires the approval of the BPS Manager.

4.9	Commercial Activities, Posters, Political Activities

Commercial activity on the BPS site (outside the property boundaries of a Member business) requires the consent of the BPS Manager.

In principle, putting up posters, writing on walls, distributing flyers or general soliciting is prohibited within BPS. Exceptions require the written approval of the management of the relevant Member business(es). In areas outside the responsibility of each Member business, consent must be obtained from the BPS Manager. All political activities are prohibited on the BPS site.

4.10	Use of Mobile Portable Battery Powered Devices

Cell phones may be used on BPS roadways, if being used in a vehicle and provided that, if the cell phone is not a handsfree model, and in the absence of an emergency, the driver first pulls to the side of the road and makes a complete stop prior to making use of his or her cell phone.

All plant radios used at BPS must be used on an approved Industry Canada frequency.

Member business management shall ensure that all battery powered devices on the site will meet the CSA standard for intrinsically safe service whenever they are to be used in electrically classified hazardous location, or be turned off.

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4.11	Emergency Calls

Subject to the terms and conditions of any applicable service agreement between the Member business and the BPS Operator, emergency calls within BPS to BPS Plant Protection will be made using the site telephones (number 2222). Mobile radio devices turned to the emergency channel or cell phones must only be used in exceptional cases in which other communications equipment is not immediately accessible. When using cell phones to report an emergency, the following numbers must be dialed:

(519) 337-8251 extension 2222

Emergencies include but are not limited to:

➢	Fire

➢	Air emission, abnormal releases

➢	Chemical spills to the ground.

➢	Storm water spills

➢	Medical emergencies

➢	Confined space or elevated platform rescue

➢	Unusual occurrences that could be noticed by the general public

4.12	Traffic Rules

Within BPS, in addition to the BPS traffic rules described in the Traffic Rules Schedule attached hereto, the Highway Traffic Act is deemed to apply to all persons operating a motor vehicle on any roadway within BPS.

Pedestrians have the right of way. Pedestrians shall use sidewalks where provided or walk on the left hand side of the roadway, facing oncoming traffic.

4.13	Import and Export of Tools and Equipment

Each Member business wishing to export tools or equipment from the BPS site is asked to complete a written authorization authorizing any individual from leaving the BPS site with any tools, materials or equipment. BPS Plant Protection has the right to inspect all vehicles leaving the BPS site. If they suspect any unauthorized materials or equipment is in the vehicle, they will ask the driver to park the vehicle inside the gate and wait for management from the Member business to come to the Security gate to clear the vehicle.

4.14	Dock Access

The dock area is off limits to all employees, contractors, agents and visitors of each Member business, unless access rights have been specifically agreed to between the Member business and the BPS Operator and a security clearance has been granted as outlined in the Marine Security Schedule. Unless agreed to in writing otherwise by the BPS Operator, all persons wishing access to the Dock shall, prior to doing so, first report to the BPS Main Security Gate, seek and receive written permission to access the Dock and, if permission is granted, report back to the BPS Main Security Gate immediately after their departure from the Dock facilities to announce their departure therefrom.

5.0	Safety and Incident Management

5.1	Duty to Supply Information

As part of the safety and emergency management processes, each Member business is required to inform the BPS Manager (or his or her designate) immediately of accidents and incidents, hazards, and major safety relevant activities that could potentially affect other Member businesses, the BPS Operator, or any of their respective employees, agents, contractors or visitors. In addition to the affected Member business doing so, the BPS Operator will inform all affected Member businesses and neighboring industries if there is the possibility of an off site impact.

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To minimize confusion during emergency events, each Member business will align its emergency communication procedures with the BPS Operator’s procedures. A copy will be supplied by the BPS Manager upon request.

Note: If a Member business conducts any emergency training that is likely to be noticeable to the public, in an effort to avoid any misapprehension of an emergency, the Member business shall inform BPS Plant Protection prior to the training and at the conclusion of the session. BPS Plant Protection will issue the appropriate CVECO code to emergency responders.

Despite the notification process above, nothing herein shall be interpreted as in any way prohibiting or limiting a Member business from notifying community emergency service providers, including police, fire and paramedic services, of an emergency at any time.

5.2	Emergency Response and Incident Management

Each Member business is required to provide the BPS Manager with:

➢	a copy of its current emergency response plan in accordance with the requirements stipulated by the BPS Operator’s Emergency Services department (“BPS Emergency Services”); and

➢	an incident commander for its emergencies (available on shift 24 hours/day 7 days per week) whose duties and responsibilities are further described in section 11.2.2 hereof.

If contemplated under a service agreement between the BPS Operator and the Member business, BPS emergencies will be coordinated using the BPS Incident Command system in conjunction with the Member business experiencing the emergency. The BPS Operator’s fire department and the City of Sarnia fire department will coordinate with the Member business Incident Commander to bring the emergency under control.

The details are included in the Emergency Incident Command Schedule. Note: Confined space and elevated rescue is not provided by the BPS Operator unless it is negotiated in the individual Member business’ service agreement.

5.3	Plant Safety

Each Member business shall ensure that potential risks in its plants and facilities are systematically identified using industry best practices and adequate countermeasures are established to protect employees, visitors, neighboring areas and the environment. The safety countermeasures shall also take into consideration potential risks from or due to neighboring plants and their activities.

Each Member business shall have effective programs in place to address process risk management, management of change, and process and equipment integrity. Collectively, these programs shall be designed to ensure the operational safety and reliability of processes and equipment to protect the environment, safety and health of individuals and the public.

Each Member business shall have a systematic, thorough and complete analysis conducted of its processes by a multi-disciplinary team to identify process hazards and develop recommendations to prevent incidents from occurring. Such reviews shall be made available to the BPS Manager upon request, so that the BPS Operator may assess the associated risks to BPS.

5.4	Safety and Housekeeping

Each Member business is required to ensure order and cleanliness within the area for which it is responsible. Roads and corridor right of ways and open areas may only be used with consent from the BPS Manager (or his or her designate) under the terms and conditions of a written agreement. The BPS Operator’s staff will make reasonable efforts to ensure safety and order within BPS, as well as monitoring compliance with these Rules.

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5.5	Signage

It is expected that each Member business will use the signage space provided at the Bio-industrial Park entrance on Vidal Street to advertise its presence in the BPS site, at its costs. Each Member business is requested to contact the BPS Manager to make arrangements for its signage to be erected on the main sign located at the BPS entrance on Vidal Street. Any additional signage within the BPS site must be approved by the BPS Manager in writing.

5.6	Work Permit Process

Each Member business shall use the access permit process as described herein whenever there is any work being completed on the BPS site (excluding the Member business’ own lands) or on BPS infrastructure (including equipment) located on the BPS site.

Access Permit

Prior to accessing the BPS site for such purposes and prior to commencing any such works, the Member business shall secure from the BPS Day Operator Technician an access permit.

5.7	Clearance Procedures for Excavation Work

Before and during excavations within the BPS site, special rules (Clearance Procedures for Excavation) must be followed due to the potential hazards (e.g. contaminated soil or utility lines). All excavations on BPS property will require a Locate Report and a Sarnia Site Excavation Release Form from the BPS Operator. Details are provided in the Excavation Schedule attached hereto.

Moreover, each Member Business doing any excavations on its own site shall do so in accordance with all applicable laws, including the Occupational Health and Safety Act, and, without limiting the generality of the foregoing, in manner that meets or exceeds the BPS’ excavation standard HES SOP 0030. A copy of HES 0030 is available from the BPS Manager.

6.0	Environmental Protection

In the course of activities within BPS, each Member business must act in such a way as to ensure that, when performed as intended, its activities do not cause any material or unlawful off site environmental impact to air, land or water. Off site emissions into the air and release of pollutants into the soil, groundwater or surface water as a result of unexpected incidents shall be reported immediately to the BPS Operator by calling the emergency number Ex. 2222 (Plant Protection) so that the BPS Operator can engage its own emergency management system for the protection of the health and safety of its employees and of the public.

In the event of an incident, steps must be taken to minimize the impact on the environment and neighboring areas as much as possible and as required by law. Note: All of the storm water sewers on the roadways lead directly to the St. Clair River.

In all cases, if a governmental authority requires a Member business to prepare an environmental assessment report or seeks a consultant’s statements for the Member business’ site, facilities or future planned facilities the Member business agrees to:

a)	notify the BPS Manager of the governmental authority’s request;

b)	provide the BPS Manager with a copy of any reports or statements prepared in response to the governmental authority’s request, prior to submission to the governmental authority; and

c)	if required by the BPS Manager, provide the BPS Manager with such reasonable amount of time and opportunity to review and, at the BPS Operator’s discretion, comment on, the Member business’ report or statement prior to submission to the governmental authority.

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6.1	Water Discharge Management

The following separate sewer systems operate within BPS:

•

Secondary cooling water not requiring treatment is discharged without further treatment into the receiving body of water (the St. Clair River). Each Member business is responsible for securing its own government approval for any of its discharges into this body of water. A copy of its approval - and particularly the conditions of approval - shall be forwarded to the BPS Manager. In the event of any discharge of any contaminant into this system, the Member business’ responsible person for discharges must be, at the BPS Manager’s request, available to the BPS Manager (or his or her designate) on a 24 hour basis and shall, if requested by the BPS Manager (or his or her designate), work with the BPS Manager (or his or her designate) to address the incident. The system is dechlorinated annually, in the month of September, by the BPS Operator and each Member business shall be responsible for its costs of such dechlorination. An invoice will be sent to the Member business and it shall be payable within twenty (20) days of receipt.

•

Process wastewater requiring treatment, which is fed to the BPS wastewater treatment plant in accordance with the terms and conditions of a service agreement between the Member business and the BPS Operator. In the event of an unplanned discharge of substances into the process wastewater sewer or if a Member business’ wastewater is out of compliance with the agreed specifications, the BPS Operator’s Waste Operations department (“BPS Waste Operations”) must be immediately contacted at 519-337-8251 ex. 5643 so that BPS Waste Operations management and the Member business can work to eliminate discharges to the St. Clair River that might lead to an exceedence of any applicable environmental limits.

•

Storm water requires an MOE management plan. Copies of these plans need to be forwarded to the BPS Manager for filing by the BPS Operator’s Environmental department. Each Member business’ is responsible for drainage of the side of the roads at its property boundaries, with the crown of the road being the “watershed” limits. If a relevant service agreement has been entered into between the BPS Operator and the Member business, storm water can be pumped to such location on such terms as are stipulated in such service agreement. Subject to the terms and conditions of such a service agreement, the Member business’ storm water can also be contained in a pond, tested and released to the St. Clair River if it is in compliance with the Member business’ MOE storm water management plan.

•	Sanitary sewage is separate and is to be sent to the municipal wastewater treatment plant to be processed.

To the extent permitted under a separate service agreement with the BPS Operator, each Member business shall ensure that its waste water and cooling water is only discharged into the appropriate, designated BPS sewers in compliance with such service agreement. Non-compliant wastewater (e.g. water from accidents, rinse water, and any new type of discharge) must only be discharged after prior written agreement with BPS Waste Operations management. In the absence of a service agreement with the BPS Operator, each Member business is required to make its own arrangements for the discharge of any waters on or from its property.

6.2	Waste Disposal Management

When generating, collecting, storing and disposing waste, all environmental laws and regulations and all other applicable legal requirements must be observed and followed by each Member business. When handling waste, care must be taken that the environment is not affected and that people are not put at risk.

7.0	Utilities and Infrastructure

Utility services including energy (steam, electrical energy), water supply, wastewater management/treatment and telecommunication etc. may be supplied or arranged by the BPS Operator via its networks of cables, piping and other facilities, if an agreement for such services has been entered into between the Member business and the BPS Operator. If such an agreement is in place, in the event of a utility supply interruption, the Steam or Electrical Emergency Schedule attached hereto will be followed by the BPS Operator and the Member business.

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8.0	Hazardous Goods Transportation

All relevant legal requirements governing the transportation of dangerous good must be met by each Member business. Only vehicles in a condition that satisfies the statutory requirements for highway transportation and traffic safety may be used within the BPS site.

Vehicles used to transport hazardous goods, together with their drivers and backup drivers must have a current Transportation of Dangerous Goods card. Vehicles must be loaded in such a way as to ensure that the goods do not pose a hazard. Containers and tanks must be sealed tightly and must not be overfilled. All vehicles must have proper placards and carry proper paperwork.

9.0	Telecommunication

No Member business may set up, modify or operate telephone or data networks (including cable infrastructure and network services) between buildings or plants off the Member business’ property without first consulting with the BPS Manager or unless a service agreement covering such activity has already been entered into between the Member business and the BPS Operator.

If such an agreement has been entered into, and depending on the terms and conditions thereof, it may be possible for the Member business to use an independent fibre line already in place at BPS. If not available, and if such fibre has to connect to a location off of the Member business’ property, the BPS Operator’s IT department will advise on the appropriate fibre routing, which will be subject to an easement agreement. The transfer to external communications may only take place at the transfer points designated by the BPS Operator’s IT department. These points will be made available to the Member business in accordance with the terms and conditions of such service agreement.

All telephone land lines operated within BPS must be installed in such a manner as to ensure that the BPS emergency number (2222) will connect directly to BPS Plant Protection.

Radio systems may only be operated by a Member business with the agreement of the BPS Manager. The BPS Plant Protection Emergency frequency must be kept clear at all time so it is available for any emergency. The relevant manager of the Member business’ plant is responsible for the licensing of frequency and safe use of radio systems.

10.0	Procedures related to the Rules and Organization

BPS Plant Protection will document any violations of these Rules and take appropriate action, including notification of the relevant governmental or legal authorities, as warranted. BPS Plant Protection will inform the Member business’ management of violations relating to the Member business or its employees, agents, contractors or visitors. The Member business is expected to handle such violations and to apply appropriate disciplinary measures. The Member business shall notify the BPS Manager of any such actions taken. Violations committed by external visitors or outside businesses shall be similarly assigned to the relevant Member business.

11.0	List of Schedules

Each Member business shall comply, and ensure that all of its employees, agents, contractors and visitors comply, with all the rules included in the following list of schedules:

•	Traffic Rules

•	Emergency Incident Command

•	Safe Haven & Shelter-in-Place

•	Utilities Steam & Electrical Load Shedding

•	Excavation

•	Permitting

•	Marine Security

11.1	Traffic Rules Schedule:

1.	Traffic rules and posted signs shall be obeyed at all times. The maximum speed limit inside BPS is 30 kph unless otherwise posted.

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2.	Seat belts must be worn where provided when travelling in motor vehicles. Riding in or on truck beds is prohibited.

3.	Permits must be obtained before taking vehicles or other vehicles with internal combustion engines into LANXESS process areas.

4.	Idling vehicles shall not be left unattended. Within BPS gates, keys shall be left in the ignitions of vehicles that are not parked in designated parking zones.

5.	All motor vehicle incidents must be reported to BPS Plant Protection at the Main Gate by calling : 519-337-8251 ex 4272

6.	Bicycles in BPS shall follow the same rules and regulations as motorized vehicles. Bicycle use is prohibited on snow or ice-covered roads, and in unlighted areas at night.

7.	The use of hand-held electronic devices while driving a motor vehicle or bicycle is prohibited.

8.	Vehicle Authorization issued by BPS Plant Protection is required for vehicle access to BPS and each Member business.

9.	Member business parking is limited and BPS Plant Protection will issue BPS vehicle passes that have been authorized by each Member business’ management for the parking spaces that have been allotted in the applicable service agreement, if any, between the BPS Operator and the Member business.

11.2	Emergency Response Schedule:

Emergency response within BPS falls under the direction of BPS Emergency Services and shall be provided pursuant to the terms and conditions of a service agreement between each Member business and the BPS Operator. In the course of emergency response, BPS Emergency Services has the right of access to all plants and facilities of each Member business, to the extent that this is necessary for them to perform their contractual duties.

11.2.1	Reporting Procedure

In the event of an incident (fire alarm, smoke and or fire, spill or leak, medical emergency or confined space rescue) report the incident by:

a.	Calling 2222. If you are in an area with no telephone and have a LANXESS two-way radio, turn the radio to the site’s EMERGENCY CHANNEL to make the call.

b.	Provide your name and location, including the closest intersecting street names if possible and company.

c.	Inform the BPS Main Gate of the specific location (e.g. room, area, floor, etc.) and nature of the incident ie: Fire, Environmental Incident, or Medical Emergency.

d.	Await the arrival of Emergency Services personnel and provide information to the first emergency responder on-scene.

e.	BPS Plant Protection will notify Chemical Valley Emergency Coordination Organization (CVECO) requesting City Fire Services support or ambulance as necessary.

f.	Whenever there is an emergency incident, all confined space activities must be stopped unless the Member business has contracted a private company to provide confined space rescue.

11.2.2	BPS Operator or Member business Incident Command Duties

Note:	Each Member business will supply an incident Commander to manage its emergencies. This requires that someone on shift be designated as the Incident Commander and be available 24 hours a day, 7 days per week.

In the event of an incident, the Member business Incident Commander:

1.	shall wear a retro-reflective traffic vest with wording “Command” inscribed on vest.

2.	establishes upwind command post.

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3.	assumes on-scene command. Meets with Member business emergency responders and the BPS Operator’s Fire Captain to:

–	determine nature and extent of emergency;

–	determine materials and hazards involved;

–	determine casualty status;

–	determine actions to be taken;

–	assign responsibilities, including shelter-in-place if required;

–	assess the potential for fire or explosion (if one hasn’t occurred);

–	determine if the leak source has been isolated;

–	advise the BPS Main Gate if there is a need to shelter in place or evacuate the site.

4.	when outside emergency resources are employed, forms a unified command at the scene (“Unified Command”) working closely with the outside agencies, including the City Fire Services to mitigate the emergency, i.e.,

–	direct on-scene emergency activities;

–	request additional resources when required;

–	arrange for ambulance transportation if required.

5.	in conjunction with Unified Command, develops an incident action plan based upon the situation.

6.	assigns a Staging Officer if required.

7.	appoints a company Accountability Officer at the scene.

8.	ensures that employees down wind of a leak are advised and proper respiratory protective equipment is utilized.

9.	requests BPS Plant Protection to block off local access roads.

10.	requests special assistance of the BPS Operator’s Environmental Emergency Response Person or Occupational Health Nurses, if necessary. Asks adjacent operating units to conduct gas testing. Indicates that PPE should be worn until initial testing is completed.

11.	advises the BPS Main Gate of potential danger of airborne chemical emission to the neighbouring facilities or the surrounding community.

12.	identifies hazards threatening off-scene areas. Note: The shut off valves for Member business’ utilities services and pipeline chemicals need to be readily available.

13.	ensures major sources of energy and fuel have been shut down to the affected area (electric, fuel, steam), if necessary.

14.	in conjunction with Unified Command, requests CVECO assistance if required.

15.	in consultation with Unified Command and the Lanxess Emergency Operations Center Coordinator (LEOCC), determines if the Lanxess Emergency Operations Center (LEOC) at the Lanxess Fire Hall should be activated. The Member business having the emergency will supply a senior management member to manage the incident at the LEOC.

16.	instructs the BPS Main Gate to notify CVECO for a Code 6 (full traffic control in designated area, if required).

17.	instructs the BPS Main Gate to notify the Coast Guard for spills or releases that could affect shipping on the river.

18.	instructs the BPS Main Gate to notify St. Clair County Sheriff’s Office (USA) or Port Huron Fire Chief about releases that could impact the U.S.

19.	instructs the BPS Main Gate to notify affected neighbouring industries and businesses.

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20.	determines if it is safe to evacuate or have people shelter in safe havens.

21.	notes the wind direction by observing the windsock and contact the BPS Main Gate if any change in wide direction is detected.

22.	arranges for vacuum trucks if necessary.

23.	secures incident scene for investigation.

24.	assesses firewater run-off impact.

25.	in the event of a Critical Injury or Fatality, establishes barriers to exclude unnecessary personnel and assigns a Member business employee to secure the scene.

11.3	Safe Haven & Shelter-in-Place:

1.	It is the responsibility of the Member business to ensure a procedure is in place for sheltering-in-place and for general evacuation of its facility. The Member business is also responsible for ensuring that workers in the area are aware of these procedures.

2.	Member businesses ought to be aware that the BPS site has a steam whistle alarm (five blasts) or a PA announcement that indicates an emergency situation exists within one of Lanxess Inc.’s units. The all clear signal is one long steam whistle blast. In the event that a site alarm is sounded, Member business should take all reasonable steps necessary for the safety of their employees. This may include sheltering-in-place in a Safe Haven or evacuating the area in an orderly fashion.

3.	Note: The Lanxess Inc. steam whistle and siren are tested weekly on Monday at 12:30 PM. Only one long blast is used for these tests.

4.	The Member business emergency coordinator will confirm all of its employees are accounted for. All employees will remain in the Member business’ Safe Havens until further instruction is given by management or the BPS LANXESS Command.

5.	Each Member business will have at least one Safe Haven location at its facilities. A Safe Haven is a location that gases and vapours will not infiltrate quickly, providing time for an incident to be addressed or an evacuation to be organized. Safe Havens are usually interior locations in larger buildings. The building’s HVAC system must have the capability of being turned off quickly and windows and doors must remain closed. Safe Havens also require a communication device such as a telephone and/or plant radio. Signs are posted to indicate Safe Haven locations on site. They are green and have Safe Haven written on them.

11.4	Utilities Emergency Steam & Electrical Load Shedding Schedule

11.4.1	TransAlta Steam Emergency Procedure

These are the four (4) states of operation pertaining to the supply of steam, each of which are described below.

The four states of operations are as follows:

i)	N-1 and Stable

Under this state of operation, the TransAlta steam distribution system is stable. No communication to customers is required. However, each Member business is required to notify the BPS Operator’s Shift Engineer (“BPS Shift Engineer”) of any significant load changes in their consumption of steam.

ii)	N-1 Lost or Steam Supply is Unstable

When TransAlta has lost N-1 reliability or operations are unstable or at risk, the Member businesses will be notified at the time of occurrence and at the beginning of every shift until the situation is over. No action is required by the Member business; however, each Member business must always notify the BPS Shift Engineer of any significant load changes in its consumption of steam.

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iii)	STEP ONE STEAM EMERGENCY

This step occurs after TransAlta’s condensing steam turbine (TG861A/B) load has already been minimized or is shutdown and TransAlta’s 1400# header pressure is at 1000 psi and falling. The Member business will be notified and advised that “TransAlta is having a Step 1 Emergency, please take appropriate action.” The BPS Shift Engineer will notify the Member business when a Step 1 is cancelled. At a minimum, the BPS Shift Engineer will provide an update the Member businesses at the beginning of every shift until the emergency is over.

iv)	STEP TWO STEAM EMERGENCY

In this situation, TransAlta has had significant failure and cannot maintain its 475# header. Each Member business will be notified and advised of the following:

“TransAlta is having a Step 2 Emergency, we will notify you as soon as it is over.” Each Member business shall begin shutdown of its steam-consuming units, or prepare for loss of steam supply, upon being provided such notice.

Definitions

“N-1 Reliability” means, with respect to TransAlta’s steam generation facilities, operating such facilities such that total firm customer steam load being supplied by such facilities at that time could be supplied by the remaining on-line steam capacity if the largest single steam generator was lost.

Emergency Communications

In the event of an emergency related to steam, Member businesses are asked to contact the BPS Operator by dialing 519-337-8251, extension 4272 (BPS Main Gate). Indicate the nature of your emergency to the BPS Plant Protection and they will put you in contact with the BPS Shift Engineer.

To facilitate emergency communications, Member businesses are invited to install in their own facilities, and preferably in their control rooms, a wireless emergency public announcement connected to the BPS Operator’s public announcement system. Member businesses wishing to do so are invited to contact the BPS Operator.

In the event of a Step One or Two Steam emergency, the BPS Shift Engineer, after notification from TransAlta Energy Corporation (“TransAlta”), will determine when the emergency step is over. Such communications with each Member business receiving steam under a separately negotiated service agreement shall be recorded and shall include the name of the Member business contact, what was said and the time the call was made. Each Member business is required to maintain communication with the BPS Shift Engineer throughout the situation and, in particular, is required to inform the BPS Shift Engineer when its steam consumption rates are interrupted or reduced for any reason and for any amount of time.

Steam Procedures Prior to Take

Prior to a Member business drawing steam for the first time, the Member business shall have established a contingency plan addressing situations where its steam consumption quantities are reduced for any reason and shall have entered into an understanding with the BPS Operator with respect to the amount the Member business may safely reduce its steam consumption and the timing to effect such reduction in the event of a Step One and Step Two Emergency.

General Communications

All communications pertaining to the supply (including interruption) of steam are to be made between the BPS Shift Engineer and the Member business.

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11.4.2	Electrical Emergency Shedding

Background

The BPS Operator may supply electricity to a Member business pursuant to the terms and conditions of a separately negotiated service agreement. In the event that the consumption of electricity needs to be reduced due to shortage of supply, an emergency, or for any other reason, the BPS Shift Engineer will contact the Member business and communicate to what degree, if any, the Member business’ electricity consumption must be reduced and by when, all in accordance with the BPS’ Site Electrical Emergency Procedure.

Prior to a Member business drawing electricity for the first time from the BPS Operator, the Member business shall have established a contingency plan addressing situations where electricity supply is reduced or eliminated and, secondly, shall have entered into an understanding with the BPS Operator with respect to the amount of electricity consumption the Member business may safely reduce and the timing to effect such reduction.

11.5	Excavation on BPS Property Schedule

1.	Whenever a Member business is planning an excavation on the BPS site, it must first obtain the BPS Manager’s written permission to do so, and must comply with the BPS HES SOP 0030 Excavation Standard (“BPS Excavation Standard”). The BPS Manager will not grant such permission unless he or she is satisfied that the safety measures taken are appropriate in each case.

2.	The Member business shall contact the BPS Manager prior to starting any excavations that might affect the BPS site. The BPS Excavation Standard is available from the BPS Manager and is designed to generally highlight the requirements of the regulations under the Occupational Health and Safety Act as they apply to excavation activities on the BPS site. Responsibility for the health and safety of any Member business’ worker remains, at all times, with the employing Member business.

3.	The Member business shall ensure that all its employees and contractors comply with the BPS Excavation Standard.

4.	Prior to initiating any excavation (e.g. digging) on the BPS site, the Member business will be required to obtain a Locate Report and Site Excavation Release form from the BPS Operator. These forms are described in the BPS Excavation Standard.

5.	The Member business shall also be required to obtain utility locates. The BPS Operator’s Plant Engineering department (“BPS Plant Engineering”) is responsible to confirm through a drawing search that all drawings used for excavation work are the most current, and will work with the Member business’ staff to this end.

6.	The Member business shall ensure that all necessary procedures are properly carried out for the safety of personnel working in and around the excavation(s), and so that services and utilities (piping, telephone, fiber optic, electrical cables, etc.) are not damaged.

7.	The Member business shall ensure that the correct safe work permits are used for any work on the BPS site. The Member business shall contact the BPS Manager to obtain the proper permits by calling 519-337-8251, ext. 4569.

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11.6	Marine Security Schedule

The BPS site houses a marine dock facility on the shores of the St. Clair River for marine shipping purposes. As a result, access to the BPS site (including specifically the Dock) is regulated under the Marine Transportation and Security Act, its regulations and the BPS Operator’s marine security plan with Transport Canada, all of which must be complied with at all times.

Amongst other measures in place from time to time, the following security measures are in effect:

Access to Dock :

(a)	If a Member business has secured an agreement with the BPS Operator for access to and use of the Dock, not less than twenty-four (24) hours prior to a ship’s estimated time of arrival at the BPS Operator’s Dock, the Member business for whom the ship is berthing shall complete and submit to the BPS Operator with the following information: the name of the ship, the date and time of its estimated arrival and departure, the name of the captain, his or her nationality and place of residence, and the name, nationality and place of residence of all its crew members, and any other information reasonably requested from the BPS Operator.

(b)	Unless other arrangements have been entered into in writing between a Member business and the BPS Operator, no employee, contractor, agent or visitor of any Member business may access or use the Dock without first securing written permission of the BPS Operator. Any individual seeking access to the Dock who is not in possession of a restricted area pass issued by the BPS Operator permitting access to the Dock and who wishes to access the Dock under the terms and conditions of a separately negotiated access agreement, must first, prior to attending at the Dock, sign-in with BPS Plant Protection, secure permission to access the Dock, and if permission is granted, after using the Dock, report back to BPS Plant Protection at the Main Gate and sign-out with BPS Plant Protection.

Access to BPS Site:

(c)	As part of its security measures, each Member business’ visitor, contractor and visitor shall first report to BPS Plant Protection and identify themselves with a government-issued identification or driver’s license, failing which, access to the BPS site will be denied.

(d)	At all times, any individual permitted access to the BPS site shall have on his or her person, in conspicuous location, his BPS-issued access card.

(e)	All persons, their personal effects and their vehicles are subject to random searches by BPS Plant Protection while on the BPS site.

(f)	The BPS Operator reserves the right to revoke any access privilege granted to any person hereunder.

Employee Training:

The BPS site is a regulated secure site under the Marine Transportation and Security Act, its regulations and the BPS Operator’s marine security plan and, as such, each Member business shall provide training, annually, to its employees on such marine security awareness training materials provided to the Member business from time to time by the BPS Operator.

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APPENDIX 1

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SCHEDULE “E”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

FORM OF STEAM SUPPLY AGREEMENT

STEAM SUPPLY AGREEMENT

Between

LANXESS Inc.

- and -

BioAmber Sarnia Inc.

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1.	INTERPRETATION	- 67 -

1.1	Definitions	- 67 -

1.2	Headings	- 71 -

1.3	Number and Gender	- 71 -

1.4	Accounting Principles	- 71 -

1.5	Currency	- 71 -

1.6	Severability	- 71 -

1.7	Agreement as Amended	- 72 -

1.8	Statutory References	- 72 -

1.9	Schedules	- 72 -

2.	SERVICE PROVIDED	- 72 -

3.	TERM AND TERMINATION	- 72 -

3.1	Term	- 72 -

3.2	Termination	- 72 -

4.	DELIVERY	- 73 -

4.1	Delivery Point	- 73 -

4.2	Delivery Conditions	- 73 -

4.3	Risk of Loss	- 73 -

4.4	Passing of Title	- 73 -

5.	MEASUREMENT	- 73 -

6.	MAINTENANCE	- 74 -

7.	LIMITATION ON SUPPLY OF STEAM BY LANXESS	- 74 -

8.	PAYMENT	- 75 -

8.1	Fee Structure	- 75 -

8.2	Timing and Means of Payment	- 77 -

8.3	Interest on Overdue Amounts	- 77 -

8.4	Invoice Errors and Adjustments	- 77 -

8.5	Invoice Disputes	- 77 -

8.6	Reimbursement for Taxes	- 77 -

8.7	Payment Guarantee	- 78 -

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9.	STEAM FORECAST AND INCREASED NEED FOR STEAM	- 78 -

10.	CHANGES IN BIOAMBER SARNIA OPERATIONS	- 78 -

11.	EASEMENT	- 79 -

12.	AUDIT	- 79 -

13.	REPRESENTATIONS AND WARRANTIES	- 79 -

13.1	Representation and Warranties	- 79 -

14.	DEFAULT	- 80 -

14.1	Default	- 80 -

14.2	Suspension of Obligations for Default	- 81 -

14.3	Effect of Suspension	- 81 -

14.4	Termination for Default	- 81 -

14.5	Option to Re-Acquire Property	- 81 -

14.6	Other Remedies for Default	- 83 -

15.	INDEMNITY	- 83 -

15.1	Obligation to Indemnify	- 83 -

15.2	Amount of Indemnification	- 84 -

15.3	Notice of Claim	- 84 -

15.4	Contest by Indemnifying Party	- 85 -

15.5	Settlement of Third Party Claims	- 85 -

15.6	Coordination of Indemnification Rights	- 85 -

15.7	Indemnitor May Cure	- 86 -

16.	LIABILITY	- 86 -

16.1	General	- 86 -

16.2	No Representation or Warranty	- 86 -

16.3	Limitation of Liability for Consequential Damages	- 86 -

16.4	Right to Claim Damages	- 86 -

16.5	No Tortious Liability	- 87 -

16.6	Rights and Remedies Cumulative	- 87 -

17.	SPECIAL PROVISIONS	- 87 -

17.1	Restriction on Disposition	- 87 -

17.2	Early Termination of Agreement For Failure to Build	- 87 -

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18.	CONFIDENTIALITY	- 88 -

18.1	Confidentiality	- 88 -

18.2	Internal Confidential Treatment	- 89 -

18.3	Internal Disclosure	- 89 -

18.4	Exceptions	- 89 -

18.5	Preservation of Existing Rights	- 89 -

18.6	Responsibility for Others	- 90 -

19.	DISPUTE RESOLUTION	- 90 -

19.1	Submission to Senior Management	- 90 -

19.2	Litigation	- 90 -

19.3	Submission to Arbitration	- 90 -

19.4	Performance and Payments	- 90 -

19.5	Equitable Relief	- 90 -

20.	FORCE MAJEURE	- 91 -

20.1	Relief from Obligations	- 91 -

20.2	Force Majeure	- 91 -

20.3	Exclusions from Relief	- 91 -

21.	GENERAL	- 92 -

21.1	Further Assurances	- 92 -

21.2	Time of the Essence	- 92 -

21.3	Benefit of the Agreement	- 92 -

21.4	Entire Agreement	- 92 -

21.5	Amendments or Waiver	- 92 -

21.6	Assignment	- 92 -

21.7	Notices	- 93 -

21.8	Governing Law	- 93 -

21.9	Counterparts	- 94 -

21.10	Delivery by Fax	- 94 -

21.11	Replacement Indices	- 94 -

21.12	No Partnership	- 94 -

SCHEDULE A: DELIVERY POINT		- 96 -

SCHEDULE B: DISPUTE RESOLUTION RULES		- 97 -

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STEAM SUPPLY AGREEMENT

THIS AGREEMENT made as of the 25th day of May, 2012.

B E T W E E N :	LANXESS Inc.,
a corporation incorporated under the
laws of Canada

(hereinafter referred to as “LANXESS”)

OF THE FIRST PART,

- and -

BioAmber Sarnia Inc.,
a corporation incorporated under the
laws of Canada

(hereinafter referred to as “BioAmber Sarnia”)

OF THE SECOND PART.

Recitals

WHEREAS:

A.	LANXESS purchases steam from TransAlta (as defined below) for LANXESS’ own consumption and for resale;

B.	BioAmber Sarnia wishes to be supplied with steam for a bio-based succinic acid plant which it shall construct and operate on land that it purchased from LANXESS in Sarnia, Ontario (the “BioAmber Sarnia Facility”); and

C.	BioAmber Sarnia and LANXESS agree that LANXESS will purchase certain steam from TransAlta, and resell such steam to BioAmber Sarnia on the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the Parties agree as follows:

1.	INTERPRETATION

1.1	Definitions

“Affiliate” of a Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. A

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Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise;

“Agreement” means this agreement and all schedules thereto;

“Annual Dawn” means for any Year the average of the Monthly Dawn published for the Months in that Year;

“Annual Minimum Steam Take” means for each Year the sum of the Monthly Minimum Steam Takes for each Month in that Year;

“Annual Steam Take” means for any Year the quantity of Steam delivered to BioAmber Sarnia under this Agreement during that Year;

“Business Day” means any day other than a Saturday, a Sunday, or a statutory holiday in Ontario;

“Canadian Prime Rate” means the rate of interest expressed as a rate per annum which The Toronto-Dominion Bank establishes from time to time at its head offices in Toronto, Ontario as its posted prime rate;

“Claim” has the meaning given such term in Section 15.1;

“COD” means the date that is 180 days after the Commissioning Date;

“Commencement Date” means the date stipulated in section 4.1 of the Purchase and Sale Agreement between the Parties dated May 25, 2012 on which the land sale transaction will close;

“Commissioning Date” means the earlier of the following dates: (a) the date of the first shipment by BioAmber Sarnia of a single order of 20 metric tonnes or more of product produced at the Plant; and (b) January 1, 2014;

“Completion Date” has the meaning ascribed to it in Section 14.5(b);

“Contract Steam Quantity” has the meaning given such term in Section 2 of this Agreement;

“Costs” means all expenses, fees, goods and service taxes and other charges incurred by LANXESS in carrying any works set out in the Relocation /Demolition Scope of Works, including expenses, fees and other charges and irrevocable financial commitments for engineering, environmental, construction and demolition services related thereto;

“CSQ” has the same meaning as the term “Contract Steam Quantity”;

“Daily Steam Take” means for any day the quantity of Steam delivered to BioAmber Sarnia under this Agreement during that day;

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“Days in Month” means for any Month the number of days in that Month;

“Days in the Year” means 365 days in a non-leap Year and 366 days in a leap Year;

“Delivery Point” has the meaning given to it in Section 4.1;

“Relocation/Demolition Scope of Works” has the meaning given to it in the Purchase and Sale Agreement;

“ESA” means the Energy Supply Agreement dated September 8, 2000 (and all amendments thereto) under which TransAlta supplies Steam to LANXESS;

“Gas” means gas as defined in the Ontario Energy Board Act, S.O. 1998, c.15, Sch. B;

“Governmental Authority” means any federal, provincial, county, local or municipal government; any governmental body, agency, authority, board, bureau, department or commission; any instrumentality or office of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; or any entity directly or indirectly controlled by any of the foregoing;

“(HHV)” or “Higher Heating Value” means the total Joules, expressed in Megajoules per cubic metre (MJ/m³) produced by the complete combustion at constant pressure of one (1) cubic metre of Gas with air, with the Gas free of water vapour and the temperature of the Gas, air and products of combustion to be at standard temperature and all water formed by the combustion reaction to be condensed to the liquid state;

“Improvements” means the building(s) and equipment installed and attached to the Property for the purposes of operating the BioAmber Sarnia Facility but does not include goodwill, materials and inventory;

“Joule” or “J” means the work done when the point of application of a force of one newton is displaced a distance of one metre in the direction of the force. The term “Megajoule” or “MJ” means 1,000,000 Joules. The term “Gigajoule” or “GJ” means 1,000 MJ;

“LANXESS Cost of Natural Gas” means LANXESS’ actual cost and expenses, expressed in $/MMBtu, to purchase and deliver (including storage at the Dawn depot and distribution costs) natural gas to the burner tip at TransAlta in Sarnia, Ontario, where the gas is consumed to produce Steam supplied hereunder;

“Letter(s) of Credit” shall mean one or more irrevocable, standby letters of credit issued by a Canadian bank, or a foreign bank with a Canadian branch, with such bank having a credit rating of at least A from Standard & Poor’s or A2 from Moody’s Corporation, in a form and amount, and for a term, acceptable to LANXESS;

“MMBtu” or “MMBTU” means one million British Thermal Units, which is equivalent to 1.055056 Gigajoules;

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“Month” means a calendar month;

“Monthly CSQ” means for any Month CSQ divided by Days in Year times Days in Month;

“Monthly Dawn” means, for any Month, the index spot natural gas price, expressed in $US/MMBtu, for such Month, as set forth in the Canadian Gas Price Reporter in the table entitled “Monthly Natural Gas Price Index Summary” under the column “Index” and the row “Dawn”, converted to Canadian dollars using the Bank of Canada noon day exchange rate on the first business day of the Month;

“Monthly Minimum Steam Take” means for each Month during:

(i)	the period up to COD, [***] % of Monthly CSQ;

(ii)	the first period of 365 days after COD, [***]% of Monthly CSQ;

(iii)	the second period of 365 days after COD, [***]% of Monthly CSQ; and

(iv)	during the remainder of the Term after the period described in (iii) above, [***]% of Monthly CSQ;

“Monthly Steam Take” means for any Month the quantity of Steam delivered to BioAmber Sarnia under this Agreement during that Month;

“Net Enthalpy” means the resultant of the product of mass or mass rate and Net Specific Enthalpy and will be expressed in units of either: Btu, MMBtu, MMBtu/yr, or MMBtu/hr. Each “M” is equal to 10³, thus MM is equal to 106 or millions of Btus;

“Net Specific Enthalpy” means the difference in the Specific Enthalpy of a pound of steam at the pressure and temperature measured at the Delivery Point and a pound of water at 50 degrees F and will be expressed in units of Btu/lb. Water at 50 degrees F will be deemed to have a Specific Enthalpy of 18 Btu/lb;

“Party” means either of BioAmber Sarnia or LANXESS, as the context requires, and “Parties” means BioAmber Sarnia and LANXESS;

“Person(s)” means an individual, an entity, an unincorporated organization or association, a trust, a trustee in bankruptcy, a receiver, a Governmental Authority, or the heirs, executors, administrators or other legal representatives of same;

“Plant” has the meaning given to it in the Purchase and Sale Agreement;

“Property” means the lands acquired from LANXESS by BioAmber Sarnia pursuant to the terms of the Purchase and Sale Agreement;

“Purchase and Sale Agreement” means the agreement to be entered into between the Parties concurrently with the execution of this Agreement with respect to BioAmber Sarnia’s acquisition of the lands on which it intends to construct and operate the BioAmber Sarnia Facility;

“Purchase Price” has the meaning ascribed to it in the Purchase and Sale Agreement.

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“Purchaser’s Development Approvals” has the meaning given to it in the Purchase and Sale Agreement;

“Repurchase Price” has the meaning ascribed to it in Section 14.5(b);

“Steam” means steam supplied to BioAmber Sarnia pursuant to this Agreement, which steam will be of the same condition and quality as is supplied by TransAlta to the LANXESS operations on the west side of Vidal Street in respect of the 165 psig steam class;

“Steam Distribution System” means the distribution system used to supply Steam pursuant to this Agreement;

“Term” means the term of this Agreement as defined in Section 3.1;

“TransAlta” means TransAlta Energy Corporation, its successors and assigns; and

“Year” means a calendar year.

1.2	Headings

The division of this Agreement into Articles and Sections and the insertions of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement and include any agreement amending or supplemental to this Agreement. Unless something in the subject matter or context is inconsistent therewith, reference herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Number and Gender

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing the use of any gender shall include all genders and words importing a Person shall include an individual, corporation, partnership, joint venture, trust or a government or an agency thereof.

1.4	Accounting Principles

Whenever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to such International Financial Reporting Standards as are from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made.

1.5	Currency

All references to currency herein are to lawful money of Canada unless otherwise specifically stated.

1.6	Severability

In the event that one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law such

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provision or provisions shall be adjusted rather than voided in order to achieve to the extent possible the intent of the Parties to this Agreement and to place such Parties in the economic position they would have been in had such provision or provisions been in effect, and the validity, legality and enforceability of the remaining provisions throughout shall not be affected or impaired thereby.

1.7	Agreement as Amended

References herein to any agreement shall include such agreement as it may be amended from time to time.

1.8	Statutory References

(a)	Unless otherwise specified herein, each reference to an enactment is deemed to be a reference to that enactment, and to regulations made under that enactment, as amended or re-enacted from time to time.

(b)	Unless otherwise specified herein, each reference to an entity is deemed to include that entity’s successor and permitted assigns.

1.9	Schedules

The following Schedules which are attached to this Agreement form part of this Agreement as if incorporated herein:

SCHEDULE	TITLE

A	Delivery Point

B	Dispute Resolution Rules

C	TransAlta 165# Steam Specifications

2.	SERVICE PROVIDED

On and subject to the terms of this Agreement, LANXESS shall during the Term hereof supply to BioAmber Sarnia and BioAmber Sarnia shall receive from LANXESS all Steam required for the operation of the BioAmber Sarnia Facility up to a maximum of [***] MMBTU per Year. This maximum quantity equals 120% of the Contract Steam Quantity of [***] MMbtus.

3.	TERM AND TERMINATION

3.1	Term

This Agreement shall continue in full force and effect from the Commencement Date until [***], subject to such renewals or extensions as may be mutually agreed.

3.2	Termination

(a)	LANXESS may terminate this Agreement on notice to BioAmber Sarnia if LANXESS is no longer able to obtain the required Steam from TransAlta. LANXESS shall give such notice of termination as soon as it becomes aware that the supply of Steam from TransAlta is to cease. Termination of this Agreement shall not relieve either Party of any obligation or liability accrued or outstanding at the date of termination.

(b)	Notwithstanding the expiration or termination of this Agreement, any rights (including any claim for damages) or obligations which may have accrued prior to such expiration of termination shall survive such expiration or termination and the provisions of Articles 5, 8,12, 14.5, 14.6, 15, 16, 18, 19, 21.7 and 21.8 shall continue in full force and effect.

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4.	DELIVERY

4.1	Delivery Point

The Steam supplied by LANXESS to BioAmber Sarnia under this Agreement shall be delivered by LANXESS and received by BioAmber Sarnia at the valve installed by LANXESS at the approximate location marked with the words “12” 165# Steam in Pipe Rack” on Schedule A attached to this Agreement (the “Delivery Point”).

4.2	Delivery Conditions

Subject to the condition of the Steam as supplied by TransAlta from time to time, LANXESS shall supply Steam to BioAmber Sarnia under the following conditions:

(a)	the pressure of the Steam at the Delivery Point will be the same line pressure as delivered to LANXESS by TransAlta (which is nominally 165 psig) less, subject to LANXESS’ maintenance obligations set out in Section 6 hereof, line losses;

a)	the quality and composition of the Steam will be as delivered to LANXESS by TransAlta, less line losses; and

b)	all Steam delivered to BioAmber Sarnia is for consumption at the BioAmber Sarnia Facility and shall not be resold or redistributed by BioAmber Sarnia.

Attached as Schedule “C” to this Agreement, for information purposes only is a confidential copy of the 165# steam specification from LANXESS’ ESA with TransAlta.

4.3	Risk of Loss

Risk of loss of all Steam being delivered hereunder shall pass from LANXESS to BioAmber Sarnia at the Delivery Point.

4.4	Passing of Title

Title to and property in the Steam delivered to BioAmber Sarnia hereunder shall pass from LANXESS to BioAmber Sarnia at the Delivery Point.

5.	MEASUREMENT

The following shall apply to the measurement of the quantities of Steam to be supplied by LANXESS to BioAmber Sarnia under this Agreement:

(a)	The consumption of Steam by BioAmber Sarnia shall be measured at, or near (on BioAmber Sarnia’s side of the Delivery Point), the Delivery Point as shown on Schedule A attached to this Agreement. LANXESS shall be responsible for all necessary metering of Steam for billing purposes;

(b)	Measurement for billing purposes shall be determined in accordance with normal industry standards by appropriate accounting grade metering equipment acceptable to LANXESS and BioAmber Sarnia and located at, or near (on BioAmber Sarnia’s side of the Delivery Point), the Delivery Point. LANXESS shall install, maintain, own and have custody of all such metering equipment. The full cost (direct and indirect) of installing all such metering equipment relating to the supply of Steam to BioAmber Sarnia shall be borne by LANXESS;

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(c)	Measurements for billing purposes shall be taken by LANXESS, provided that duly authorized representatives of BioAmber Sarnia may, at any time on reasonable notice to LANXESS, examine and check the meter readings and calculation and calibration procedures used by LANXESS in the preparation of invoices and data to the extent reasonably necessary to verify the same; and

(d)	LANXESS and BioAmber Sarnia shall each forthwith notify the other if either becomes aware of any defect in the metering equipment used for billing purposes or of any error or discrepancy in the measurements being taken. The Parties shall adjust any payments made on the basis of any incorrect measurements to the extent reasonably possible, provided, however, that neither Party shall be required to make any adjustments for any payments made prior to the lesser of the following periods: (a) twenty-four (24) months; and (b) half (50%) of the period commencing at the time of repair or replacement of the inaccurate metering equipment and extending back to the date that the accuracy of such metering equipment was last verified.

6.	MAINTENANCE

LANXESS shall own and be responsible for the maintenance of the pipelines carrying Steam to the Delivery Point. BioAmber Sarnia shall own and be responsible for maintenance of the pipelines carrying Steam from the Delivery Point to wherever such Steam is used by BioAmber Sarnia.

Each Party shall make reasonable efforts to coordinate and cooperate with the other Party in the execution of its maintenance work on said pipelines.

7.	LIMITATION ON SUPPLY OF STEAM BY LANXESS

(a)	The Parties acknowledge that the supply of Steam hereunder is dependent on and subject to the operation of the TransAlta cogeneration facilities. The Parties acknowledge and agree that flow rates, specifications, emergency supply procedures and the like are subject to and administered under the ESA. LANXESS shall not be required to supply any Steam hereunder in any circumstances where LANXESS believes such supply or acceptance may cause injury or damage to any Persons, property or the natural environment or any violation of the ESA;

(b)	BioAmber Sarnia acknowledges that the provision of Steam hereunder is part of a larger overall Steam Distribution System which supplies steam to the various parts of LANXESS’ Sarnia facilities and third parties’ facilities, and BioAmber Sarnia agrees that whenever LANXESS reasonably determines that the provision of Steam to BioAmber Sarnia hereunder:

(i)	will result in a breach or contravention of any applicable law or regulation, whether now or hereafter in force;

(ii)	must be eliminated, delayed or reduced for reason of maintenance or repair of such Steam Distribution System;

(iii)	must be eliminated, delayed or reduced due to Force Majeure as provided for in Section 20 of this Agreement; or

(iv)	must be eliminated, delayed or reduced due to a limitation or reduction in, or termination of, supply of steam to LANXESS by TransAlta;

then LANXESS may eliminate, delay or reduce the provision of Steam to BioAmber Sarnia to the same extent and for the same period of time as it would have eliminated, delayed or reduced the supply of Steam to its own facilities under similar circumstances. A mutually agreeable communications system will be maintained at the Plant to facilitate emergency communications between LANXESS and BioAmber Sarnia.

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(c)	LANXESS will, to the extent reasonably possible, provide BioAmber Sarnia with prior notice of, and coordinate with BioAmber Sarnia, any elimination, delay or reduction, whether temporary or permanent, in the supply of Steam pursuant to paragraph (b) above.

(d)	LANXESS will use reasonable efforts to both comply with applicable laws and regulations and maintain the supply of Steam hereunder provided that any increased costs incurred by LANXESS as a result of changes in applicable laws or regulations shall be borne by BioAmber Sarnia on a pro rata basis with BioAmber Sarnia’s pro rata share being equal to the proportion that BioAmber Sarnia’s use of the Steam Distribution System bears to the total use of such system by LANXESS, BioAmber Sarnia and third parties, unless:

(i)	such costs are incurred solely as a result of the operations of BioAmber Sarnia, in which case all such costs shall be borne by BioAmber Sarnia and paid to LANXESS forthwith upon the request of LANXESS or, at LANXESS’ option, paid to LANXESS by other means including increased fees for Steam consumed or surcharges until such costs are fully paid; or

(ii)	such costs are incurred solely as a result of the operations of a party or parties other than BioAmber Sarnia, in which case BioAmber shall not be responsible for any such costs.

(e)	BioAmber Sarnia acknowledges that LANXESS’ obligation to supply Steam hereunder shall be subject to TransAlta fulfilling its steam supply obligations to LANXESS, as such obligations may exist from time to time, and that LANXESS shall have no liability whatsoever for any deficiency with respect to the supply of Steam hereunder that is caused by TransAlta’s failure to fulfill any of its said obligations.

8.	PAYMENT

8.1	Fee Structure

For the supply of Steam hereunder, BioAmber Sarnia shall pay LANXESS the following fees:

(a)	Payment for Delivered Steam

For Steam delivered to BioAmber Sarnia under this Agreement, BioAmber Sarnia shall pay LANXESS, on a monthly basis, for its Monthly Steam Take in the Month, a fee, payable in Canadian dollars, calculated as follows:

MT x FCT x LCN = fee payable

in which,

“MT” is BioAmber Sarnia’s Monthly Steam Take, measured in MMBtu

“FCT” is [***]

“LCN” is the LANXESS Cost of Natural Gas for such Month

(hereinafter, the “Monthly Fee”)

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(b)	Take or Pay Fee

In addition to the Monthly Fee or, where applicable, Gas Deposit (defined below) owing to LANXESS, for any Month that BioAmber Sarnia takes less than the applicable Monthly Minimum Steam Take, BioAmber Sarnia shall make a cash payment to LANXESS (“Monthly Take or Pay Fee”). This Monthly Take or Pay Fee shall be calculated as follows: (Monthly Minimum Steam Take - Monthly Steam Take)* [***]*Monthly Dawn.

After the end of each Year, this fee will be recomputed. If BioAmber Sarnia’s Annual Steam Take for the Year exceeds the Annual Minimum Steam Take, then all the Monthly Take or Pay Fee payments made by BioAmber Sarnia for the Months during that Year shall be refunded to BioAmber Sarnia. If BioAmber Sarnia’s Annual Steam Take for the Year is less than the Annual Minimum Steam Take, then an amount owing will be computed as follows: (Annual Minimum Steam Take - Annual Steam Take)* [***]*Annual Dawn. If this amount exceeds the sum of the Monthly Take or Pay Fee payments made by BioAmber Sarnia for Months during that Year, then BioAmber Sarnia shall pay such difference to LANXESS. If this amount is less than the sum of the Monthly Take or Pay Fee payments made by BioAmber Sarnia for Months during that Year, then LANXESS shall pay the difference to BioAmber Sarnia.

(c)	Alternative Calculation to Monthly Fee

At BioAmber’s option, upon first providing LANXESS at least six (6) months of written advance notice, BioAmber Sarnia may opt to pay LANXESS in natural gas in lieu of the financial Monthly Fee for its Monthly Steam Take; and if BioAmber Sarnia elects to do so:

(i)	As BioAmber Sarnia takes Steam hereunder, it shall, at no cost to LANXESS, deliver natural gas of the quality specified by the natural gas transporter on a pass through basis to the burner tip at TransAlta for LANXESS’ account at a natural gas to Steam multiplier of [***] MMBtu natural gas (HHV)/MMBtu Steam multiplied by BioAmber Sarnia’s actual Steam take (Net Enthalpy) (hereinafter, “Gas Deposit”);

(ii)	BioAmber Sarnia shall provide LANXESS with written confirmation of such Gas Deposits to LANXESS’ reasonable satisfaction; and

(iii)	At the end of each Month, all Gas Deposits made by BioAmber Sarnia in the Month shall be totaled (hereinafter, “Total Monthly Gas Deposits”). If BioAmber Sarnia’s Total Monthly Gas Deposits for the Month is less than the product of BioAmber Sarnia’s Monthly Steam Take x [***], then BioAmber Sarnia shall pay LANXESS an amount calculated as follows:

Amount payable =

DF x FCT x LCN

in which,

“DF” is the difference, measured in MMBTu, between: (i) BioAmber Sarnia’s Monthly Steam Take x [***]; and (ii) BioAmber Sarnia’s Total Monthly Gas Deposits

“FCT” is [***]

“LCN” is the LANXESS Cost of Natural Gas for such Month

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LANXESS shall invoice BioAmber Sarnia and BioAmber Sarnia shall pay such amount in accordance with Section 8.2 hereof.

8.2	Timing and Means of Payment

LANXESS will invoice BioAmber Sarnia for the Monthly Fee and, if applicable, the Monthly Take or Pay Fee in respect of any Month by the end of the following Month, and such amounts will be payable at a place designated by LANXESS in Canadian dollars within twenty (20) days of receipt of the invoice by BioAmber Sarnia. Payments due and owing by BioAmber Sarnia hereunder to LANXESS shall be paid to such wire transfer or electronic funds transfer bank account designated by LANXESS.

8.3	Interest on Overdue Amounts

If any invoice provided under this Agreement is not paid when due then interest on the unpaid portion shall accrue from the due date at the rate of two percent (2%) per annum above the Canadian Prime Rate in effect from time to time.

8.4	Invoice Errors and Adjustments

If an error is found in any invoice or any adjustment to an invoice is required, the necessary correction or adjustment shall be made in the next invoice.

8.5	Invoice Disputes

Any dispute with respect to an invoice shall be resolved in accordance with the dispute resolution provisions of Section 19. Notwithstanding such dispute resolution procedures, an amount equal to the greater of:

a)	the Monthly Fee plus the Monthly Take or Pay Fee (if any); or

b)	the undisputed amount,

shall nevertheless be paid within the time limited by this Section 8. Any payment that results from the resolution of any such dispute shall be provided for in the next invoice following the date of such resolution, together with interest, calculated on a simple interest basis at the Canadian Prime Rate, on the amount of such payment. Notwithstanding anything else set forth in this Agreement, save and except for any claims to which Section 5(d) above applies (which shall be governed by the terms thereof), all disputes with respect to an invoice must be resolved pursuant to Section 19.1 no later than the end of the second Year following the end of the Year in which such invoice is delivered.

8.6	Reimbursement for Taxes

All taxes, of any nature whatsoever, including fees, excise taxes, goods and services taxes or other governmental charges and any additions or charges thereon, hereafter imposed by Canada or any political subdivision thereof or therein (hereinafter singularly referred to as a “tax” and collectively referred to as “taxes”) relating to or based on the sale or delivery of Steam or the provision of services hereunder or relating to any documents (including this Agreement) evidencing or giving effect to the purchase or delivery of Steam hereunder or the provision of services hereunder, but not including any taxes of any nature whatsoever relating to the business or occupation, franchise, income, capital gains or excess profits of LANXESS or taxes measured by the net income of LANXESS, shall be for the account of BioAmber Sarnia and to the extent that any such tax or taxes are paid by LANXESS, BioAmber Sarnia shall promptly reimburse LANXESS therefor upon receipt of LANXESS’ request accompanied by satisfactory documentation. The amount charged to BioAmber Sarnia for Steam purchased or services provided hereunder shall not include taxes for which

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BioAmber Sarnia provides LANXESS with valid evidence of exemption from such taxes. If any tax paid by LANXESS and reimbursed by BioAmber Sarnia is subject to refund, LANXESS shall use reasonable efforts to obtain such refund. LANXESS shall promptly reimburse BioAmber Sarnia for the amount of any refund of taxes in respect of which BioAmber Sarnia has reimbursed LANXESS. Where a refund can only be obtained by BioAmber Sarnia, LANXESS shall provide reasonable assistance to BioAmber Sarnia in obtaining such refund. Credits to which LANXESS is entitled against amounts required to be paid by LANXESS in respect of harmonized sales taxes relating to the transactions contemplated by this Agreement shall not be considered refunds for the purposes of this Section 8.6.

8.7	Payment Guarantee

(a)	BioAmber Sarnia shall:

(i)	Within fourteen (14) calendar days of the Commencement Date, provide LANXESS with a Letter of Credit in the amount of no less than [***]; and

(ii)	thereafter, on each anniversary of the Commissioning Date, provide LANXESS a replacement Letter of Credit in an amount no less than the greater of: (a) the value of the Letter of Credit currently in effect; and (b) a sum equal to three (3) times the average of BioAmber Sarnia’s two (2) highest Monthly Fees incurred in the previous twelve (12) Months.

(b)	LANXESS may, without limiting its other remedies and rights under this Agreement, draw on any Letter of Credit in the event any monies are owing to LANXESS after an act of Default by BioAmber Sarnia, subject in any case to LANXESS’ obligation to return any surplus proceeds remaining after such obligations are satisfied in full.

9.	STEAM FORECAST and INCREASED NEED FOR STEAM

(a)	BioAmber Sarnia shall, on or before the Commissioning Date and on each anniversary of the Commissioning Date, provide LANXESS with a good faith forecast of its monthly steam requirements for the next two (2) Years. BioAmber Sarnia agrees to provide LANXESS with updates on its forecast, two (2) Months prior to any significant expected deviation from its forecast in order that LANXESS can plan its operations accordingly. Any forecast provided by BioAmber Sarnia pursuant to this Article 9(a) is for planning purposes only and will not be binding on BioAmber Sarnia.

(b)	If at any time during the Term of this Agreement BioAmber Sarnia requires quantities of Steam for the operation of the BioAmber Sarnia Facility that are greater than the maximum quantities of Steam contemplated by Article 2 hereof, then LANXESS and BioAmber Sarnia shall negotiate in good faith with a view to reaching an agreement on mutually acceptable terms and conditions under which the increased quantities of Steam will be supplied.

10.	CHANGES IN BIOAMBER SARNIA OPERATIONS

BioAmber Sarnia hereby undertakes to:

(a)	provide LANXESS at least sixty (60) days written advance notification of; and

(b)	consult with LANXESS during such notice period about;

any changes it proposes to its BioAmber Sarnia Facility that will or could reasonably have any impact on the Steam Distribution System. BioAmber shall reasonably cooperate with LANXESS in addressing any matters arising from such proposed changes to its BioAmber Sarnia Facility, all to ensure the continued and efficient operation of the Steam Distribution System.

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11.	EASEMENT

BioAmber Sarnia shall grant LANXESS an easement for purposes related to installing, using, maintaining, inspecting, reading, repairing, removing, replacing and reconstructing Steam measurement devices and related equipment on the BioAmber Sarnia Property.

12.	AUDIT

(a)	The Parties shall each have the right to have an independent certified public accounting firm (“Auditor”) audit, at the auditing Party’s costs, such of the books, records and accounts of the other Party as are reasonably necessary in order to verify all payments, charges, measurements and/or computations provided for herein.

(b)	All such audits shall be conducted during normal business hours in a manner so as to minimize inconvenience to the Party being audited, but in any event shall be conducted no more often than once per Year. Any request for an audit shall be made in writing to the other Party no less than thirty (30) days prior to the desired audit date. Such request shall include a description of the matters to be audited and the purpose of the audit.

(c)	Upon completion of the audit, the Auditor shall only communicate to the Parties whether the audited Party’s invoices, charges, measurements and/or calculations provided for herein are in compliance with the terms hereof. For greater certainty, the other Party shall not have access to, nor receive a copy of, any of the Auditor’s work papers or the audited Party’s records and work papers.

(d)	Save and except for any claims to which Section 5(d) hereof applies (which shall be governed by the provisions thereof), provided that a claim with respect to any other error in any invoice or statement rendered under this Agreement is made within twenty-four (24) months following the end of the calendar year in which such invoice or statement was rendered, the error shall be corrected and an adjustment between the Parties shall be made within thirty (30) days of such claim.

(e)	The cost of conducting any audit pursuant to this Article 12 shall be borne by the Party or Parties requiring such audit.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Representation and Warranties

Each of the Parties hereby represents and warrants to the other Party, with respect to itself, that:

(a)	it is a corporation, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)	the execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action;

(c)	this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles;

(d)	neither the execution and delivery by it of this Agreement nor the consummation of the transactions contemplated hereby:

(i)	conflicts with or violates any provision of its charter or bylaws or of any decree or order of any court or administrative authority or other laws which are either applicable to, binding upon or enforceable against it or its assets; or

(ii)	results in any breach of or default under or creates any lien upon it or its assets under any note, mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against it or its assets;

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(e)	no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with its execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and

(f)	there is no claim, action, suit, litigation, proceeding or investigation pending or, to the best of its knowledge, threatened against it concerning this Agreement or the transactions contemplated hereby nor, to the best of its knowledge, is there any reasonable basis for any such claim, action, suit, litigation, proceeding or investigation.

14.	DEFAULT

14.1	Default

A Party (hereinafter referred to as a “Defaulting Party”) shall be in “Default” of this Agreement if any one or more of the following events (“Events of Default”) happens:

(a)	Defaulting Party fails to pay any undisputed amount due to the other Party under this Agreement (the “Non-Defaulting Party”), which failure continues for a period of ten (10) days after Non-Defaulting Party delivers written notice to such Defaulting Party of such nonpayment;

(b)	Defaulting Party fails to fully perform or comply with any other material obligation under this Agreement and such failure continues for a period of thirty (30) days after the date of receipt of written notice from the Non-Defaulting Party to remedy or cure such failure to perform (or within such longer period of time as is reasonably necessary to remedy or cure such failure, if it cannot be reasonably accomplished within such thirty (30) day period and where the Defaulting Party commences within such thirty (30) day period to take steps to remedy or cure such non-performance, and continues to take good faith diligent steps to remedy or cure such non-performance);

(c)	Defaulting Party files: (i) a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law now or hereafter existing, or (ii) any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding;

(d)	Defaulting Party applies for, consents to, or acquiesces to the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets;

(e)	Defaulting Party makes a general assignment for the benefit of its creditors;

(f)	Defaulting Party is unable to pay, or admits in writing that it will be unable to pay its debts as they mature; or

(g)	an involuntary petition is filed against Defaulting Party seeking reorganization, rearrangement, or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or a receiver or trustee is involuntarily appointed for Defaulting Party for all or a substantial part of its property or assets, or a writ of attachment, or execution of similar process is issued against a substantial part of the property of Defaulting Party and such is continued for sixty (60) days undismissed or undischarged.

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14.2	Suspension of Obligations for Default

If a Party is in Default in respect of any of its undisputed payment obligations under this Agreement, the other Party may, upon providing the Defaulting Party with not less than ten (10) day’s prior written notice, discontinue the performance of its obligations under this Agreement until such time as the Defaulting Party is no longer in default of its payment obligations.

14.3	Effect of Suspension

The discontinuance of the performance of any of its obligations by a Party pursuant to Section 14.2 above shall:

a)	be in addition to any other right or remedy available to such Party;

b)	not relieve the Defaulting Party from the performance of its obligations under this Agreement, including the payment of any sums payable under this Agreement;

c)	not be deemed to be an abrogation or rescission of this Agreement by such Party; and

d)	not affect the validity of the terms of this Agreement.

14.4	Termination for Default

(a)	If a Party is in Default under this Agreement, the other Party, at its discretion and without limitation to any other rights and remedies it may have, may give notice to the Defaulting Party that the Agreement will automatically terminate at the end of the notice period specified by the non-defaulting Party pursuant to Section 14.4(b).

(b)	A Party providing notice of termination pursuant to sub-section (a) above may choose to terminate the Agreement upon not less than three (3) day’s prior written notice, or may choose an extended notice period of up to twenty-four (24) Months. During the termination notice period, the Parties shall continue to perform their respective obligations under the Agreement, and the provisions set forth in Section 3.2b) shall apply upon expiration or termination of this Agreement.

14.5	Option to Re-Acquire Property

(a)	Subject to Section 14.5(j) below, after the occurrence of an Event of Default described in Section 14.1(c) to (g) inclusively above by BioAmber Sarnia which has not been remedied within six (6) Months of the first day of the occurrence of the Event of Default, LANXESS shall have the option, exercisable within two (2) calendar years of the date of expiry of the aforementioned six-month period, by notice in writing to BioAmber Sarnia, to:

(i)	repurchase the Property on the same terms (mutatis mutandis) as BioAmber purchased the Property under the Purchase and Sale Agreement, except as set out herein, and

(ii)	purchase any Improvements located on the Property, if any.

(b)

Upon LANXESS giving written notice as aforesaid in Section 14.5(a) above, there shall be constituted an agreement of purchase and sale with respect to the Property and the Improvements located thereon between BioAmber Sarnia, as vendor, and LANXESS, as purchaser, for a repurchase price equal to the Fair Market Purchase Price (“Repurchase Price”) determined in accordance with Section 14.5(e) hereof. The said transaction shall be completed on the 60th day following the date of receipt of such notice or, if such date is not a business day, then on the next business day thereafter (hereinafter, “Completion Date”). On the said Completion Date, BioAmber Sarnia shall:

(i)	reconvey the Property to LANXESS free and clear of all encumbrances, save and except for those encumbrances (including easements) in existence at the time of BioAmber Sarnia’s purchase of the Property or which have been approved by LANXESS prior to such reconveyance; and

(ii)	convey the Improvements located on the Property as of the Completion Date to LANXESS free and clear of any and all liabilities and encumbrances (including, without limitation, liens).

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(c)	LANXESS shall have the right to set off against the Repurchase Price any amounts owing by BioAmber Sarnia under this Agreement as of the Completion Date and any arrears of realty taxes then owing on the Property.

(d)	LANXESS shall have the right to register this option on title as a right retained by LANXESS upon transfer of title to the Property to BioAmber Sarnia prior to all other encumbrances except those of Her Majesty the Queen in Right of the Province of Ontario, as represented by the Minister of Economic Development and Trade, for an amount of up to fifteen million dollars ($15,000,000), and of the commercial lender or lenders to BioAmber Sarnia, for an amount of up to fifteen million dollars ($15,000,000) and BioAmber Sarnia shall provide all reasonable assistance required in connection therewith.

(e)	“Fair Market Purchase Price” means [***] in consideration for the Property plus the then fair market value of the Improvements remaining on the Property, if any.

The Fair Market Purchase Price for the Improvements shall be negotiated between LANXESS and BioAmber Sarnia. LANXESS and BioAmber Sarnia will use reasonable efforts to agree upon the then prevailing Fair Market Purchase Price within ten (10) days of LANXESS providing notice of its exercise of its option. If they are unable to so agree by any such date, then within seven (7) days thereafter each of the Parties shall engage, at its own expense, an independent, qualified appraiser to determine the then prevailing Fair Market Purchase Price. Each appraiser shall issue an appraisal, both to be delivered simultaneously to LANXESS and BioAmber Sarnia within fifteen (15) days after such seven (7) day period. In the event that there is a discrepancy of ten percent (10%) or less between the two appraisers’ appraisals of the Fair Market Purchase Price, the average of the two rates shall be deemed to be the Fair Market Purchase Price for purposes of calculation of the Repurchase Price. If there is a discrepancy of greater than ten percent (10%) between the two appraisals (calculated by reference to the Fair Market Purchase Price determined by the higher appraisal) and if LANXESS and BioAmber Sarnia do not agree upon a Fair Market Purchase Price within seven (7) days after the delivery of the appraisal reports, then the two appraisers shall designate a third independent, qualified appraiser within seven (7) days thereafter. The third appraiser shall issue an appraisal of the then prevailing Fair Market Purchase Price within fifteen (15) days of appointment. In this circumstance, the average of the two closest appraisals among the three shall be deemed to be the then prevailing Fair Market Purchase Price; provided that if the difference between the middle appraisal and each of the other two appraisals is equal, then the middle appraisal shall be deemed to be the then prevailing Fair Market Purchase Price.

(f)	Each of LANXESS and BioAmber Sarnia shall bear the costs of the appraiser appointed by it and shall share equally the costs of the third appraiser, if applicable.

(g)	Each appraiser appointed in accordance with this Section shall be a real estate appraiser certified by the Appraisal Institute of Canada and having the designation of A.A.C.I., having at least ten (10) years of experience in appraising industrial sites for sale in Southwestern Ontario and who is not employed by LANXESS and BioAmber Sarnia or by an Affiliate of either of them and who does not have any material financial dependence on any of them or any material financial interest in the determination of the Repurchase Price.

(h)	In the event that either LANXESS or BioAmber Sarnia fails to appoint an appraiser within the time limit in Section 14.5(e) above, the appraiser appointed by one of them shall act as the sole appraiser and shall determine the Fair Market Purchase Price.

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(i)	In the event the two appraisers appointed by LANXESS and BioAmber Sarnia fail to agree upon a third appraiser within the time limit in Section 14.5(e) above, where required to do so, the third appraiser may be appointed upon the application of either of the parties to a judge of the Ontario Court in accordance with the Arbitration Act, 1991 (Ontario).

(j)	Subject to LANXESS’ further rights regarding the Property as further stipulated in Section 14.5(k) below, LANXESS hereby acknowledges that its option under Section 14.5(a):

(i)	is not available if BioAmber Sarnia has remedied the Default to LANXESS’ satisfaction, acting reasonably, prior to LANXESS providing BioAmber Sarnia the notice contemplated in Section 14.5(a) above;

(ii)	is subordinate to BioAmber Sarnia’s secured creditors rights and interests in the Property and any Improvements (LANXESS agrees to execute such documents reasonably necessary to confirm such subordination); and

(iii)

expires on the tenth (10th) anniversary of the Commissioning Date, despite the expiry of any renewal or extension of this Agreement, but provided that BioAmber Sarnia is not in Default under this Agreement as of such date.

(k)	In addition to its option available to it pursuant to this Section 14.5(a), LANXESS shall, during the Term, also have a right of first refusal to repurchase the Property on the same terms and conditions granted to it under Sections 22.10 (a) and (b) of the Purchase and Sale Agreement save and except that, despite Section 22.10(c) of the Purchase and Sale Agreement, for the purposes of this Agreement only, such right of first refusal to repurchase the Property shall apply unless both: (a) BioAmber Sarnia (and/or its creditors) has satisfied the conditions set out in section 22.10(c) of the Purchase and Sale Agreement; and (b) the third party purchaser has also entered into a written agreement with LANXESS for the provision of Steam to it in accordance with Section 17.1(b) hereof to LANXESS’ satisfaction, acting reasonably.

(l)	Nothing in this Section 14.5 limits any other rights or remedies available to LANXESS in the event of a Default by BioAmber Sarnia.

14.6	Other Remedies for Default

Except as expressly limited or qualified in this Agreement, upon the occurrence of any Default by either Party the other Party shall have the right to exercise all remedies available to it at law or in equity, in addition to the remedies expressly provided for herein.

15.	INDEMNITY

15.1	Obligation to Indemnify

(a)	LANXESS shall defend, indemnify and save harmless BioAmber Sarnia from and against all costs, losses, damages, liabilities, fines, penalties and expenses arising from any claim, action, proceeding or order (“Claim”) made or brought against BioAmber Sarnia directly or indirectly, to the extent that such Claim arises as a result of LANXESS’ handling, use or possession of Steam before delivery thereof to BioAmber Sarnia under this Agreement or LANXESS’ breach of its obligations under this Agreement (except to the extent such Claim results from BioAmber Sarnia’s negligence or breach of this Agreement).

(b)	BioAmber Sarnia shall defend, indemnify and save harmless LANXESS from and against all costs, losses, damages, liabilities, fines, penalties and expenses arising from any claim, action, proceeding or order (“Claim”) made or brought against LANXESS, directly or indirectly, to the extent that such Claim arises as

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a result of BioAmber Sarnia’s handling, use or possession of Steam after delivery thereof to BioAmber Sarnia under this Agreement or BioAmber Sarnia’s breach of its obligations under this Agreement (except to the extent that such Claim results from LANXESS’ negligence or breach of this Agreement).

15.2	Amount of Indemnification

(a)	In the event that pursuant to this Section 15 either Party (herein referred to as the “Indemnitor”) is required to indemnify the other (herein referred to as the “Indemnitee”) the amount which the Indemnitor shall be required to pay to the Indemnitee with respect to any Claim shall be, subject to all other provisions of this Article 15, the full amount of such Claim and all costs or expenses incurred in defending or dealing with such Claim.

(b)	The amount of any indemnification otherwise due pursuant to this Section 15 shall be net of the present value of any tax benefits associated with such Claim to:

(i)	BioAmber Sarnia or its Affiliates, as the case may be; or

(ii)	LANXESS or its Affiliates, as the case may be.

For the purposes of this Section 15.2, the present value with respect to any tax benefit associated with a Claim shall be calculated on the basis of the Canadian Prime Rate, in effect at the time at which the Indemnitor indemnifies the Indemnitee with respect to such Claim.

15.3	Notice of Claim

(a)	Promptly upon the discovery by the lndemnitee of the existence of a Claim to which this Article 15 applies, the Indemnitee shall notify the Indemnitor in writing of such Claim setting out, to the extent reasonably feasible, full and detailed particulars of the Claim including, without limitation, the nature of and specific basis for such Claim and the estimated amount of such Claim (which estimate shall not be conclusive of the final amount of such Claim).

(b)	The following provisions shall apply to any Claim relating to environmental indemnities:

(i)	the Indemnitee shall, and shall cause its Affiliates to, permit the Indemnitor and its Affiliates to participate in any negotiations with any Governmental Authorities or to take any other proceedings with respect to Governmental Authorities which may be necessary, or which the Indemnitor may deem appropriate, with a view to minimizing the cost of satisfying the Claim. The Indemnitor will use reasonable efforts to minimize disruption of the Indemnitee’s ongoing operation of its business and the continuance of permits, approvals or licenses necessary to such operation; and

(ii)	the lndemnitee shall give the Indemnitor and its Affiliates and their consultants reasonable access, upon reasonable advance notice, to its facilities from time to time to study soil, air and water qualities if such studies are viewed as appropriate by the Indemnitor for the purposes of verification or satisfaction of any Claim.

(c)	In the event that the Indemnitee fails to give to the Indemnitor the notice required by this Section 15 with respect to any Claim then, to the extent that the Indemnitor is materially prejudiced by such failure, the obligation of the Indemnitor to indemnify the Indemnitee pursuant to this Section 15 shall cease with respect to such Claim.

(d)	In the event that the Indemnitee refuses to deliver to the Indemnitor any books, records or other documentation reasonably required by the Indemnitor in order to defend any Claim in connection with which the lndemnitee is seeking indemnification pursuant to this Section 15 then to the extent that the lndemnitor is materially prejudiced by such refusal, the obligation of the lndemnitor to indemnify the Indemnitee pursuant to this Section 15 shall cease with respect to such Claim.

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15.4	Contest by Indemnifying Party

(a)	The lndemnitor shall at all times have the right (but not the obligation), at its sole expense and with counsel of its choice, to investigate, dispute and contest (in the name of the Indemnitee, where necessary) any Claim for which the lndemnitor admits its liability, or is found to be liable, pursuant to this Section 15.

(b)	In the event that the lndemnitor shall retain counsel pursuant to this Section 15.4, the Indemnitee shall have the right to retain its own counsel to the extent such Claim has been asserted against it or its Affiliates, but the fees and expense of such counsel shall be at the expense of such Indemnitee.

(c)	The Indemnitee will fully co-operate and shall cause its Affiliates and each of their respective auditors, accountants, counsel and other representatives to fully cooperate where necessary with the lndemnitor and its counsel in any proceedings with respect to any such Claim being contested by the lndemnitor pursuant to this Section 15.4. The Indemnitee shall afford to the lndemnitor reasonable access to such records of the Indemnitee as relate to such Claims and to such employees of the lndemnitee as have knowledge of the matters relating to such Claims.

15.5	Settlement of Third Party Claims

(a)	In the event that a third party makes a Claim against the Indemnitee and the Indemnitee wishes to settle such Claim on terms which are acceptable to the claimant, the Indemnitee shall disclose to the lndemnitor all terms and conditions of the proposed settlement. If the lndemnitor does not consent in writing to the terms and conditions of such settlement, such consent not to be unreasonably withheld or delayed, the Indemnitee may thereafter settle such claim with the third party on terms no less favourable than the proposed settlement and the lndemnitor shall indemnify the Indemnitee to the extent that the Indemnitee establishes that such settlement was reasonable.

(b)	In the event that a third party makes a Claim against the Indemnitee and the lndemnitor wishes to settle such Claim on terms which are acceptable to the claimant, the lndemnitor shall disclose to the Indemnitee all terms and conditions of the proposed settlement. If the lndemnitee does not wish to settle such Claim, the lndemnitor shall be required to indemnify the Indemnitee only up to the amount for which the lndemnitor could have settled the Claim, less those costs and expenses reasonably incurred by lndemnitor from and after the date on which the terms of the proposed settlement were disclosed by lndemnitor to lndemnitee. Such amount shall not exceed the amount which the Indemnitee pays in settlement of such third party Claim.

15.6	Coordination of Indemnification Rights

(a)	In the event that an Indemnitee has a right of recovery against any third party with respect to any Claim in connection with which a payment is made to such Indemnitee by an Indemnitor then: (a) such Indemnitor shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnitee against such third party with respect to such Claim; and (b) such Indemnitee shall, at the Indemnitor’s request and expense, execute all papers reasonably required and take all reasonable action necessary to secure such rights, including, but not limited to, the execution of such documents as are reasonably necessary to enable such Indemnitor to bring suit to enforce such rights.

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(b)	The Indemnitor in its sole discretion and upon notice to the Indemnitee may elect to set off any amount payable to the Indemnitee by the Indemnitor against any amount payable by the Indemnitee to the Indemnitor and the Indemnitee shall be indemnified in the manner provided in this Section 15.6 for any indemnifiable amount not covered by such set off.

15.7	Indemnitor May Cure

The Indemnitor shall have the right to cure within a reasonable time and in a manner satisfactory to the Indemnitee, acting reasonably, any matter giving rise to a Claim, provided however, that any such cure shall not relieve or reduce any such Claim arising prior to, during or because of such cure to the extent that such cure is inadequate.

16.	LIABILITY

16.1	General

LANXESS’ obligation to provide Steam hereunder shall be limited to using its reasonable efforts to do so and, subject to this obligation, LANXESS shall not be responsible to BioAmber Sarnia or others for any elimination, delay or reduction in the provision of Steam for any reason whatever save and except for the negligence of LANXESS and those for whom it is in law responsible. In the event that TransAlta fails to supply the required Steam to LANXESS, nothing in this Agreement shall oblige LANXESS to purchase Steam from any third party for the benefit of BioAmber Sarnia or to arrange for the provision of Steam from a third party to BioAmber Sarnia to satisfy the requirements of BioAmber Sarnia hereunder.

If BioAmber Sarnia requests LANXESS to do so, LANXESS agrees to make reasonable efforts to pursue any reasonably available remedies against TransAlta arising from TransAlta’s failure to supply LANXESS with any Steam required hereunder and to provide BioAmber Sarnia with its proportionate share of any net benefit realized from pursuing such remedies, provided that BioAmber Sarnia fully cooperates with LANXESS in, and pays its proportionate share of the cost of, pursuing such remedies, and indemnifies LANXESS from any losses, costs or liabilities associated therewith.

16.2	No Representation or Warranty

LANXESS makes no representation or warranty of any kind, express or implied, statutory or otherwise, including, without limitation, no warranty of fitness for a particular purpose and no warranty of merchantability or any other matter with respect to the Steam supplied hereunder.

16.3	Limitation of Liability for Consequential Damages

Notwithstanding any provision of this Agreement, neither Party shall in any circumstances whatsoever be liable hereunder to the other Party for indirect, exemplary, special, incidental or consequential or punitive damages including, without limitation, any such damages for loss of profits sustained or claimed by the other Party in connection with or arising out of this Agreement; provided however that nothing herein shall in any way limit the right of a Party to be indemnified by the other Party pursuant to Section 15 for a claim to the extent that such Party is seeking indemnity for a third party Claim for incidental or consequential or punitive damages including, without limitation, loss of profits.

16.4	Right to Claim Damages

Subject to such limitations as are set forth in this Agreement, upon the occurrence of any breach of this Agreement by a Party, or any negligent act or omission by a Party

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in the performance of this Agreement or the exercise of its rights under this Agreement, the other Party shall have the right to make a claim against the defaulting Party for any costs, losses, damages, liabilities, penalties or expenses the other Party has suffered or incurred as a result of such breach or negligence. All such claims must be submitted in writing to the defaulting Party within one-hundred and twenty (120) days of the day when the claiming Party knew or reasonably ought to have known of all the facts required to make the claim. Subject to the Parties’ indemnity obligations under Section 15 hereof, neither Party shall be liable to the other for any claim of any kind hereunder exceeding the total Monthly Fees of the Steam purchased hereunder in the six (6) Months prior to the date of such claim.

16.5	No Tortious Liability

A Party’s remedies in respect of any cost, losses, damages, liabilities, penalties or expense of whatsoever nature arising from any negligent act or omission by the other Party in the performance of its obligations or the exercise of its rights under this Agreement shall be limited to such contractual remedies as such Party may have for breach of this Agreement and such Party shall not have any non-contractual remedies in respect of such costs, losses, damages, liabilities, penalties or expenses including without limitation, any remedies based on principles of negligence.

16.6	Rights and Remedies Cumulative

Except as expressly limited or qualified by this Agreement, all rights and remedies available to a Party under this Agreement are cumulative and in addition to other rights or remedies available to it under this Agreement, at law, or in equity.

17.	SPECIAL PROVISIONS

17.1	Restriction on Disposition

(a)	During the Term, if LANXESS sells, leases, mortgages or otherwise disposes of to any Person any interest in the Steam Distribution System being used to supply Steam hereunder, LANXESS shall require, as a condition thereof, that such Person agrees with BioAmber Sarnia to be bound by the provisions of this Agreement.

(b)	During the Term, BioAmber Sarnia shall not sell, lease, mortgage, charge, transfer or dispose of to any Person any interest in the BioAmber Sarnia Facility or the Property unless such Person has entered into an agreement with LANXESS, in form and content satisfactory to LANXESS, acting reasonably, for assumption of this Agreement.

17.2	Early Termination of Agreement For Failure to Build

(a)	Despite the Term of this Agreement as set out in Section 3.1 herein, BioAmber Sarnia may terminate this Agreement, by providing seven (7) Business Days advance notice to LANXESS, within thirty (30) days after the occurrence of any of the following events:

(i)	LANXESS exercises its option set out in section 16 of the Purchase and Sale Agreement; or

(ii)	if, for reasons beyond the reasonable control of BioAmber Sarnia:

(A)	BioAmber Sarnia fails, due to no fault of its own, to secure by November 15, 2013 the Purchaser’s Development Approvals necessary to start construction of the Plant;

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(B)	an Ontario court issues an order prior to November 15, 2013 permanently prohibiting BioAmber Sarnia from constructing or operating the Plant, provided that BioAmber Sarnia has responded, opposed and defended in good faith the proceedings commenced against it in which the court order was issued; or

(C)	as a result of a court Order, the construction of the Plant has been completely stopped for a period greater than (6) continuous Months as at November 15, 2013, provided that BioAmber Sarnia has responded, opposed and defended in good faith the proceedings commenced against it in which the court order was issued, and, for the reasons noted above, BioAmber Sarnia has decided not to continue with the construction and/or operation of the Plant.

(b)	If this Agreement is terminated in accordance with Section 17.2(a) above, then BioAmber Sarnia shall owe LANXESS as of the date of such termination an amount equal to the greater of: (a) [***]; and (b) [***].

(c)	In the event any amount is owing to LANXESS pursuant to Section 17.2(b) above, LANXESS may draw upon the Letter of Credit and any difference between the Letter of Credit and the amount owing to LANXESS pursuant to section 17.2(b) above shall be paid by BioAmber Sarnia within thirty (30) days of the date this Agreement is terminated pursuant to Section 17.2(a).

(d)	BioAmber Sarnia hereby agrees and covenants that the sum owing to LANXESS pursuant to Section 17.2(b) above on account of the Agreement being terminated pursuant to Section 17.2(a) is a fair, reasonable and equitable estimate of the damages, and in fact less than the actual damages, that LANXESS will or is expected to suffer on account of loss revenues arising from such termination and on account of LANXESS’ investments into the lands sold by LANXESS to BioAmber Sarnia pursuant to the Purchase and Sale Agreement, and shall not be construed as a penalty.

18.	CONFIDENTIALITY

18.1	Confidentiality

Subject to Section 18.4, each Party shall keep confidential and shall not:

(a)	use, except for the purpose of performing its obligations or exercising its rights under this Agreement; or

(b)	disclose, except as contemplated or permitted in this Agreement;

any confidential information, trade secret or confidential financial, technical, scientific, business or other information or document of the other Party or its Affiliates received by it or any of its Affiliates in the course of, or as a result of, the relationship established between the Parties pursuant to this Agreement (herein referred to collectively as the “Information”).

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18.2	Internal Confidential Treatment

Each Party shall treat the Information with the same degree of proprietary care as it gives its own confidential information except as may be otherwise agreed to in writing.

18.3	Internal Disclosure

Each Party may disclose Information only to those of its Affiliates and to its and their directors, officers, employees, agents, professional advisors and consultants who have a bona fide need to know the Information, it being understood that such Affiliates, directors, officers, employees, agents, professional advisors and consultants shall be informed of the confidential nature of such Information and shall be required to treat such Information confidentially.

18.4	Exceptions

A Party shall be entitled to use or disclose any Information to the extent:

(a)	such Information is or becomes generally known to the public other than through a breach of this Agreement or any other obligation of confidentiality between the Parties;

(b)	such Information is lawfully obtained by that Party from a third party or parties without breach of this Agreement or any other obligation of confidentiality between the Parties, as shown by documentation sufficient to establish the third party as the source of such Information and to the knowledge of the disclosing Party, without such disclosure constituting a breach by such third party or parties of an obligation of confidentiality;

(c)	such Information is comprised of technical information and was already known to the Party prior to receipt thereof from the other Party, as shown by documentation sufficient to establish such knowledge;

(d)	such disclosure is required in connection with any regulatory, legal or administrative proceeding, the issues of which touch on such Information; provided that where circumstances permit prior to disclosure the disclosing Party shall notify the other Party in writing of such proposed disclosure and at the other Party’s request (and expense) the disclosing Party shall either apply for appropriate court or other orders to preserve the confidentiality of such Information or only disclose such Information to Persons who shall have agreed in writing not to use or disclose such Information to the same extent that the disclosing Party is precluded from using or disclosing such Information under this Agreement;

(e)	that such disclosure is required by law or competent authority of any governmental body; provided that where the circumstances permit prior to disclosure (other than any disclosure required by applicable securities laws) the disclosing Party shall notify the other Party in writing of any such proposed disclosure and shall at the other Party’s request (and expense) apply for appropriate court or other orders to preserve the confidentiality of such Information;

(f)	the other Party shall have provided its prior written approval for such disclosure by the disclosing Party.

18.5	Preservation of Existing Rights

(a)	The provisions of this Article 18 shall not permit the disclosure or use by LANXESS of Information to the extent that LANXESS is precluded from disclosing or using such Information under any other agreement binding the Parties.

(b)	The provisions of this Agreement shall not permit the disclosure or use by BioAmber Sarnia of Information to the extent that BioAmber Sarnia is precluded from disclosing or using such Information under any other agreement binding the Parties.

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18.6	Responsibility for Others

Each of the Parties shall be responsible for the violation of the secrecy and non-use provisions of this Agreement by its directors, officers, employees, agents, professional advisors, consultants, contractors and Affiliates.

19.	DISPUTE RESOLUTION

19.1	Submission to Senior Management

In the event of a dispute arising between the Parties under or in connection with this Agreement, such dispute, unless otherwise provided for herein, shall be promptly referred to a member of senior management of each of the Parties who shall attempt to resolve such dispute. If such members of senior management are unable to resolve any such dispute within twenty (20) days after referral to them or such further time as the Parties may agree in writing, then the Parties shall resolve such dispute in accordance with the remaining provisions of this Article 19.

19.2	Litigation

At any time prior to such Party submitting such dispute to arbitration hereunder, any Party may, without initiating or completing the dispute resolution process described in Section 19.1, commence litigation with respect to any claim concerning any nonpayment of monies that a Party has an accrued obligation to pay hereunder.

19.3	Submission to Arbitration

Except for such claims as a Party may pursue in accordance with Section 19.2, any dispute between the Parties under or in connection with this Agreement that is not resolved in accordance with Section 19.1, shall not be resolved through litigation and any Party may submit such dispute to arbitration, by a single arbitrator, in accordance with the rules of arbitration set forth in Schedule B; provided that this Section 19.3 shall not be construed as an agreement to arbitrate any matter where this Agreement merely provides that the Parties will negotiate in good faith towards a resolution of such matter or use reasonable efforts to agree on such matter where that provision does not expressly commit the Parties to arbitration.

19.4	Performance and Payments

All performance required hereunder by the Parties and payment therefor under this Agreement shall continue during the dispute resolution and arbitration proceedings contemplated by Section 19.1 and 19.3 respectively; provided that, in the case of any such proceedings pertaining to amounts payable under this Agreement, any payments or reimbursements required as a result of such proceedings shall be payable as of a date to be determined in such proceedings, and interest shall be paid, from such date until the date of payment, by the Party required to make any such payment or reimbursement on the amount thereof at the rate and basis set out in Section 8.3.

19.5	Equitable Relief

Nothing herein contained shall prevent either Party from seeking an injunction and any relief ancillary thereto from a court of competent jurisdiction.

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20.	FORCE MAJEURE

20.1	Relief from Obligations

Subject to Section 20.3, if, by reason of Force Majeure either Party to this Agreement is unable, wholly or partially, to perform or comply with its covenants and obligations hereunder, then the Party so affected by Force Majeure shall be relieved of liability and shall suffer no prejudice for failing to perform or comply during the continuance and to the extent of the inability so caused from and after the happening of the event of Force Majeure, provided that the Party invoking Force Majeure gives to the other Party prompt notice, written or oral (but if oral, promptly confirmed in writing), of such inability and reasonably full particulars of the cause thereof. If notice is not promptly given, then the Party suffering the Force Majeure shall only be relieved from such performance or compliance from and after the giving of such notice. The Party invoking Force Majeure shall use all reasonable efforts to remedy the situation and remove, so far as possible and with reasonable dispatch, the cause of its inability to perform or comply, provided, however, that settlement of strikes, lockouts and other industrial disturbances shall be wholly within the discretion of the Party involved. The Party invoking Force Majeure shall give prompt notice of the cessation of the event of Force Majeure. Nothing in this Article 20 shall relieve a Party of its obligations to make payments when due hereunder.

20.2	Force Majeure

For the purposes of this Agreement, Force Majeure shall mean any event beyond the reasonable control of the Party invoking Force Majeure and, subject to complying with such definition, may include, but not be limited to:

(a)	lightning, storms, earthquakes, landslides, floods, washouts, and other Acts of God;

(b)	fires, explosions, ruptures, breakage of or accidents to pipeline, plant, machinery, equipment or storage facility;

(c)	strikes, lockouts, or other labour disturbances;

(d)	civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;

(e)	arrests and restraints by governments or governmental agencies;

(f)	the order of any court;

(g)	inability to obtain or curtailment of supplies of feedstocks or of electric power, water, fuel or other necessary utilities or services to operate any facilities or of any materials or equipment; or

(h)	inability to obtain or revocation or amendment of any permit, authorization or approval of any Governmental Authority required to perform or comply with any obligation under this Agreement, unless the revocation or modification of any such necessary permit, authorization or approval was caused by the violation of the terms thereof or consented to by the Party holding the same.

20.3	Exclusions from Relief

No Party shall be entitled to the benefits of the provisions of this Article 20 under any of the following circumstances:

(a)	if the failure to perform or comply with any of the covenants or obligations herein imposed upon it was caused by arrest or restraint by governments or governmental agencies or the order of any court and such arrest, restraint or order was the result of a breach by the Party claiming suspension of the term

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of a permit, license, certificate or other authorization granted by a governmental or regulatory body having jurisdiction or of any applicable laws, regulations or orders;

(b)	if the failure to perform or comply with any of the covenants or obligations herein imposed upon it was caused by the Party invoking Force Majeure having failed to use all reasonable efforts to remedy the situation and remove, so far as possible and with reasonable dispatch, the cause of its inability to perform or comply with such covenants or obligations; or

(c)	if the failure to perform or comply with any of the covenants or obligations herein imposed upon it was caused by lack of funds or other financial cause for whatever reason.

21.	GENERAL

21.1	Further Assurances

Each of BioAmber Sarnia and LANXESS shall from time to time execute and deliver such further documents and instruments and do all acts and things as the other Party may reasonably require to effectively carry out, or better evidence or perfect the full intent and meaning of this Agreement.

21.2	Time of the Essence

Time shall be of the essence of this Agreement.

21.3	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto and is not intended to confer upon any other Person any rights or remedies hereunder.

21.4	Entire Agreement

This Agreement contains the entire agreement between the Parties relating to the subject matter hereof and supersedes any prior understandings or agreements between the Parties with respect thereto.

21.5	Amendments or Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the Parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and unless otherwise provided, shall be limited to the specific breach which is waived.

21.6	Assignment

This Agreement is assignable by either Party as necessary in connection with any bona fide financings, financing leases, reorganizations and mergers, but this Agreement shall not otherwise be assigned by either Party without the prior written consent of the other Party, which consent each of the Parties covenant not to unreasonably withhold.

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21.7	Notices

Any demand, notice or other communication (herein referred to as a “Communication”) to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail, certified mail or by transmittal by facsimile (confirmed by copy delivered by personal delivery) addressed to recipient as follows:

To LANXESS:

LANXESS Inc.

1265 Vidal Street South

Sarnia, Ontario

N7T 7M2

Attention: President

Fax No.: (519) 339-7752

with a copy to:

Attention: Law Department

Fax No.: (519) 339-7785

To BioAmber Sarnia:

BioAmber Sarnia Inc.

1250 Rene-Levesque Boulevard West

Montreal, Quebec

H3B 4W8

Attention: President

Fax: (514) 867-9675

With a copy to the BioAmber Sarnia’s solicitor at:

BOIVIN DESBIENS SENÉCAL CHALIFOUR GP

2000-2000 McGill College Avenue

Montreal, Quebec

H3A 3H3

Attention: Thomas Desbiens

Fax (514) 844-5836

E-mail [***]

or to such other address, facsimile number or individual as may be designated by notice given by either Party to the other. Any Communication shall be conclusively deemed to have been given when actually received by the addressee.

21.8	Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario.

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21.9	Counterparts

This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

21.10	Delivery by Fax

Either Party may deliver an executed copy of this Agreement by fax but that Party shall immediately deliver to the other Party an originally executed copy of this Agreement.

21.11	Replacement Indices

If any index specified in this Agreement is suspended, discontinued, rebased or the basis of its calculation is modified (the “Suspended Index”), unless otherwise specified herein an equivalent index (the “Replacement Index”) will be substituted for the Suspended Index by LANXESS and BioAmber Sarnia, as may be agreed between LANXESS and BioAmber Sarnia, acting reasonably, and failing such agreement, as may be determined by an arbitrator appointed in accordance with Section 19.3 of the Agreement. The use of the Replacement Index will not commence until such time that the Suspended Index is no longer published, and LANXESS and BioAmber Sarnia, or the arbitrator, as the case may be, shall determine a method for the linkage and continuous transition from the Suspended Index to the Replacement Index which measures and reflects inflationary/deflationary forces while avoiding retrospective adjustments to the same.

21.12	No Partnership

Nothing in this Agreement is intended to create a partnership or joint venture or to confer any partnership, agency or fiduciary duties or obligations on any Party hereto, except as otherwise expressly provided herein.

The next page is the execution page for this Agreement.

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Execution Page

IN WITNESS WHEREOF the Parties have executed this Agreement as on the date first above written.

LANXESS Inc.

Per:

Print Name:

Title:

Per:

Print Name:

Title:

We have authority to bind the corporation.

BIOAMBER SARNIA INC.

Per:

Print Name:

Title:

I have authority to bind the corporation.

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SCHEDULE A: DELIVERY POINT

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SCHEDULE B: DISPUTE RESOLUTION RULES

(Section 19.3)

1.1	Jurisdiction and Scope

(a)	The rules (the “Rules”) governing the arbitration of any dispute (“Dispute”) that the Agreement requires or permits to be submitted to arbitration (the “Arbitration”) are set out below. References in this Schedule B to Sections are to Sections of this Schedule B, unless otherwise specified. The Parties expressly acknowledge and agree that they have agreed to submit certain disputes to arbitration as provided in the Agreement to ensure the just, expeditious, economical and final determination of such disputes and that the Arbitrator’s powers in respect of any Arbitration hereunder shall be exercised in accordance with such intent.

(b)	Subject to the provisions of these Rules, the Arbitration Act, 1991 (Ontario) shall govern the conduct of the Arbitration and shall be binding on the Parties. However, the following Sections of the Arbitration Act, 1991 (Ontario) shall not be applicable to the Arbitration:

(i)	Section 21 “Evidence”;

(ii)	Section 28 “Appointment of expert”;

(iii)	Section 40 “Explanation”; and

(iv)	Section 45 “Appeal on question of law”.

(c)	Each of the Parties to the Dispute (for purposes of this Schedule B, hereinafter referred to individually as a “Party” and collectively as the “Parties”) expressly acknowledges and agrees that:

(i)	it shall not apply to the courts of Ontario or any other jurisdiction to attempt to enjoin, delay, impede or otherwise interfere with or limit the scope of the Arbitration or the powers of the Arbitrator appointed under these Rules to hear the Arbitration as defined in Section 1.5;

(ii)	the award of the Arbitrator shall be final and conclusive and there shall be no appeal therefrom of whatsoever nature or kind to any court, tribunal or other authority, except as set out below; and

(iii)	the award of the Arbitrator may be entered and enforced by any court in any jurisdiction having jurisdiction over the Parties and/or the subject matter of the award and/or the properties or assets of any of the Parties as set out in the Arbitration Act, 1991 (Ontario);

provided, however, that the foregoing shall not prevent any Party from applying to the courts of Ontario for a determination with respect to any matter or challenge provided for in any sections of the Arbitration Act, 1991 (Ontario) that are applicable to this Arbitration.

(d)	The Arbitrator has the jurisdiction to deal with all matters relating to the Dispute as provided for by the Arbitration Act, 1991 (Ontario) including, without limitation, the jurisdiction:

(i)	to determine any question of law, including equity, arising in the Arbitration in accordance with Sections 1.2 and 1.3;

(ii)	to determine any question of fact including questions of good faith, dishonesty or fraud arising in the Arbitration;

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(iii)	to order any Party to furnish such further details of that Party’s case, as to fact or law, as he or she may require;

(iv)	to require or permit the Parties to give evidence under oath or solemn affirmation;

(v)	to order the Parties or any of them to make interim payments towards the costs of the Arbitration; and

(vi)	to award interest on any sum and to any date at such rates as he or she determines to be appropriate.

(e)	Unless the Parties shall at any time otherwise agree in writing, the Arbitrator shall have the power, on the application of any of the Parties or on his or her own motion (but in either case only after hearing or receiving any representations from the Parties concerned which he or she determines in his or her discretion to be appropriate):

(i)	to allow other parties to be joined in the Arbitration with their express consent, and make a single final award determining all disputes between them;

(ii)	to allow any Party, upon such terms (as to costs and otherwise) as he or she shall determine, to amend its claim, defence, reply, counter-claim or defence to counter-claim;

(iii)	to extend or abbreviate any time limits provided by these Rules or by his or her directions;

(iv)	to direct the Parties to exchange written statements, verified by oath or affirmation, of the evidence of witnesses, and direct which of the makers of such statements are to attend before him or her for oral examinations;

(v)	to determine what witnesses (if any) are to attend before him or her, and the order and manner (including cross-examination, as recognized under the laws of Ontario) in which, and by whom, they are to be orally examined;

(vi)	to order the Parties to make any property or thing available for his or her inspection or inspection by another Party and inspect it in their presence;

(vii)	subject to taking such steps as may be reasonably necessary to protect any third party confidentiality rights, to order the Parties to produce to him or her, and to each other for inspection, and to supply copies of, any documents or classes of documents in their respective possession, control or power which he or she determines to be relevant;

(viii)	to order the preservation or storage of any property or thing under the control of any of the Parties relevant to the Dispute before him or her;

(ix)	to make interim orders for security for costs for any Party’s own costs, and to secure all or part of any amount in dispute in the Arbitration;

(x)	to make rulings, give directions and generally deal with any and all interlocutory matters relating to the issues in the Arbitration; and

(xi)	to issue subpoenas to compel the attendance of any Person before the Hearing, each such subpoena to be enforceable in the same manner as if it had been issued by a court of the Province of Ontario.

(f)	Interlocutory motions are to be heard by the Arbitrator at any time, on two business days’ notice to each Party and subject to the availability of the Arbitrator. There shall be no right of appeal, under any circumstances, from an interlocutory decision made by the Arbitrator.

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1.2	Laws of Evidence and Rules of Civil Procedure

The laws of evidence applicable in trials conducted before the Ontario Superior Court of Justice shall be applied in the Arbitration. Subject to these Rules, the Ontario Rules of Civil Procedure shall be applied to the Arbitration, with the exception that any reference to “Court” in said Rules of Civil Procedure shall be construed to be a reference to the Arbitrator.

1.3	Applicable Law

The law governing the Arbitration shall be that of the Province of Ontario.

1.4	Place of Arbitration

The place of the Arbitration shall be the City of Toronto, Ontario.

1.5	Appointment of Arbitrator

(a)	As used in these Rules, the term “Arbitrator” means the arbitrator appointed pursuant to paragraph (b) or (c) below. Any Arbitrator appointed pursuant to paragraph (b) or (c) below shall have such technical and other qualifications as may reasonably be necessary to enable such Arbitrator to properly adjudicate the Dispute submitted to such Arbitrator.

(b)	The Arbitration shall be commenced, pursuant to the Arbitration Act, 1991 (Ontario), by the delivery of a written complaint (the “Complaint”) by a Party (the “Applicant”) to another Party (the “Respondent”). The Complaint shall describe the Dispute and nominate an arbitrator. Within fifteen (15) days of the receipt of the Complaint, the Respondent may, by notice to the Applicant, concur in the appointment of that arbitrator or may disagree with the nomination of the arbitrator, and failing the delivery of such notice by the Respondent, the Respondent shall be deemed to have concurred in the appointment of the arbitrator nominated by the Applicant and such arbitrator shall determine the Dispute acting alone.

(c)	If the Respondent disagrees with the nomination of the arbitrator pursuant to paragraph (b) above, then, within fifteen (15) days after delivery of the Respondent’s notice to that effect, the Respondent and the Applicant shall agree on the appointment of an arbitrator, failing which the arbitrator may be appointed by a Judge of the Ontario Superior Court of Justice on the application of either the Applicant or the Respondent, on notice to the other. Upon such appointment, such arbitrator shall determine the Dispute acting alone.

(d)	Any decision of the Arbitrator made with respect to a dispute or with respect to any aspect of, or any matter related to, the Arbitration (including, without limitation, the procedures of the Arbitration), shall be rendered in writing and shall contain a brief recital of the facts upon which the decision is made and the reasons thereof.

1.6	Pleadings

(a)	The following shall apply to the Arbitration of any dispute:

(i)	within thirty (30) days of the appointment of the Arbitrator, the Applicant shall deliver to the Respondent and the Arbitrator a written statement (which for the purposes of this Schedule B only shall be referred to as the “Claim”) concerning a dispute setting forth, with particularity, its position on the Dispute and the material facts upon which it intends to rely;

(ii)	if the Applicant fails to deliver a Claim within the time limits referred to in (i) above, the Arbitrator shall proceed pursuant to the procedures relating to default set out in the Arbitration Act, 1991 (Ontario);

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(iii)	within twenty-one (21) days of the delivery of the Claim, the Respondent shall deliver to the Applicant and the Arbitrator a written response (the “Defence”) setting forth, with particularity, its position on the Dispute and the material facts upon which it intends to rely;

(iv)	if the Respondent fails to deliver a Defence within the time limit referred to in (iii) above, the Arbitrator shall proceed pursuant to the procedures relating to default set out in the Arbitration Act, 1991 (Ontario);

(v)	within ten (10) days after the delivery of the Defence, the Applicant may deliver to the Respondent and the Arbitrator a written reply to the Defence (the “Reply”), setting forth, with particularity, its response, if any, to the Defence;

(vi)	within the time provided for the delivery of the Defence to the Claim, the Respondent may also deliver to the Applicant and the Arbitrator a counter-claim (the “Counter-Claim”) setting forth, with particularity, any additional Dispute for the Arbitrator to decide;

(vii)	within twenty-one (21) days of the delivery of a Counter-Claim, the Applicant shall deliver to the Respondent and the Arbitrator a defence to such Counter-Claim (the “Defence to Counter-Claim”). If the Applicant fails to deliver a Defence to Counter-Claim within such period, the Arbitrator shall proceed pursuant to the procedures relating to default of a Party set out in the Arbitration Act, 1991 (Ontario);

(viii)	within ten (10) days after the delivery of a Defence to Counter-Claim, the Respondent may deliver to the Applicant and the Arbitrator a reply to such Defence to Counter-Claim; and

(ix)	any dispute submitted to Arbitration in accordance with (vi) above shall be governed by, and dealt with as if it were the subject of a Complaint in accordance with these Rules, except that it shall be deemed a submission to the Arbitrator already appointed, and shall be determined by the Arbitrator accordingly.

1.7	Pre-Hearing Procedures

(a)	Upon completion of the foregoing steps in Section 1.6 above, the Arbitrator will call a meeting of the Parties (the “Preliminary Meeting”). At the Preliminary Meeting, the Arbitrator will do the following:

(i)	review the issues raised in the proceedings;

(ii)	determine, if possible, whether there are any matters which should be addressed on motion prior to the Hearing (as defined in Section 2.6 below);

(iii)	determine whether the date and time selected for the Hearing allows sufficient time for all Parties to present their case fully and fairly to the Arbitrator;

(iv)	if no date and time for the Hearing has been selected, determine such date and time; and

(v)	address any other issues relevant to the process and scheduling of the Hearing.

(b)	After hearing submissions on all of the above-noted matters, the Arbitrator will:

(i)	set a schedule with time lines, identifying steps to be taken prior to the Hearing and the dates by when such steps must be completed;

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(ii)	if appropriate set a new date for the Hearing to take place, confirm his direction in this regard in writing, and serve it on all Parties within five (5) calendar days of the Preliminary Meeting; and

(iii)	make any other order that may assist in the just and most expeditious disposition of the proceeding.

(c)	In making any award or directions on the above-noted matters, the Arbitrator will take into account that the Parties intend that the Arbitration be completed as expeditiously as possible, while affording all Parties sufficient opportunity to present their respective positions fully and fairly.

1.8	Schedule

The Parties agree to use their best efforts to ensure that the Arbitration proceeds in accordance with the established schedule. The Arbitrator shall determine what, if any, sanction should be made against any Party that is unable or unwilling to proceed with the Arbitration in accordance with the established schedule.

1.9	Production of Documents

(a)	The Parties agree to exchange sworn Affidavits of Documents and make their documents available for Inspection or photocopying by each Party opposite by such date prior to the Hearing as determined by the Arbitrator. The Parties further agree that all relevant and producible documents shall be produced in chronological order to the extent reasonably feasible and that they will provide, in hard copy and electronic form, a list of all such documents with sufficient description to identify the documents. Documents for which privilege is claimed shall be listed by category with descriptions sufficient to disclose the foundation for the claimed privilege. Any documents in the possession, control or power of a corporation, employee or former employee which is or was affiliated in any way with one of the Parties shall be deemed to be a document in the possession, control or power of the Party with which that corporation, employee or former employee is or was affiliated, unless that Party, in good faith, is unable with reasonable efforts to obtain production of such documents.

(b)	Each Party shall be entitled to cross-examine the deponent of each other Party’s Affidavit of Documents. Such cross-examination will not exceed one, six-hour day, with no right of extension or recall. Each Party will examine each other Party’s deponent at the date and time established by the Arbitrator unless otherwise agreed by the Parties in writing.

2.1	Examinations for Discovery

The Parties are entitled to conduct examinations for discovery as hereinafter set forth:

(a)	The examinations shall be conducted at such date(s) and time(s) as established by the Arbitrator unless otherwise agreed by the Parties in writing.

(b)	The examinations for each Party shall not exceed in total five (5) full Business Days.

(c)	Any undertakings given by Persons examined on behalf of a Party shall be completed and responses served on each other Party not later than thirty (30) days after completion of all examinations of such Persons, and thereafter each Party shall be entitled to not more than two (2) additional days of examination in relation to the undertakings, which shall take place at such date(s) and time(s) as established by the Arbitrator unless otherwise agreed by the Parties in writing.

(d)	No further examinations shall be permitted except with leave of the Arbitrator.

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2.2	Confidentiality

The Parties do hereby acknowledge that the confidentiality of information disclosed during the course of the Arbitration is governed by Section 18 of the Agreement, which is hereby confirmed and incorporated herein by this reference. All evidence taken during the conduct of the Arbitration and all information, statements or documents which are produced during the discovery process leading to the Hearing or introduced during the Hearing shall be subject to an undertaking by the Parties hereto, including the Parties’ counsel, employees and expert witnesses and the Arbitrator, that no use or disclosure of the evidence, information, statements or documents shall be made except for the purposes of this Arbitration, unless with the express written consent of both Parties. The Parties do further agree that any document produced by a Party pursuant to Section 1.9 or during the Arbitration shall be returned, upon the conclusion of the Arbitration, to the Party having produced the document, and all copies of such document shall likewise be returned.

2.3	Lay Witnesses

Except with leave of the Arbitrator, no evidence of a lay witness shall be received by the Arbitrator unless a signed witness statement setting out the substance of the proposed evidence of the witness has been served on each Party opposite not less than thirty (30) days prior to the Hearing. Witness statements of lay witnesses shall not be provided to the Arbitrator nor shall they be admissible in examination-in-chief, except with the consent of the Parties. The witness may be cross-examined on the witness statement o provided. The document numbers of all documents intended to be tendered as exhibits upon the examination-in-chief of the lay witnesses shall be provided with the lay witness statements.

2.4	Expert Witnesses

(a)	Except with leave of the Arbitrator, no evidence of an expert witness shall be received by the Arbitrator unless the signed final expert report of the expert witness and a statement of the expert’s qualifications have been served on each other Party by sixty (60) days prior to the Hearing. Expert evidence may be rebutted, provided however that, except with leave of the Arbitrator, no expert evidence to rebut the evidence of an expert witness shall be received by the Arbitrator unless the signed, final expert rebuttal report of the rebuttal expert witness and a statement of the rebuttal expert’s qualifications have been served on the Party opposite by thirty (30) days prior to the Hearing.

(b)	Unless a Party opposite advises the Party proposing an expert witness of an objection to the qualification of such expert witness or to the admissibility of all or part of the report of such expert witness within fifteen (15) days after the Party opposite’s receipt of such report, the report, or that part to which no objection is stated, shall be filed by the Party proposing such expert witness with the Arbitrator by ten (10) days prior to the Hearing, and shall be admissible as evidence upon the examination-in-chief of such expert witness. Expert witnesses shall be available for cross-examination.

(c)	At such date and time as established by the Arbitrator, unless otherwise agreed by the Parties in writing, each Party shall be entitled to conduct an oral examination of each expert for each other Party. Such examinations will be conducted under oath and will be limited to one, six-hour day, with no right of extension or recall. The substance of the examination shall be limited to examination on the expert report, the expert rebuttal report, if any the documents relied on by the expert, the expert’s qualifications, and the expert’s opinions as they concern the issues of the Arbitration.

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2.5	Legal Briefs

By twenty (20) days prior to the Hearing, the Parties will exchange and deliver to the Arbitrator their legal briefs outlining all arguments intended to be raised in the Arbitration. Within ten (10) days after the exchange of such briefs, the Parties will exchange and deliver to the Arbitrator their reply briefs responding to the legal briefs.

2.6	Meetings and Hearings

(a)	The Arbitrator shall appoint the time, date and place of meetings and the hearing in the Arbitration (the “Hearing”), and will give all the Parties adequate notice of these. The place of all proceedings in the Arbitration shall be as set out in Section 1.4 and all proceedings shall take place there, unless the Arbitrator otherwise directs.

(b)	All proceedings and the rendering of the award will be in private and the Parties shall ensure that the conduct of the Arbitration and the terms of the award shall be kept confidential unless the Parties otherwise agree.

(c)	Unless otherwise determined by the Arbitrator, the Parties shall present their evidence at the Hearing in the following manner:

(i)	Each Party shall present its evidence through individual witnesses who shall testify under oath or affirmation and in addition thereto, each Party shall be entitled to discovery read-ins as permitted by the Rules of Civil Procedure;

(ii)	The Applicant shall present its evidence first, then the Respondent shall present its evidence including any rebuttal evidence and finally the Applicant shall present its rebuttal evidence,

(iii)	The order of examination of witnesses shall be examination-in-chief by Counsel for the Party, cross-examination by Counsel for each other Party and then re-examination by the Party’s Counsel, and

(iv)	The Arbitrator shall also have the right to examine the witness;

(d)	Following conclusion of the evidence, the Applicant shall present its oral argument which shall be followed by the oral argument of the Respondent, and the Applicant shall have the right of reply; and

(e)	The Parties agree to retain the services of a qualified court reporter to transcribe the evidence and argument.

2.7	Arbitrator’s Decision

(a)	The Arbitrator shall render his or her decision and communicate the award to the Parties not later than sixty (60) days after the close of argument in the Arbitration, subject to any reasonable delay due to unforeseen circumstances. In the event that there is a reference back to the Arbitrator pursuant to Section 2.7(b) below, then the Arbitrator shall render his further decision and communicate his award to the Parties as expeditiously as reasonably possible.

(b)	Notwithstanding anything herein to the contrary, if within sixty (60) days following delivery of the award by the Arbitrator, any Party determines that clarification of the award is required, then any Party may apply in writing to the Arbitrator for such clarification and shall concurrently deliver a copy of such application to each other Party. The reference back for clarification, if

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any, to the Arbitrator shall be made not earlier than thirty (30) days, and not later than sixty (60) days, following delivery of the award by the Arbitrator. The Arbitrator shall have full authority, subject to these Rules, to deal with any issue referred back to the Arbitrator for clarification. The Arbitrator shall, subject to these Rules, make such directions as he or she considers to be appropriate relative to the scheduling of a further hearing with respect to such clarification, including further production of documents, presentation of evidence and legal submissions, if any, in connection with the disposition of those matters referred back to the Arbitrator in accordance with this paragraph. For the purposes of clarification, the Arbitrator has no jurisdiction to hear new evidence or new arguments on either new issues or issues on which the Parties have already entered evidence and submitted arguments.

2.8	Costs

Each Party shall be responsible for its own costs incurred in conducting the Arbitration, and shall share the costs associated with the Arbitrator and other costs of the Arbitration equally; provided that the Arbitrator shall have the discretion to allocate all or any of the foregoing costs in a different manner.

2.9	Miscellaneous

(a)	All written statements and responses thereto and other notices, requests and demands, required or permitted hereunder, shall be in writing and shall be delivered in accordance with Section 21.7 of the Agreement.

(b)	The Arbitrator shall be paid his or her normal professional fees for his or her time and attendance in dealing with a Dispute.

(c)	The award shall conform with the requirements set out in the Arbitration Act, 1991 (Ontario).

(d)	Unless the Parties otherwise permit, time is of the essence in any Arbitration pursuant to these Rules.

The Parties by agreement in writing may at any time amend these Rules in any manner.

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SCHEDULE C: 165# STEAM SPECIFICATIONS

CONFIDENTIAL

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SCHEDULE “F”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

GENERAL TERMS APPLICABLE TO EASEMENTS

FOR PIPELINES AND FACILITIES

In this Schedule “F”, “Transferor” means the Vendor or the Purchaser, as the case may be, that is granting an easement; “Transferee” means the Purchaser or the Vendor, as the case may be, that is receiving the benefit of an easement, “Easement Lands” means the lands to be made subject to an easement in accordance with this Agreement; “pipelines and facilities” means those pipelines and cables to be constructed or installed in or on the Easement Lands for which such easement has been granted in accordance with this Agreement.

The Transferor grants to the Transferee the right of ingress and egress to and from the Easement Lands by the Transferee’s equipment, employees, contractors or agents, at such times and over such route or routes as may be reasonably designated from time to time by the Transferor, provided however that in exercising such right of ingress and egress the Transferee covenants to abide by the usual rules and regulations of the Transferor as applied to the lands in which the Easement Lands are located.

The Transferee covenants that it shall, at its own cost and expenses, construct, install, inspect, replace, alter, maintain, protect, remove and repair the pipelines and facilities in a good and workmanlike manner. The Transferee further covenants that if it should, at any time, discontinue use of any of the pipelines and facilities, it shall forthwith, at its own cost and expenses, remove same and restore the Easement Lands to their previous condition and the easement and rights granted shall thereupon be terminated. In the event the Transferee fails to so remove the pipeline and facilities and restore the Easement Lands to their previous condition within a reasonable time, the Transferor may do so at the cost and expense of the Transferee.

The Transferee covenants that it, its agents and contractors shall maintain, at all times during installation or repair of the pipelines and facilities the following comprehensive liability insurance (or such greater amount as the Transferor may reasonably require from time to time) to protect the Transferor and Transferee against loss or damage:

•

a Commercial General Liability insurance policy in an amount not less than $10,000,000.00 per occurrence and in the aggregate, which policy shall include cross-liability and severability of interest endorsements;

•	a general environmental liability insurance policy in an amount not less than $10,000,00.00 per incident and in the aggregate; and

•	an owned and non-owned automobile insurance policy in an amount of not less than $10,000,000.00 per occurrence;

covering the Transferor and the Transferee with respect to all claims, demands, actions or proceedings for sums of money, damages, costs, penalties and losses and all liability which may be imposed by law for loss of life, personal injury or damage to property arising or resulting from the installation or repair of the pipelines and facilities.

The Transferee covenants that upon completing any construction or other work on the Easement Lands it shall forthwith restore the Easement Lands to the same condition as prior to such construction work and remove all waste material from the Easement Lands. In the event the Transferee fails to so restore the Easement Lands to their previous condition or to remove all waste material, within a reasonable time following completion of the construction or other work, the Transferor may do so without Notice at the cost and expense of the Transferee.

The Transferee covenants that it shall submit complete and adequate design drawings and specifications to the Transferor and obtain written approval for such drawings and specifications from the Transferor prior to commencing construction of any pipelines and facilities or any

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modifications thereto. The Transferee covenants to carry out all such construction strictly in accordance with such drawings and specifications as are approved by Transferor, provided however that the Transferor shall not, as a result, be liable for any fault in design or construction.

The Transferee covenants that it shall supply complete “as built” engineering drawings of the completed work (including material specifications of piping) to the Transferor, forthwith upon completion of the installation of any pipelines and facilities or any modification thereto.

In exercising its easement and rights and carrying out its obligations hereunder, the Transferee covenants to act in a prudent, expeditious and reasonable manner so as to minimize, to the extent reasonably possible, interference with the Transferor’s continue use and operation of the Transferor’s lands, and the Transferee further covenants to protect, defend, reimburse, indemnify and save the Transferor and its employees, servants and agents harmless from and against all manner of claims, demands, actions, suits, losses, costs, expenses or damages occasioned by or resulting from the Transferee, its employees, agents or contractors or any other person or entity for which the Transferee is responsible at law exercising any of the Transferee’s easement or rights or carrying out or failing to carry out any of the Transferee’s obligations hereunder.

If the Transferee or any of its employees, servants, agents or contractors, in exercising any of the Transferee’s easement or rights or carrying out or failing to carry out any of the Transferee’s obligations herein, causes damage to the Transferor’s lands and/or any structures located therein or thereon, the Transferee covenants to repair the damage forthwith at its own expense and restore that portion of said lands and/or the structures located therein or thereon, which has been so damaged, to its previous condition.

The easement and rights hereby granted are subject to the right of the Transferor and its successors and assigns to use the Easement Lands at all times for any purpose whatsoever, provided such use does not unreasonably interfere with the rights granted to the Transferee hereunder. In the event that the location of any of the pipelines and facilities on the Easement Lands, in the reasonable opinion of the Transferor, at any time interferes with the Transferor’s use of the Easement Lands or any of its other lands, the Transferee shall, at the Transferor’s cost and in accordance with reasonable Notice from the Transferor, modify or change the pipelines and facilities or relocate the pipelines and facilities to a new location provided by the Transferor, provided that such new location is satisfactory to the Transferee, acting reasonably. In the event that the pipeline and facilities are relocated, the Transferor shall grant an easement to the Transferee in respect of the new location, upon the same terms as herein set out, and the Transferee shall thereupon release all of its right, title and interest in the Easement Lands.

The Transferee covenants to pay all charges, taxes, rates and assessments relating in any manner to the pipelines and facilities or otherwise arising out of its use or occupancy of the Easement Lands.

The Transferee covenants to at all times observe and conform with all applicable laws, now or hereafter in force, relating in any manner to the pipelines and facilities, or to the exercise of the Transferee’s easement and rights, or the carrying out of the Transferee’s obligations hereunder.

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SCHEDULE “G”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

VENDOR’S PROPOSED PROPERTY DISPOSITION PLAN

Illustrative Sketch - Subject to survey and detailed description

VIDAL STREET SOUTH
"3" - FROR
4 acres / 1.5 ha (approx)
access easement
"1" – Purchase Land
13 acres/5 ha (approx)
waste water easement
piperack easement
"2" – Option Land
3 acres / 0.6 ha (approx)
"5" – of interest
6 acres / 2.5 ha (approx)
Well head
"4" – of interest
3 acres 0.6 ha (approx)
Potential storage tank
easement retained by LANXESS
easement granted to BioAmber

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SCHEDULE “H”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

RULES OF ARBITRATION

1.	Jurisdiction and Scope

1.1	Jurisdiction and Scope

(a)	The rules (the “Rules”) governing the arbitration of any dispute that this Agreement requires or permits to be submitted to arbitration (the “Arbitration”) are set out below. The Parties expressly acknowledge and agree that they have agreed to submit certain disputes to arbitration as provided in this Agreement to ensure the just, expeditious, economical and final determination of such disputes and that the Arbitrator’s powers in respect of any Arbitration hereunder shall be exercised in accordance with such intent.

(b)	Subject to the provisions of these Rules, the Arbitration Act, 1991, (Ontario) shall govern the conduct of the Arbitration and shall be binding on the Parties. However, the following Sections of the Arbitration Act, 1991 (Ontario) shall not be applicable to the Arbitration:

(i)	Section 21 “Evidence”;

(ii)	Section 28 “Appointment of expert”;

(iii)	Section 40 “Explanation”; and

(iv)	Section 45 “Appeal on question of law”.

(c)	Each of the Parties expressly acknowledges and agrees that:

(i)	it shall not apply to the courts of Ontario or any other jurisdiction to attempt to enjoin, delay, impede or otherwise interfere with or limit the scope of the Arbitration or the powers of the Arbitrator appointed under these Rules to hear the Arbitration as defined in Section 1.5 below;

(ii)	the award of the Arbitrator shall be final and conclusive and there shall be no appeal therefrom of whatsoever nature or kind to any court, tribunal or other authority, except as set out below; and

(iii)	the award of the Arbitrator may be entered and enforced by any court in any jurisdiction having jurisdiction over the Parties and/or the subject matter of the award and/or the properties or assets of either of the Parties as set out in the Arbitration Act, 1991 (Ontario);

provided, however, that the foregoing shall not prevent either Party from applying to the courts of Ontario for a determination with respect to any matter or challenge provided for in any Sections of the Arbitration Act, 1991 (Ontario) that are applicable to this Arbitration.

(d)	The Arbitrator has the jurisdiction to deal with all matters relating to the dispute as provided for by the Arbitration Act, 1991 (Ontario) including, without limitation, the jurisdiction:

(i)	to determine any question of law, including equity, arising in the Arbitration in accordance with Sections 1.2 and 1.3 below;

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(ii)	to determine any question of fact including questions of good faith, dishonesty or fraud arising in the Arbitration;

(iii)	to order any Party to furnish such further details of that Party’s case, as to fact or law, as he or she may require;

(iv)	to require or permit the Parties to give evidence under oath or solemn affirmation;

(v)	to order the Parties or either of them to make interim payments towards the costs of the Arbitration; and

(vi)	to award interest on any sum and to any date at such rates as he or she determines to be appropriate.

(e)	Unless the Parties shall at any time otherwise agree in writing, the Arbitrator shall have the power, on the application of either of the Parties or on his or her own motion (but in either case only after hearing or receiving any representations from the Parties concerned which he or she determines in his or her discretion to be appropriate):

(i)	to allow other Parties to be joined in the Arbitration with their express consent, and make a single final award determining all disputes between them;

(ii)	to allow any Party, upon such terms (as to costs and otherwise) as he or she shall determine, to amend its claim, defence, reply, counter-claim or defence to counter-claim;

(iii)	to extend or abbreviate any time limits provided by these Rules or by his or her directions;

(iv)	to direct the Parties to exchange written statements, verified by oath or affirmation, of the evidence of witnesses, and direct which of the makers of such statements are to attend before him or her for oral examinations;

(v)	to determine what witnesses (if any) are to attend before him or her, and the order and manner (including cross-examination, as recognized under the laws of Ontario) in which, and by whom, they are to be orally examined;

(vi)	to order the Parties to make any property or thing available for his or her inspection or inspection by the other Party and inspect it in their presence;

(vii)	subject to taking such steps as may be reasonably necessary to protect any third party confidentiality rights, to order the Parties to produce to him or her, and to each other for inspection, and to supply copies of, any documents or classes of documents in their respective possession, control or power which he or she determines to be relevant;

(viii)	to order the preservation or storage of any property or thing under the control of any of the Parties relevant to the dispute before him or her;

(ix)	to make interim orders for security for costs for any Party’s own costs, and to secure all or part of any amount in dispute in the Arbitration;

(x)	to make rulings, give directions and generally deal with any and all interlocutory matters relating to the issues in the Arbitration; and

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(xi)	to issue subpoenas to compel the attendance of any person before the Hearing, each such subpoena to be enforceable in the same manner as if it had been issued by a court of the Province of Ontario.

(f)	Interlocutory motions are to be heard by the Arbitrator at any time, on two Business Days’ notice to the Party opposite and subject to the availability of the Arbitrator. There shall be no right of appeal, under any circumstances, from an interlocutory decision made by the Arbitrator.

1.2	Laws of Evidence and Rules of Civil Procedure

The laws of evidence applicable in trials conducted before the Ontario Superior Court of Justice shall be applied in the Arbitration. Subject to these Rules, the Ontario Rules of Civil Procedure shall be applied to the Arbitration, with the exception that any reference to “Court” in said Rules of Civil Procedure shall be construed to be a reference to the Arbitrator.

1.3	Applicable Law

The law governing the Arbitration shall be that of the Province of Ontario.

1.4	Place of Arbitration

The place of the Arbitration shall be the City of Sarnia, Ontario.

1.5	Appointment of Arbitrator

(a)	As used in these Rules, the term “Arbitrator” means the arbitrator appointed pursuant to paragraph (b) or (c) below. Any Arbitrator appointed pursuant to paragraph (b) or (c) below shall have such technical and other qualifications as may reasonably be necessary to enable such Arbitrator to properly adjudicate the dispute submitted to such Arbitrator.

(b)	The Arbitration shall be commenced, pursuant to the Arbitration Act, 1991 (Ontario), by the delivery of a written complaint (the “Complaint”) by a Party (the “Applicant”) to the other Party (the “Respondent”). The Complaint shall describe the dispute and nominate an arbitrator. Within fifteen (15) days of the receipt of the Complaint, the Respondent may, by notice to the Applicant, concur in the appointment of that arbitrator or may disagree with the nomination of the arbitrator, and failing the delivery of such notice by the Respondent, the Respondent shall be deemed to have concurred in the appointment of the arbitrator nominated by the Applicant and such arbitrator shall determine the dispute acting alone.

(c)	If the Respondent disagrees with the nomination of the arbitrator pursuant to paragraph (b) above, then, within fifteen (15) days delivery of the Respondent’s notice to that effect, the Respondent and the Applicant shall agree on the appointment of an arbitrator, failing which the arbitrator may be appointed by a Judge of the Ontario Superior Court of Justice on the application of either the Applicant or the Respondent, on notice to the other. Upon such appointment, such arbitrator shall determine the dispute acting alone.

(d)	Any decision of the Arbitrator made with respect to a dispute or with respect to any aspect of, or any matter related to, the Arbitration (including, without limitation, the procedures of the Arbitration), shall be rendered in writing and shall contain a brief recital of the facts upon which the decision is made and the reasons thereof.

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1.6	Pleadings

(a)	The following shall apply to the Arbitration of any dispute:

(i)	within thirty (30) days of the appointment of the Arbitrator, the Applicant shall deliver to the Respondent and the Arbitrator a written statement (which for the purposes of this Appendix 2 only shall be referred to as the “Claim”) concerning a dispute setting forth, with particularity, its position on the dispute and the material facts upon which it intends to rely;

(ii)	if the Applicant fails to deliver a Claim within the time limits referred to in (i) above, the Arbitrator shall proceed pursuant to the procedures relating to default set out in the Arbitration Act, 1991 (Ontario);

(iii)	within twenty-one (21) days of the delivery of the Claim, the Respondent shall deliver to the Applicant and the Arbitrator a written response (the “Defence”) setting forth, with particularity, its position on the dispute and the material facts upon which it intends to rely;

(iv)	if the Respondent fails to deliver a Defence within the time limit referred to in (iii) above, the Arbitrator shall proceed pursuant to the procedures relating to default set out in the Arbitration Act, 1991 (Ontario);

(v)	within ten (10) days after the delivery of the Defence, the Applicant may deliver to the Respondent and the Arbitrator a written reply to the Defence (the “Reply”), setting forth, with particularity, its response, if any, to the Defence;

(vi)	within the time provided for the delivery of the Defence to the Claim, the Respondent may also deliver to the Applicant and the Arbitrator a counter-claim (the “Counter-Claim”) setting forth, with particularity, any additional dispute for the Arbitrator to decide;

(vii)	within twenty-one (21) days of the delivery of a Counter-Claim, the Applicant shall deliver to the Respondent and the Arbitrator a defence to such Counter-Claim (the “Defence to Counter-Claim”). If the Applicant fails to deliver a Defence to Counter-Claim within such period, the Arbitrator shall proceed pursuant to the procedures relating to default of a Party set out in the Arbitration Act, 1991 (Ontario);

(viii)	within ten (10) days after the delivery of a Defence to Counter-Claim, the Respondent may deliver to the Applicant and the Arbitrator a reply to such Defence to Counter-Claim; and

(ix)	any dispute submitted to Arbitration in accordance with (vi) above shall be governed by, and dealt with as if it were the subject of a Complaint in accordance with these Rules, except that it shall be deemed a submission to the Arbitrator already appointed, and shall be determined by the Arbitrator accordingly.

1.7	Pre-Hearing Procedures

(a)	Upon completion of the foregoing steps in Section 1.6 above, the Arbitrator will call a meeting of the Parties (the “Preliminary Meeting”). At the Preliminary Meeting, the Arbitrator will do the following:

(i)	review the issues raised in the proceedings;

(ii)	determine, if possible, whether there are any matters which should be addressed on motion prior to the Hearing (as defined in Section 2.6 below);

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(iii)	determine whether the date and time selected for the Hearing allows sufficient time for both Parties to present their case fully and fairly to the Arbitrator;

(iv)	if no date and time for the Hearing has been selected, determine such date and time; and

(v)	address any other issues relevant to the process and scheduling of the Hearing.

(b)	After hearing submissions on all of the above-noted matters, the Arbitrator will:

(i)	set a schedule with time lines, identifying steps to be taken prior to the Hearing and the dates by when such steps must be completed;

(ii)	if appropriate set a new date for the Hearing to take place, confirm his direction in this regard in writing, and serve it on both Parties within five (5) calendar days of the Preliminary Meeting; and

(iii)	make any other order that may assist in the just and most expeditious disposition of the proceeding.

(c)	In making any award or directions on the above-noted matters, the Arbitrator will take into account that the Parties intend that the Arbitration be completed as expeditiously as possible, while affording both Parties sufficient opportunity to present their respective positions fully and fairly.

1.8	Schedule

The Parties agree to use their best efforts to ensure that the Arbitration proceeds in accordance with the established schedule. The Arbitrator shall determine what, if any, sanction should be made against any Party that is unable or unwilling to proceed with the Arbitration in accordance with the established schedule.

1.9	Production of Documents

(a)	The Parties agree to exchange sworn Affidavits of Documents and make their documents available for inspection or photocopying by the Party opposite by such date prior to the Hearing as determined by the Arbitrator. The Parties further agree that all relevant and producible documents shall be produced in chronological order to the extent reasonably feasible and that they will provide, in hard copy and electronic form, a list of all such documents with sufficient description to identify the documents. Documents for which privilege is claimed shall be listed by category with descriptions sufficient to disclose the foundation for the claimed privilege. Any documents in the possession, control or power of a corporation, employee or former employee which is or was affiliated in any way with one of the Parties shall be deemed to be a document in the possession, control or power of the Party with which that corporation, employee or former employee is or was affiliated, unless the Party, in good faith, is unable with reasonable efforts to obtain production of such documents.

(b)	Each Party shall be entitled to cross-examine the deponent of the other Party’s Affidavit of Documents. Such cross-examination will not exceed one, six-hour day, with no right of extension or recall. Each Party will examine the other Party’s deponent at the date and time established by the Arbitrator unless otherwise agreed by the Parties in writing.

2.	Examinations for Discovery

2.1	Examinations for Discovery

The Parties are entitled to conduct examinations for discovery as hereinafter set forth:

(a)	The examinations shall be conducted at such date(s) and time(s) as established by the Arbitrator unless otherwise agreed by the Parties in writing.

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(b)	The examinations for each Party shall not exceed in total five (5) full Business Days.

(c)	Any undertakings given by persons examined on behalf of a Party shall be completed and responses served on the other Party not later than thirty (30) days after completion of all examinations of such persons, and thereafter each Party shall be entitled to not more than two (2) additional days of examination in relation to the undertakings, which shall take place at such date(s) and time(s) as established by the Arbitrator unless otherwise agreed by the Parties in writing.

(d)	No further examinations shall be permitted except with leave of the Arbitrator.

2.2	Confidentiality

The Parties do hereby acknowledge that the confidentiality of information disclosed during the course of the Arbitration is governed by Section 24 of this Agreement, which is hereby confirmed and incorporated herein by this reference. All evidence taken during the conduct of the Arbitration and all information, statements or documents which are produced during the discovery process leading to the Hearing or introduced during the Hearing shall be subject to an undertaking by the Parties hereto, including the Parties’ counsel, employees and expert witnesses and the Arbitrator, that no use or disclosure of the evidence, information, statements or documents shall be made except for the purposes of this Arbitration, unless with the express written consent of both Parties. The Parties do further agree that any document produced by a Party pursuant to Section 1.9 above or during the Arbitration shall be returned, upon the conclusion of the Arbitration, to the Party having produced the document, and all copies of such document shall likewise be returned.

2.3	Lay Witnesses

Except with leave of the Arbitrator, no evidence of a lay witness shall be received by the Arbitrator unless a signed witness statement setting out the substance of the proposed evidence of the witness has been served on the Party opposite not less than thirty (30) days prior to the Hearing. Witness statements of lay witnesses shall not be provided to the Arbitrator nor shall they be admissible in examination-in-chief, except with the consent of the Parties. The witness may be cross-examined on the witness statement so provided. The document numbers of all documents intended to be tendered as exhibits upon the examination-in-chief of the lay witnesses shall be provided with the lay witness statements.

2.4	Expert Witnesses

(a)	Except with leave of the Arbitrator, no evidence of an expert witness shall be received by the Arbitrator unless the signed final expert report of the expert witness and a statement of the expert’s qualifications have been served on the Party opposite by sixty (60) days prior to the Hearing. Expert evidence may be rebutted, provided however that, except with leave of the Arbitrator, no expert evidence to rebut the evidence of an expert witness shall be received by the Arbitrator unless the signed, final expert rebuttal report of the rebuttal expert witness and a statement of the rebuttal expert’s qualifications have been served on the Party opposite by thirty (30) days prior to the Hearing.

(b)	Unless the Party opposite advises the Party proposing an expert witness of an objection to the qualification of such expert witness or to the admissibility of all or part of the report of such expert witness within fifteen (15) days after the Party opposite’s receipt of such report, the report, or that part to which no objection is stated, shall be filed by the Party proposing such expert witness with the Arbitrator by ten (10) days

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prior to the Hearing, and shall be admissible as evidence upon the examination-in-chief of such expert witness. Expert witnesses shall be available for cross-examination.

(c)	At such date and time as established by the Arbitrator, unless otherwise agreed by the Parties in writing, each Party shall be entitled to conduct an oral examination of each expert for the other Party. Such examinations will be conducted under oath and will be limited to one, six-hour day, with no right of extension or recall. The substance of the examination shall be limited to examination on the expert report, the expert rebuttal report, if any, the documents relied on by the expert, the expert’s qualifications, and the expert’s opinions as they concern the issues of the Arbitration.

2.5	Legal Briefs

By twenty (20) days prior to the Hearing, the Parties will exchange and deliver to the Arbitrator their legal briefs outlining all arguments intended to be raised in the Arbitration. Within ten (10) days after the exchange of such briefs, the Parties will exchange and deliver to the Arbitrator their reply briefs responding to the legal briefs.

2.6	Meetings and Hearings

(a)	The Arbitrator shall appoint the time, date and place of meetings and the hearing in the Arbitration (the “Hearing”), and will give all the Parties adequate notice of these. The place of all proceedings in the Arbitration shall be as set out in Section 1.4 of this Appendix 2 and all proceedings shall take place there, unless the Arbitrator otherwise directs.

(b)	All proceedings and the rendering of the award will be in private and the Parties shall ensure that the conduct of the Arbitration and the terms of the award shall be kept confidential unless the Parties otherwise agree.

(c)	Unless otherwise determined by the Arbitrator, the Parties shall present their evidence at the Hearing in the following manner:

(i)	Each Party shall present its evidence through individual witnesses who shall testify under oath or affirmation and in addition thereto, each Party shall be entitled to discovery read-ins as permitted by the Rules of Civil Procedure;

(ii)	The Applicant shall present its evidence first, then the Respondent shall present its evidence including any rebuttal evidence and finally the Applicant shall present its rebuttal evidence,

(iii)	The order of examination of witnesses shall be examination-in-chief by Counsel for the Party, cross-examination by Counsel for the other Party and then re-examination by the Party’s Counsel, and

(iv)	The Arbitrator shall also have the right to examine the witness;

(d)	Following conclusion of the evidence, the Applicant shall present its oral argument which shall be followed by the oral argument of the Respondent, and the Applicant shall have the right of reply; and

(e)	The Parties agree to retain the services of a qualified court reporter to transcribe the evidence and argument.

2.7	Arbitrator’s Decision

(a)	The Arbitrator shall render his or her decision and communicate the award to the Parties not later than sixty (60) days after the close of argument in the Arbitration, subject to any reasonable delay due to unforeseen circumstances. In the event that there is a reference back to the Arbitrator pursuant to Section 2.7(b) below, then the Arbitrator shall render his further decision and communicate his award to the Parties as expeditiously as reasonably possible.

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(b)	Notwithstanding anything herein to the contrary, if within sixty (60) days following delivery of the award by the Arbitrator, either Party determines that clarification of the award is required, then either Party may apply in writing to the Arbitrator for such clarification and shall concurrently deliver a copy of such application to the other Party. The reference back for clarification, if any, to the Arbitrator shall be made not earlier than thirty (30) days, and not later than sixty (60) days, following delivery of the award by the Arbitrator. The Arbitrator shall have full authority, subject to these Rules, to deal with any issue referred back to the Arbitrator for clarification. The Arbitrator shall, subject to these Rules, make such directions as he or she considers to be appropriate relative to the scheduling of a further hearing with respect to such clarification, including further production of documents, presentation of evidence and legal submissions, if any, in connection with the disposition of those matters referred back to the Arbitrator in accordance with this paragraph. For the purposes of clarification, the Arbitrator has no jurisdiction to hear new evidence or new arguments on either new issues or issues on which the Parties have already entered evidence and submitted arguments.

2.8	Costs

Each Party shall be responsible for its own costs incurred in conducting the Arbitration, and shall share the costs associated with the Arbitrator and other costs of the Arbitration equally; provided that the Arbitrator shall have the discretion to allocate all or any of the foregoing costs in a different manner.

2.9	Miscellaneous

(a)	All written statements and responses thereto and other notices, requests and demands, required or permitted hereunder, shall be in writing and shall be delivered in accordance with Section 6.1 of this Agreement.

(b)	The Arbitrator shall be paid his or her normal professional fees for his or her time and attendance in dealing with a dispute.

(c)	The award shall conform with the requirements set out in the Arbitration Act, 1991 (Ontario).

(d)	Unless the Parties otherwise permit, time is of the essence in any Arbitration pursuant to these Rules.

(e)	The Parties by agreement in writing may at any time amend these Rules in any manner.

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SCHEDULE “I”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

RELOCATION/DEMOLITION

SCOPE OF WORK

1.	Definitions

In this Schedule:

(a)	“Relocation/Demolition Work” means the relocation and/or demolition work set out in Section 4.2 hereof.

(b)	“Engineering Work” means the assessment, evaluation, conceptualization, planning, and defining of the work to be undertaken, and preparation of detailed design documentation, to carry out the Relocation/Demolition Work and the preparation of proposal and/or tender documents and agreements to be issued for the selection, where applicable, of service providers to carry out the Relocation/Demolition Work, but does not include the awarding of any such proposal and/or tender documents or agreements to any Persons.

(c)	“Persons” includes individuals, associations, organizations, partnerships and corporations.

(d)	“Remediation Work” means the remediation work described in, and to be carried out in accordance with, Appendix 1 attached hereto.

(e)	“Uncontrollable Conditions” includes any condition, factor or event reasonably outside of the control of Vendor that causes or contributes to Vendor incurring a disruption or delay in undertaking and completing the work to be completed by Vendor pursuant to this Schedule I, including, without limitation, any disruption or delays reasonably attributable to weather conditions, and/or unavailability and/or shortage of labour, equipment, materials and energy required to perform the work contemplated in this Schedule I.

Any capitalized term in this Schedule I not specifically defined above shall have the meaning ascribed to it in the Agreement to which this Schedule is attached.

2.	ENGINEERING WORK

2.1.	Subject to the terms and conditions of the Agreement and any delays caused by Uncontrollable Conditions, promptly after the Closing Date of the Agreement, Vendor shall commence the Engineering Work required to, where applicable, assess, evaluate, plan and tender the work necessary to complete the Relocation/Demolition Work set out in Section 4.2 below.

3.	REMEDIATION WORK

3.1.	Subject to the terms and conditions of the Agreement and any delays caused by Uncontrollable Conditions, Vendor shall commence the Remediation Work promptly after the Conditional Commencement Date and endeavour to complete the Remediation Work within thirty-one (31) days after the Conditional Commencement Date.

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4.	RELOCATION/DEMOLITION WORK

4.1.	Subject to the terms and conditions of the Agreement and any delays caused by Uncontrollable Conditions, Vendor shall commence the Relocation/Demolition Work promptly after the Conditional Commencement Date and endeavour to complete the Relocation/Demolition Work within one hundred and eighty (180) days after the Conditional Commencement Date.

4.2.	Vendor shall carry out or cause the following Relocation/Demolition Work to be carried out:

DESCRIPTION OF RELOCATION/DEMOLITION WORK

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4.3.	It is understood and agreed that until all relocation and demolition work contemplated above pertaining to any services and/or utilities located on the Lands and supplying Vendor’s pilot plant or other operations or facilities is carried out and completed, such services and utilities shall remain functional, live and uninterrupted on the Lands and shall remain the property of Vendor. Purchaser shall take all reasonable actions and precautions to protect such services and utilities from harm and/or damage while they remain on the Lands and until such time as Vendor has taken such services and utilities out of service. Vendor shall not be required to take such services and/or utilities out of service until after replacement services and utilities have been constructed, tested and commissioned by Vendor. Until such time, Purchaser shall not alter, remove, modify or do anything to any material, equipment or infrastructure pertaining to such services and utilities.

5.	General Terms

5.1.	Vendor will endeavour to complete the work contemplated herein by the dates and/or within the time periods noted herein, to the extent Vendor can reasonably do so.

5.2.	Notwithstanding Section 5.1 above, Purchaser hereby acknowledges that any dates or time periods for the commencement and/or completion of any work contemplated under this Schedule I cannot be guaranteed but, rather, are subject to any delays and disruptions arising out of Uncontrollable Conditions, and that Vendor bears no responsibility for any delays occasioned by and resulting from any Uncontrollable Conditions.

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APPENDIX 1

Remediation Work

Background

AMEC Environment & Infrastructure, a division of AMEC Americas Limited (AMEC), was jointly retained by the Purchaser and the Vendor. to conduct a Soil and Groundwater Assessment (SGA) of the property located at 1265 Vidal Street, Sarnia, Ontario. This Soil and Groundwater Assessment was carried out in accordance with the Terms of Reference as provided in AMEC proposal/work agreement dated 29 June 2011.

The results of this study were documented in the AMEC report entitled “SOIL & GROUNDWATER ASSESSMENT PROPOSED BIO-AMBER SITE - INDUSTRIAL PROPERTY BIO-INDUSTRIAL PARK 1265 VIDAL STREET - FORMER LANXESS NBR UNIT SARNIA, ON”, on December 8, 2011.

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Objectives / Expectations

The presence of the contamination did not appear in any of the other borehole samples tested in the AMEC report. Given the anticipated localized nature of the PHC contamination, it is proposed the soil from an area of 3m x 3m and to a depth of 3 m be excavated as an initial stage and placed immediately in a roll-off bin and covered for temporary storage while the soil is characterized. The sides and base of the excavation will be examined for visual evidence of contamination. If there is no evidence of contamination then confirmatory soil samples will be collected as discussed below. If visual evidence indicates that further excavation is warranted, then the excavation work will continue. The excavation depth will not extend into the grey clay layer (~3.5m). Excavation beyond 75 m3 will not proceed without discussion and agreement by both Parties. The excavation will remain open while the confirmatory sampling is being conducted.

The excavated soil will be analyzed to determine its appropriate waste classification: a toxicity characteristic leaching protocol (TCLP) analysis will be conducted on a single composite sample from each roll-off bin used in the excavation. Any soil from the excavation will be disposed of off-site.

Upon determining that there is no visual evidence of contamination at the edges of the excavation, five soil samples will be collected for confirmation: one from each wall and one from the base of the pit. The samples will be analyzed for PHC (F1-F4). The soil samples will be collected and placed in laboratory-supplied sample bottles and submitted for analysis at Lambton Scientific. The analytical results will be compared to the Table 3 Standard as defined by the MOE. Should the PHC concentrations be below the Table 3 Standard, then the excavation will be backfilled. However, should any of the confirmatory samples indicated that further PHC contamination exists above the Table 3 Standard, then additional excavation will be conducted. As stated above, additional excavation work will not proceed beyond 75 m3 without discussion and agreement by both Parties.

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Backfill

Following the confirmation of the sampling results, the excavated area will be backfilled and compacted with clean fill. Suitable backfill material available from the Vendor’s clean soil stockpile north east of its Butyl unit will be used for backfill. The surface at excavated area will not be restored to its original condition prior to excavation, although it will be left in a tidy state.

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SCHEDULE “J”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

FORM OF RESTRICTIVE COVENANT

RESTRICTIVE COVENANT AGREEMENT

BETWEEN:

LANXESS INC.

- and -

BIOAMBER SARNIA INC.

RECITALS

1.	BioAmber Sarnia Inc. is acquiring from LANXESS Inc. the Lands (as hereinafter defined), in order for BioAmber Sarnia Inc. to build, construct, operate and maintain a plant for the production of bio-based succinic acid products and all related improvements and apparatus;

2.	LANXESS Inc. is retaining various lands that abut and surround the Lands; and

3.	BioAmber Sarnia Inc. and LANXESS have agreed that the use and future use of the Lands and the Option Lands (as hereinafter defined) by BioAmber Sarnia Inc. and any of its successors in interest will be subject to certain land use restrictions as set out herein.

NOW THEREFORE in consideration of the mutual covenants set out herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

A. Definitions

For the purposes of this Restrictive Covenant, the following terms have the meanings hereinafter provided:

“Benefiting Owner” means LANXESS Inc. and its successors, assigns and affiliates, including, without limitation, the successors in title to the Dominant Lands.

“Dominant Lands” means the Benefiting Owner’s lands abutting and/or surrounding the Lands and further described in Appendix 1 hereto.

“Industrial Purposes” means the use of the Lands and any buildings and structures located thereon for research, development, production and sale of bio-based chemicals, including without limitation succinic acid, 1.4 butanediol (BDO) and adipic acids, from renewable feedstock and derivatives of such bio-based chemicals such as esters and polyesters. “Industrial Purposes” also includes, subject to all required regulatory permissions being obtained and to any contractual restrictions imposed on LANXESS Inc. under any agreement with a third party, the construction and operation of an electricity generation facility to provide electricity for the purposes described in the preceding sentence.

“Lands” has the meaning ascribed to that term in section 1.29 and Schedule “A” of the Purchase and Sale Agreement.

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“Party” means either LANXESS Inc. or BioAmber Sarnia Inc. as the context requires, and each of their respective successors and assigns.

“Parties” means both LANXESS Inc. and BioAmber Sarnia Inc. and each of their respective successors and assigns.

“Purchase and Sale Agreement” means the agreement of purchase and sale to be entered into between BioAmber Sarnia Inc. and LANXESS Inc. to which the form of this Restrictive Covenant is attached as a schedule.

“Option Lands” means those lands that BioAmber Sarnia Inc. has an option to acquire from LANXESS Inc. pursuant to the Purchase and Sale Agreement.

“Servient Lands” means the Lands and, if and once acquired, the Option Lands and any parts thereof.

“Servient Owner” means BioAmber Sarnia Inc. and its successors and assigns, including, without limitation, successors in title to the Servient Lands and the Option Lands.

B. Restriction on Use of Lands

The Servient Owner, for itself and its successors and assigns, covenants and agrees that no part of the Servient Lands, now owned or controlled, or hereinafter acquired or controlled, by the Servient Owner or any of its affiliates or successors, may be used now or in the future for purposes other than Industrial Purposes. Without limiting the generality of the foregoing, the Servient Owner, for itself and its successors and assigns, covenants and agrees that no part of the Servient Lands, now owned or controlled, or hereinafter acquired or controlled, by the Servient Owner or any of its affiliates or successors shall now or in the future be leased, used or occupied for residential, institutional or commercial purposes including, without limitation, leased, used or occupied for any entertainment business, financial services, schools, day care or any other purposes other than Industrial Purposes.

C. Benefit of Restrictive Covenant

1)	The burden of the restrictive covenant set forth in Section B above shall run and bind the Servient Lands and every part thereof and be for the benefit of and annexed to and run with the Dominant Lands and every part thereof and the interest of all chargees of the Dominant Lands and their respective successors and assigns for a period of ninety-nine (99) years.

2)	The Servient Owner covenants and agrees with the Benefiting Owner, for the benefit of the Benefiting Owner, its chargee(s), its successors and assigns, that the Servient Owner and is successors and assigns, shall observe and comply with and cause all other parties claiming an interest in or mortgage or charge upon or otherwise in occupation of the Servient Lands or any part or parts thereof through the Servient Owner to observe and comply with the stipulations, restrictions and provisions set out in this Restrictive Covenant.

D. Remedy for Breach

Servient Owner agrees that damages may not be a sufficient remedy to the Benefiting Owner in the event of a breach by the Servient Owner of its covenants and obligations under this Restrictive Covenant due to the nature of and the difficulty in establishing damages to the Benefiting Owner arising out of any such breach, and agrees that injunctive relief compelling the Servient Owner to comply with its covenants under this Restrictive Covenant shall be available to the Benefiting Owner, and further agrees that this Section D may be pleaded and relied upon by the Benefiting Owner in any such claim for such injunctive relief and Servient Owner agrees that in such circumstances it is estopped from arguing against the entitlement to such relief. Any action taken or document executed in violation of this Restrictive Covenant shall be void and may be set aside upon the petition of the Benefiting Owner. Any costs and expenses of any such proceedings, including all legal fees, shall be paid by the Servient Owner and shall constitute a lien against the Servient Lands and improvements thereon, or the interests therein, until such costs and expenses are paid in full.

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E. Registration

1)	BioAmber Sarnia Inc. and LANXESS Inc. agree that the restrictions and covenants contained in this Restrictive Covenant shall be registered on title to the Servient Lands and that the restrictions and covenants contained herein shall run with the Servient Lands. For greater certainty, if the Option Lands are acquired by the Servient Owner from the Benefiting Owner at any time, the Servient Owner hereby confirms and agrees that upon such acquisition the terms and conditions of this Restrictive Covenant shall equally apply to the Option Lands acquired and the restrictions and covenants contained herein shall be registered on title to the Option Lands acquired and that the restrictions and covenants contained herein shall equally run with the Option Lands acquired and any part thereof.

2)	The Servient Owner shall do, make, execute, deliver or cause to be done, made, executed, or delivered such acts, deeds and things as may be required by the Benefiting Owner to carry out the registration of the restrictions and covenants herein on title to the Servient Lands.

F. General

1)	If any term of this Restrictive Covenant shall be held or rendered invalid, unenforceable or illegal, then such term shall be considered separate and severable from the remainder of this Restrictive Covenant and shall not affect, impair or invalidate the remainder of this Restrictive Covenant which shall continue to be applicable to and enforceable to the fullest extent permitted by law against any person or circumstances other than those as to which it has been held or rendered invalid, unenforceable or illegal.

2)	The Parties hereto and each of them shall and will at all times and from time to time and upon every reasonable written request to do so, make, do, execute and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be required for more effectually implementing and carrying out the true intent and meaning of this Restrictive Covenant.

3)	The Benefiting Owner may from time to time by instrument in writing and in its sole discretion waive in whole or in part any default, breach, non-performance and/or non-observance by the Servient Owner of any of the covenants or obligations of the Servient Owner herein contained.

4)	This Restrictive Covenant shall bind and enure to the benefit of the Parties and their respective successors and assigns, including, without limitation, successors in title to the Dominant Lands and the Servient Lands.

The next page is the execution page for this Agreement.

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Execution Page

IN WITNESS WHEREOF the Parties have executed this Restrictive Covenant effective as of the 25th day of May, 2012.

BIOAMBER SARNIA INC.
Per:

Name:
Title:

I have authority to bind the corporation.

LANXESS INC.
Per:

Print Name:
Title:

Print Name:
Title:

We have authority to bind the corporation.

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APPENDIX 1

DESCRIPTION OF DOMINANT LANDS

For the purposes of the Restrictive Covenant to which this document is attached as Appendix 1, “Dominant Lands” means the following lands:

Firstly, Part of Lot 4, Registered Compiled Plan No. 725, designated as Part 51 on Reference Plan 25R-6118, saving and excepting therefrom Parts 2 and 12 on Reference Plan 25R-8485, City of Sarnia, County of Lambton; and

Secondly, Part of Lot 4, Registrar’s Compiled Plan No. 725, designated as Part 5 on Reference Plan 25R-6117.

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SCHEDULE “K”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

EXISTING SERVICES AND IMPROVEMENTS TO BE RETAINED FOR DEVELOPMENT OF PLANT

A.	TO BE RETAINED AND DESCRIBED BY EASEMENT:

1.	24” Cooling Water (a.k.a. Service Water) underground line to valve in pit

(connection point for service water supply to Plant along north side of Lands, specifically described by retained easement).

2.	LANXESS Utility Piperack and 165 psig steam line

(connection point for steam supply to Plant along north side of Lands, specifically described by retained easement).

B.	TO BE RETAINED BUT MAY BE REMOVED BY PURCHASER (AT ITS EXPENSE) IN COORDINATION WITH VENDOR IF DEVELOPMENT OF LANDS REQUIRES:

1.	8” Firewater underground stub and thrust block

(possible connection point for new Plant firewater system at property edge along north side of Lands).

2.	Oily Water catch basin and underground collection piping stubs

(possible connection point for Plant waste water for treatment by Vendor at north-west corner of Lands).

3.	10” Firewater underground tub, cap and thrust block

(possible connection point for new Plant firewater system at property edge along east side of Lands, west of Vendor’s Pilot Plant).

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SCHEDULE “L”

TO AGREEMENT OF PURCHASE AND SALE

BETWEEN LANXESS INC. AND BIOAMBER SARNIA INC.

PURCHASER’S EARLY WORKS

The following list summarizes the work to be performed by the Purchaser on the Lands as “Purchaser’s Early Works”:

•	Geotech Survey

•	Land Survey - Purchaser’s land boundaries

•	Permanent Fencing

•	Temporary fencing for construction

•	Site preparation for:

1.	Site office trailer complex

2.	Site construction washroom facilities

3.	Site construction security

4.	Site construction temporary hydro hook ups

5.	Water and sewer hook ups for washroom trailers

6.	Phone systems for trailers

7.	Computer systems for trailers

8.	Time clock system

•	Site Plan Approval

•	Roadwork’s needed for construction access to the site

•	Parking lot for construction employees

•	Underground tie-ins to the City water system and sewers

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